Exhibit 99.2

ADMISSION DOCUMENT

For admission to Trading of Common Shares on

Merkur Market

SINO AGRO FOOD, INC.

(A Public Company incorporated under the Laws of the State of Nevada, United States)

This admission document (the "Admission Document") has been prepared by Sino Agro Food, Inc. (the "Company" or "Sino Agro Food") solely for use in connection with the admission to trading of the Company's common shares, each with a par value of USD 0.001 (the "Common Shares") on Merkur Market (the "Admission to Trading").

Investing in the Common Shares and the VPS Registered Common Shares involves a high degree of risk. See section 1 "Risk factors".

THIS ADMISSION DOCUMENT SERVES AS AN ADMISSION DOCUMENT ONLY, AS REQUIRED BY THE MERKUR MARKET ADMISSION RULES. THIS ADMISSION DOCUMENT DOES NOT CONSTITUE AN OFFER TO BUY, SUBSCRIBE OR SELL ANY OF THE SECURITIES DESCRIBED HEREIN, AND NO SECURITIES ARE BEING OFFERED OR SOLD PURSUANT HERETO.

Merkur Market is a multilateral trading facility operated by Oslo Børs ASA. Merkur Market is subject to the rules in the Securities Trading Act and the Securities Trading Regulations that apply to such marketplaces. These rules apply to companies admitted to trading on Merkur Market, as do the marketplace’s own rules, which are less comprehensive than the rules and regulations that apply to companies listed on Oslo Børs and Oslo Axess. Merkur Market is not a regulated market, and is therefore not subject to the Stock Exchange Act or to the Stock Exchange Regulations. Investors should take this into account when making investment decisions.

Manager

12 January 2016

IMPORTANT INFORMATION

This Admission Document has been prepared by the Company in connection with the admission to trading of the Company's Common Shares on Merkur Market.

For the definitions of terms used throughout this Admission Document, see section 13 and 14 of this Admission Document.

The Company has furnished the information in this Admission Document. This Admission Document has been prepared to comply with the Merkur Market Admission Rules. Oslo Stock Exchange has reviewed and approved this Admission Document in accordance with the Merkur Market Admission Rules. The Oslo Stock Exchange has not controlled or approved the accuracy or completeness of the information included in this Admission Document. The approval by the Oslo Stock Exchange only relates to the information included in accordance with pre-defined disclosure requirements. The Oslo Stock Exchange has not made any form of control or approval relating to corporate matters described, or referred to, in this Admission Document. The Admission Document has been published in an English version only.

The Company is incorporated under the laws of the State of Nevada, the Nevada Revised Statutes (the "NRS"). In order to facilitate the registration and trading of the Common Shares in the form of VPS Registered Common Shares on Merkur Market, the Company has entered into a registrar agreement (the "Registrar Agreement") with Nordea Bank Norge ASA (the "VPS Registrar") for the registration of the beneficial interests in certain of its Common Shares, in book-entry form with the Norwegian Central Securities Depository ("VPS"). Such Common Shares are in this Admission Document referred to as "VPS Registered Common Shares". Under the Registrar Agreement, the VPS Registrar is registered as holder of the Common Shares in the Company's register in DTC. Under the Registrar Agreement, the VPS Registrar will register the beneficial interests in such Common Shares in book-entry form in the VPS in the form of VPS Registered Common Shares under the same ISIN as for the Common Shares. Therefore, it is not the Common Shares issued in accordance with the NRS that will be traded on Merkur Market, but the beneficial interests in such Common Shares registered in the VPS (in book-entry form) as VPS Registered Common Shares. For a further description of the VPS registration of the VPS Registered Common Shares, see section 8.2 "VPS registration of the VPS Registered Common Shares".

All inquiries relating to this Admission Document should be directed to the Company or the Manager. No other person has been authorized to give any information, or make any representation, on behalf of the Company and/or the Manager in connection with the Admission to Trading, if given or made, such other information or representation must not be relied upon as having been authorized by the Company and/or the Manager.

The information contained herein is as of the date hereof and subject to change, completion or amendment without notice. There may have been changes affecting the Company or its subsidiaries (together the "Group") subsequent to the date of this Admission Document. Any new material information and any material inaccuracy that might have an effect on the assessment of the Common Shares and/or the VPS Registered Common Shares arising after the publication of this Admission Document and before the Admission to Trading will be published and announced promptly in accordance with the Merkur Market Admission Rules. Neither the delivery of this Admission Document nor the completion of the Admission to Trading at any time after the date hereof will, under any circumstances, create any implication that there has been no change in the Group's affairs since the date hereof or that the information set forth in this Admission Document is correct as of any time since its date.

The distribution of this Admission Document in certain jurisdictions may be restricted by law. This Admission Document does not constitute an offer of, or an invitation to purchase, the securities described herein and no securities are being offered or sold pursuant to this Admission Document in any jurisdiction. No one has taken any action that would permit a public offering of the Common Shares or the VPS Registered Common Shares. Accordingly, neither this Admission Document nor any advertisement or any other offering material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Sino Agro Food requires persons in possession of this Admission Document to inform themselves about and to observe any such restrictions.

The Common Shares and the VPS Registered Common Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.

This Admission Document shall be governed by and construed in accordance with Norwegian law. The courts of Norway, with Oslo District Court (Nw: Oslo tingrett) as legal venue, shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Admission Document.

TABLE OF CONTENTS

1	RISK FACTORS	6

1.1	Risks associated with the Group's operations	6
1.2	Risks associated with the industry in which the Group operates	10
1.3	Risks related to doing business in China	11
1.4	Risks related to the political and legal environment	13
1.5	Risks Relating to the Common Shares and the VPS Registered Common Shares	16

2	PERSONS RESPONSIBLE	18

3	INDUSTRY OVERVIEW	19

3.1	Economic outlook China	19
3.2	Agriculture in China	19
3.3	China's support foragriculture	19
3.4	Agricultural consumption	20
3.5	Expenditure on food	20
3.6	Food preferences	21
3.7	The market for aquatic products and aquaculture in China	21
3.8	The market for meat in China	22
3.9	The market for fertilizer in China	24
3.10	Market for fruits and vegetables in China	24

4	INFORMATION ABOUT THE ISSUER	26

4.1	Corporate information	26
4.2	Legal structure	26
4.3	History	29
4.4	Business model	30
4.5	Business overview	32
4.6	Aquaculture division	33
4.7	Integrated Cattle Farm division (SJAP)	36
4.8	Organic Fertilizer (HSA) division	41
4.9	Cattle farms (MEIJI) division	42
4.10	Plantation division	43
4.11	Marketing & Trading Division	43
4.12	Project Development Division	44
4.13	Intellectual Property Rights	46
4.14	Borrowings, loans receivables and contractual obligations	47
4.15	Material Agreements	50
4.16	Legal and arbitration proceedings	54
4.17	Spin-off	55

5	BOARD OF DIRECTORS, MANAGEMENT, EMPLOYEES, AND CORPORATE GOVERNANCE	56

5.1	Board of Directors	56
5.2	Management	58
5.3	Stock option plans	59
5.4	Benefits upon termination	60
5.5	Employees	60
5.6	Board committees	60
5.7	Corporate Governance	61
5.8	Conflicts of interest etc.	61
5.9	Ownership structure	61

6	GENERAL INFORMATION	63

6.1	Presentation of Financial Information and Certain Other Information	63

6.2	Cautionary note regarding forward-looking statements	64

7	FINANCIAL INFORMATION	66

7.1	Independent auditors	66
7.2	Working capital statement	66
7.3	Related party transactions and certain relationships	66

8	CORPORATE INFORMATION AND DESCRIPTION OF SHARE CAPITAL	68

8.1	Authorized and issued share capital	68
8.2	VPS registration of the VPS Registered Common Shares	68
8.3	Share capital history	69
8.4	Share repurchase and treasury shares	71
8.5	Other financial instruments	71
8.6	Articles of Incorporation, By-laws and Nevada law	71

9	INFORMATION CONCERNING THE SECURITIES TO BE ADMITTED TO TRADING	79

9.1	Admission to trading of the Common Shares	79
9.2	The rights conferred by the Common Shares and the VPS Registered Common Shares	79
9.3	Payout policy	79
9.4	Legal constraints on the distribution of dividends	79

10	SECURITIES TRADING ON MERKUR MARKET	80

10.1	Trading and settlement	80
10.2	Information, control and surveillance	80
10.3	The VPS and transfer of VPS Registered Common Shares	80
10.4	Nominee accounts	81
10.5	Foreign investment in shares admitted to trading in Norway	81
10.6	Insider trading	82

11	TAXATION	83

11.1	United States taxation	83
11.2	Norwegian tax rules	84
11.3	Double Taxation Agreement with the US	86

12	ADDITIONAL INFORMATION	87

12.1	Manager and advisers	87
12.2	Documents incorporated by reference	87

13	DEFINED TERMS AND ABBREVIATIONS	89

14	GLOSSARY OF TECHNICAL TERMS	92

APPENDICES

APPENDIX 1:	ARTICLES OF INCORPORATION	A1

APPENDIX 2:	BYLAWS	A2

1	RISK FACTORS

Investing in the Common Shares and the VPS Registered Common Shares involves inherent risks. This section 1 "Risk Factors" contains an overview of the risk factors that are known to the Company and considered material by it. Prospective investors should consider, among other things, the risk factors set out in this Admission Document before making an investment decision, and should consult his or her own expert advisors as to the suitability of an investment in the Common Shares and the VPS Registered Common Shares. An investment in the Common Shares and the VPS Registered Common Shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of the investment. If any of the following risks actually occurs, individually or together with other circumstances, the Company's business, financial position, cash flow and operating results could be materially and adversely affected, which may cause a decline in the value and trading price for the Common Shares and the VPS Registered Common Shares that could result in a loss of all or part of any investment in the Common Shares and the VPS Registered Common Shares.

The order in which the risks are presented below is not intended to provide an indication of the likelihood of their occurrence nor of their severity or significance. The information in this section is as of the date of this Admission Document.

1.1	Risks associated with the Group's operations

1.1.1	Current global economic and credit environment

Since 2008, global market and economic conditions have been disrupted and volatile as a consequence of the global financial crisis and the ongoing sovereign debt crisis of Portugal, Ireland, Italy, Greece and Spain has caused further concerns of growth, inflation and poor liquidity. Concerns subsequent to the global financial crisis include increased energy costs, geopolitical issues, the availability and cost of credit, the United States mortgage market sub-prime collapse and a declining residential real estate market in the United States. These factors have contributed to an increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global recession. It is difficult to predict how long the current economic conditions will persist, whether they will deteriorate further, and whether any of the Company's products, if not all of them, will be adversely affected. In addition, should United States interest rates be raised, the growth of the US economy could be hampered and its stock markets could see declines. Such a development would negatively affect the Company's business, financial condition and results of operation.

1.1.2	Need for additional financing to expand the business

The Group's capital requirements in connection with the planned vertically integrated development and growth plan of its business are significant. Although the Company has sufficient liquidity to operate within its planned scale of operations for the next twelve months calculated from the first date of admission to trading on Merkur Market; to accomplish the capital projects objectives according to the Group's five year plan and to execute the Group's business strategy, the Group expects that it will need access to additional capital on appropriate terms for project funding requirements either as debt or equity at the appropriate time. The Group currently has no commitments with any third party to obtain such additional financing and it cannot be assured that the Company will be able to obtain the requisite additional financing on any terms and, if the Company is able to raise additional funds, it may be necessary for the Company to issue additional securities at a discount from the market price and on other terms which may be disadvantageous to the Group and its shareholders, and thereby negatively affecting the Company's business, financial condition and results of operation. In addition, under the terms of the Company's Note (as defined below) issued to ECAB (as defined below), ECAB has a right of first refusal, for as long as any note is outstanding, exercisable for thirty (30) calendar days after notice to the Note-holder, to make loans to the Company and its subsidiaries or to purchase securities proposed to be offered and sold by the Company or its subsidiaries. There can be no assurance that the remaining shareholders of the Company will be permitted to or able to participate in any new offering of Common Shares, and consequently risk a dilution of their holding.

1.1.3	Operating as a vertically integrated operator

In most developed counties, risks of agriculture operations are shared to a certain degree by different sectors in the agricultural industry. For example:

•	Research and development are often initiated and supported by government departments;
•	Primary producers are mainly concerned with the growing risks of the produce;
•	Marketing companies assume the risks of marketing the produce;
•	Trading houses sell the produce and assume the credit risks of the sales; and
•	Logistics companies assume the risks of transporting the produce.

As a vertically integrated operator, the Company assumes all the above-mentioned risks. China is a developing country, and compared to other developed nations its agriculture industry is not modern. Thus, the Company is developing its business operation in a vertically integrated manner in order to achieve reasonable profit margins. Although the multiple layers of profits generated through vertical integration may compensate to some degree for the variety of risks that the Company faces through the multiple operations, the overall risk remains significant.

1.1.4	Land Use Rights

The legal and administrative procedures required to secure leasing of land in China is a long and complicated process. The Company leases land that is either collective owned land or state owned land. The lease term varies from 27 to 60 years. As further described in section 4.15.3 below, there are certain uncertainties (e.g. the lease term may not exceed 30 years and not all transfers have yet been registered accordingly) in respect of certain leased land due to the fact that not all requirements have been fulfilled or not yet registered. As of the date of this information, the mentioned registration processes are still pending on approval by relevant authorities. However, the Company is protected from these uncertainties in agreements with the relevant local Chinese partners and relevant registration processes have been initiated. During this process the Company is largely dependent on its contracting Chinese local partners and good relationships with the authorities who control the administrative process.

The Company's subsidiary Hunan Shenghua A Power Agriculture Co. Ltd. ("HSA") has acquired land use rights for certain state owned land for which it has not obtained a land use right certificate. Accordingly, such land cannot, for the time being, be lawfully mortgaged or transferred. Moreover, the Company's subsidiary Capital Award Inc. ("CA") has entered into an agreement for the acquisition of the contractual operating and use rights of certain collective owned land for which transfer procedures have not been completed. CA is not an enterprise registered in mainland China and therefore, according to Chinese law, cannot acquire the contractual operating and use rights of collective owned land. However, Sino Agro Food is currently in negotiations to designate one of its Chinese subsidiaries for the purpose of entering into a new agreement. In this respect, the Company is preparing the draft of agreement for one of its subsidiaries to acquire the operation and land use right of the mentioned block of land aiming to complete such process on or before end of March 2016.

There can be no assurance that the Company can hold all of the leased land on its current terms and conditions. In the event that the Company's lease of land is subject to a challenge that it has been improperly leased there is no assurance that the Company will not lose such leased land, which would affect the Company's business, financial condition and results of operation in a material adverse manner.

1.1.5	Risks associated with the Zhongshan New Prawn Construction Project

In March of 2014, Sino Agro Food announced that its subsidiary, CA, was granted a contract to build an 8,000 MU prawn and agriculture center in Zhongshan City. CA has been engaged to provide construction and development services, as well as consulting support in the form of management, supervision, and training. The contract price for phase 1 of the project is stipulated at USD 160 million +/- 15%. If project costs exceed this number, there are no provisions in the agreement providing for extra compensation. However, under Chinese law, CA is entitled to be compensated if the Chinese party has asked for work in excess of what the estimate in the current contract is based on. There is no assurance that actual project costs will not exceed the contract price. If such risks materialize, and the Company is not awarded extra compensation, the Company's business, financial condition and results of operation may be affected in a material adverse manner.

1.1.6	No assurance of successful expansion of operations

The significant increase in the scope and the scale of the products facilities launch and infrastructure cost, including the hiring of additional personnel, has resulted in significantly higher operating expenses. As a result, the Company anticipates that the operating expenses will continue to increase as production is ramped up. Expansion of the operations may also cause a significant demand on the management, finances and other resources. The ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the business could lead to the quality of products and services suffering and have a material adverse effect on the Company, its business, financial condition and results of operations.

1.1.7	Expansion production capacity

Part of the Group's future growth strategy is to increase production capacity to meet increasing demand for existing goods. Assuming that the Group obtains sufficient funding to increase production capacity, any projects that the Company undertakes to increase such capacity may not be constructed on the anticipated timetable or within budget. The Company may also experience quality control issues as the Group implements these production upgrades. Any material delay in completing these projects, or any substantial increase in costs or quality issues in connection with these projects, could materially delay the ability to bring products to the market and adversely affect the Company, its business, financial condition and results of operation.

1.1.8	Change in Chinese policy toward the agriculture industry

As producers active in the agriculture industry, the Company's subsidiaries are largely presently exempt from income tax and enjoy various incentive grants and subsidies given by the Chinese government. If the Chinese government were to change its presently favorable policy toward the agriculture industry, there is a risk that the Company could no longer take advantage of the present tax-related privileges, which would adversely affect the Company's business, financial condition and results of operation. Certain of the Company's Chinese subsidiaries are still in the process of applying for tax exemptions for 2015. It is standard procedure that a company exempted from VAT and income tax according to applicable tax law shall be subject to annual prior approval by the competent tax authorities. There is no legal risk that a tax exemption will not be granted if the application is duly made and all application documents are complete and valid as required by the relevant tax authorities. In so far the Chinese Government is maintaining all tax related privileges for the Agriculture industry and the Company is expecting that will continue for a number more years.

1.1.9	Intellectual Property

The Company's patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets. Various events outside of the Company's control may pose a threat to its intellectual property rights as well as to its products and services. For example, effective intellectual property protection may not be available in China and other countries in which the Company's products are sold. Also, although the Company has registered its trademark in China, the Company's efforts to protect its proprietary rights may not be sufficient or effective. Any significant impairment of the Company's intellectual property rights could harm the Company's business or its ability to compete and hurt the Company's results of operation. Also, protecting intellectual property rights is both costly and time consuming, and policing unauthorized use of the Company's proprietary technology can be difficult and expensive. Any unauthorized use of the Group's intellectual property could make it more expensive for the Group to do business and harm the Company's operating results.

In November 2008, the Company's Hong Kong subsidiary, Tri-way Industries Limited ("TRW"), entered into an agreement with the inventor of a patent concerning the sale and purchase of the master licence rights of a patent relating to methods of processing plant straw into animal fodder and industrialisation of product of plant straw fodder. The patent assignment has not yet been registered with the relevant Chinese authorities and accordingly, under Chinese law, the patent shall not appose to third parties who are in good faith. Moreover, in May 2009, TRW (as licensor) entered into a sub-licence agreement with a related party concerning the sub-licensing of the above-mentioned patent. The licence period is 50 years; however, as effective patent protection for the patent is 20 years, the excess part of the term is void under Chinese law. The parties have no intention to perform the sub-licence agreement, and the contracting parties have terminated the said agreement accordingly.

In June 2011, the Company's Chinese subsidiary, Qinghai Sanjiang A Power Agriculture Co. Ltd. ("SJAP"), entered into an agreement with a related party pursuant to which the related party transferred certain trademarks as well as a microbial patent. An evaluation report was not filed with the transaction. Although this is not a formal requirement under Chinese law, this failure to file the evaluation report may lead to the contract being challenged in the future on the basis of unfairness. Moreover, as the transferor is not the owner of the trademark, the said agreement is void under Chinese law and SJAP has therefore not obtained ownership of the aforementioned trademarks. If SJAP uses the trademark without prior consent of the trademark owner, this would constitute trademark infringement. SJAP is intending to write off such arrangement in their book and not to use the relevant trademark.

The Company's success mainly depends on the ability to use and develop technology and product designs without infringing upon the intellectual property rights of third parties. The Group may be subject to litigation involving claims of patent infringement or violations of other intellectual property rights of third parties. Holders of patents and other intellectual property rights potentially relevant to Sino Agro Food's product offerings may be unknown to the Company, which may make it difficult for the Company to acquire a license on commercially acceptable terms. There may also be technologies licensed to the Company that are subject to infringement or other corresponding allegations or claims by third parties which may damage the Company's ability to rely on such technologies. In addition, although the Company endeavors to ensure that companies that work with the Group possess appropriate intellectual property rights or licenses, the Company cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in the Group's products or by companies the Group works with in cooperative research and development activities. The Company's current or potential competitors may have obtained or may obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of the Company's technical personnel and management. These factors could effectively prevent the Company from pursuing some or all of its business operations and result in customers or potential customers deferring, cancelling or limiting their purchase or use of the Company's products, which may have a material adverse effect on the Company's business, financial condition and results of operations.

1.1.10	Employees

Sino Agro Food's performance largely depends on the talents, knowledge, skills and know-how and efforts of highly skilled individuals and in particular, the expertise held by the chief executive officer, Mr. Solomon Lee. His absence, were it to occur, could materially and adversely impact the development and implementation of the projects and businesses. The Company's future success depends on its continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas in the organization. Sino Agro Food's continued ability to compete effectively depends on its ability to attract new technology developers and to retain and motivate existing contractors. If one or more of the executive officers are unable or unwilling to continue in their present positions, Sino Agro Food may not be able to replace them readily, if at all. Therefore, the business may be severely disrupted, and Sino Agro Food may incur additional expenses to recruit and retain new officers. In addition, if any of the Company's executives joins a competitor or forms a competing company, Sino Agro Food may lose some of its customers. These factors would have a negative effect on the Company's business, financial condition and results of operation.

1.1.11	Competition

The markets for the products sold by Sino Agro Food are both competitive and price sensitive. Many of Sino Agro Food's competitors have significant financial, operations, sales and marketing resources and experience in research and development and compete with the Company by offering lower prices. Competitors could develop new technologies that compete with the products on achieving a lower unit price. If a competitor develops superior technology or cost-effective alternatives to the products and services, the business could be seriously harmed as they may achieve a lower price for the same quality, which would affect the Company's business, financial condition and results of operation.

The markets for some of the products are also subject to specific competitive risks because these markets are highly price competitive. The competitors have competed in the past by lowering prices on certain products. If they do so again, Sino Agro Food may be forced to respond by lowering its prices. This would reduce sales revenues and increase losses. Failure to anticipate and respond to price competition may also impact sales and aggravate losses.

1.1.12	Risks related to customers

The Group has a few major customers whose business in periods represents approximately 40-75 percent of the Group's total revenue. The dependence on a few major customers results in an increased exposure to business and credit risks. In the event of a substantial reduction in orders from any of the Group's major customers, termination of a business relationship with any of these customers or if full payment is not received from any of them, this could have a material adverse effect on the Group's business, financial condition and results of operation.

1.1.13	Financial reporting

The Company prepares its consolidated financial statements in accordance with US GAAP, which requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods covered thereby. Actual results could differ from these estimates. Further, a change in the regulations regarding financial reporting might affect the valuation of the Company's assets and liabilities. These factors might negatively impact the Company's financial condition and results of operation.

1.1.14	Sino Agro Food is a holding company

According to the specific characteristics of agricultural production in China, Sino Agro Food has given its subsidiaries and their farms a certain degree of independence in their decision-making processes. On one hand, this independence increases the sense of ownership at all levels, on the other hand it has also increased the difficulty of the integration of operation and management as a practical matter. In the event the Company is not able to successfully manage its subsidiaries this will result in operating difficulties and have a negative impact on the Company's business.

1.1.15	The Company has announced an intention to spin-off its aquaculture operations

On November 11, 2015, the Company announced its plan to spin-off and seek a separate listing of its aquaculture operations on the Oslo Stock Exchange (please refer to section 4.17 below for a further description). There can be no assurance that the contemplated spin-off and subsequent listing of its aquaculture operations will occur, nor that such spin-off will be successful. There can furthermore be no assurance that the remaining parts of the Group, in the event that the spin-off is implemented, will be attractive to investors. These factors could have a negative effect on the Company's business, financial condition and results of operation.

1.2	Risks associated with the industry in which the Group operates

1.2.1	Potential environmental factors on the assets

Sino Agro Food's financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes which are unpredictable and outside of Sino Agro Food's control. For example, in early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or "SARS". During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. The Company's business could be materially and adversely affected by the effects of such or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu first occurred in Mexico and quickly spread to other countries, including the United States and China. In the last decade, China has suffered health epidemics related to the outbreak of avian influenza and SARS. Any prolonged occurrence or recurrence of such epidemics or other adverse public health developments in China may have a material adverse effect on the Company and its business, financial condition and results of operation. Furthermore, the 2008 Sichuan earthquake also had a negative impact on many businesses in the region, and future earthquakes or similar adverse weather conditions may have a significant negative impact on the Group's business.

1.2.2	Sino Agro Food's agricultural assets are situated in three provinces in China and crop disease, severe weather, natural disasters and other conditions affecting the environment, including the effects of climate change, could result in substantial losses and weaken the Company's financial condition

Sino Agro Food's agricultural operations are situated in Qinghai Province, Hunan and Guangdong Province. Qinghai Province in particular is subject to occasional periods of drought. Crops require water in different quantities at different times during the growth cycle. The limited water resource at any given point can adversely impact production. The Company's cropping and pasture land presently comprises over 5,000 acres, an area too big and too costly to afford drip irrigation systems for the Company's crops. Hunan, the district of Linli, in which Sino Agro Food has over 300 acres of crop and pasture land, may from time to time be subject to flooding that could affect the Company's agriculture production. In Enping, Guangdong, the Company's HU plants (see description in section 4.10 below) are very susceptible to dry and wet seasonal variation that could also affect the Company's agriculture production.

Crop disease, severe weather conditions, such as floods, droughts, windstorms and hurricanes, and natural disasters, may adversely affect the Company's supply of one or more products, reduce its sales volumes, increase its unit production costs or prevent or impair its ability to ship products as planned. Since a significant portion of the Company's costs are fixed and contracted in advance of each operating year, volume declines due to production interruptions or other factors could result in increases in unit production costs, which could result in substantial losses and weaken the Company's financial condition. The Company may experience crop disease, insect infestation, severe weather and other adverse environmental conditions from time to time. Severe weather conditions may occur with higher frequency or may be less predictable in the future due to the effects of climate change.

An occurrence of such an event might result in material disruptions to the Company's operations, to the operations of its customers or suppliers, resulting in a decline in the agriculture industry. There can be no assurance that the Company's facilities or products will not be affected by any such occurrence in the future, which occurrence may lead to adverse conditions to the Company's operations and financial results.

1.2.3	Fluctuation in price of agricultural products

Because agricultural products are commodities, Sino Agro Food is not able to predict with certainty what price Sino Agro Food will receive for its products. Additionally, the growth cycle of such products in many instances dictates when such products must be marketed to achieve the maximum profitability. Excessive supplies tend to cause severe price competition and lower prices throughout the industry affected. Conversely, shortages may drive the prices higher. Shortages often result from adverse growing conditions which can reduce the availability of the agricultural products affected. Since multiple variables can affect supply and demand, the Company cannot accurately predict or control from year to year what prices, either favorable or unfavorable, it will receive from the market.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of the Company's products. To the extent that consumer preferences evolve away from products that Sino Agro Food produce for health or other reasons, and Sino Agro Food is unable to modify its products or to develop products that satisfy new consumer preferences, there will be a decreased demand for the products. However, even if market prices are unfavorable, some of the Company's agricultural products which are ready to be, or have been, harvested must be brought to market promptly. A decrease in the selling price received for the Company's products due to the factors described above could have a material adverse effect on the Company and its business, financial condition and results of operation.

1.2.4	The risk of product contamination and product liability claims

The sales of the products may involve risk of injury to consumers. Such injuries may result from tampering by unauthorized personnel, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, or residues introduced during the growing, packing, storage, handling or transportation phases. While the Company is subject to governmental inspection and regulations and believe the facilities comply in all material respects with all applicable laws and regulations, including internal product safety policies, Sino Agro Food cannot be sure that consumption of its products will not cause a health-related illness in the future or that Sino Agro Food will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that Sino Agro Food's products caused illness or injury could adversely affect its reputation with existing and potential customers and the brand image. The Company does not maintain product liability insurance. These factors could impact the Company's business, financial condition and results of operation in a material adverse manner.

1.3	Risks related to doing business in China

1.3.1	Requirement to hold certain licenses according to PRC law

Sino Agro Food holds various permits, business licenses, and approvals authorizing Sino Agro Food's operations and activities, which are subject to periodic review and reassessment by the Chinese authorities. Standards of compliance necessary to pass such reviews change from time to time and differ from jurisdiction to jurisdiction, leading to a degree of uncertainty. Some of the existing permits are also due to expire during the next year. In this respect, all applicable permits and licenses have been renewed. However if any future renewals, or new permits, business licenses or approvals required in connection with existing or new facilities or activities, are not granted or are delayed, or if existing permits, business licenses or approvals are revoked or substantially modified, Sino Agro Food may not be able to continue to operate its facilities which would have a material adverse effect on the Company. If new standards are applied to renewals or new applications, it could result in additional costs to meet these new standards, which may adversely affect the Company and its business, financial condition and results of operation.

1.3.2	The PRC economic cycle

Sino Agro Food believes that the rapid growth of the Chinese economy before 2008 generally led to higher levels of inflation. In addition, China's economy has more recently experienced a decrease in its growth rate. A number of factors have contributed to this deceleration, including appreciation of the RMB, which has adversely affected China's exports. The deceleration of China's economic growth may have been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general or the Chinese economy in particular. Slowing economic growth in China could have a negative impact on the Company and its business, financial condition and results of operation.

1.3.3	Currency fluctuations and restrictions on currency exchange

The exchange rate of the RMB is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, with the authorization of the State Council of the PRC, announced that the RMB exchange rate would no longer be pegged to the USD and would float based on market supply and demand with reference to a basket of currencies. According to public reports, the governor of the People's Bank of China has stated that the basket is composed mainly of the USD, the Euro, the Japanese Yen and the South Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the basket has not been announced.

The initial adjustment of the RMB exchange rate was an approximate 2 percent revaluation from an exchange rate of 8.28 RMB per USD to 8.11 RMB per USD. The People's Bank of China also announced that the daily trading price of the USD against the RMB in the inter-bank foreign exchange market would be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading prices of the non-USD currencies against the RMB would be allowed to move within a certain band announced by the People's Bank of China. The People's Bank of China has stated that it will make adjustments of the RMB exchange rate band when necessary according to market developments as well as the economic and financial situation. In a later announcement published on May 18, 2007, the band was extended to 0.5 percent. Since July 2008, the RMB has traded at 6.83 RMB per USD. Recent reports indicate an upward revaluation in the value of the RMB against the USD may be allowed. The People's Bank of China announced on June 19, 2010 its intention to allow the RMB to move more freely against the basket of currencies, which increases the possibility of sharp fluctuations in the value of the RMB in the near future and thus the unpredictability associated with the RMB exchange rate.

Despite this change in its exchange rate regime, the Chinese government continues to manage the valuation of the RMB. The value of Sino Agro Food's securities will be indirectly affected by the foreign exchange rate between the USD and the RMB. Appreciation or depreciation in the value of the RMB relative to the USD would affect Sino Agro Food's financial results reported in USD terms without giving effect to any underlying change in its business. Fluctuations in the exchange rate will also affect the relative value of any dividend Sino Agro Food issue that will be exchanged into USD, as well as earnings from, and the value of, any USD-denominated investments the Company makes in the future.

The income statements of the Company's operations are converted into USD at the average exchange rates in each applicable period. To the extent the USD strengthens against foreign currencies, the conversion of these foreign currencies denominated transactions would result in reduced revenue, operating expenses and net income for the international operations. Similarly, to the extent the USD weakens against foreign currencies, the conversion of these foreign currency denominated transactions would result in increased revenue, operating expenses and net income for the international operations. Sino Agro Food is also exposed to foreign exchange rate fluctuations as it converts the financial statements of foreign subsidiaries into USD in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries' financial statements into USD will lead to a translation gain or loss, which is recorded as a component of other comprehensive income. In addition, Sino Agro Food has certain assets and liabilities that are denominated in currencies other than the relevant entity's functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.

1.3.4	Limited hedging transactions are available in China

Very limited hedging transactions are available in China to reduce the Company's exposure to exchange rate fluctuations. To date, Sino Agro Food has not entered into any hedging transactions. While Sino Agro Food may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and the Company may not be able to successfully hedge its exposure at all. In addition, foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict the Company's ability to convert RMB into foreign currencies, which would negatively affect the Company's business, financial condition and results of operation.

1.3.5	Under the PRC Enterprise Income Tax Law, Sino Agro Food may be classified as a "resident enterprise"

On March 16, 2007, the National People's Congress in the PRC approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, (the "EIT Law"), which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise", meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define "de facto management bodies" as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise; however, it remains unclear whether the PRC tax authorities would deem Sino Agro Food's managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign company on a case-by-case basis. If the Company is considered a "resident enterprise" this could have a negative impact on the Company and its business, financial condition and results of operation.

1.4	Risks related to the political and legal environment

1.4.1	Sino Agro Food's business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China

Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, Sino Agro Food may not be aware of any violation of these policies and rules until sometime after any such potential violation which could adversely affect the Company and its business, financial condition and results of operation.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, China's experience in implementing, interpreting and enforcing these laws and regulations is limited, and the Company's ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights Sino Agro Food may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, the Company may be unable to prevent these situations from occurring, and thereby the Company's business, financial condition and results of operation might be adversely affected.

1.4.2	Contract drafting, interpretation and enforcement in China involve significant uncertainty

Sino Agro Food has entered into numerous contracts governed by PRC law, many of which are material to the business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and to not be as comprehensive in defining contracting parties' rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the west, and the result of any contract dispute is subject to significant uncertainties. Therefore, Sino Agro Food cannot assure investors that it will not be subject to disputes under its material contracts, and if such disputes arise, Sino Agro Food cannot assure investors that it will prevail. Such disputes might negatively affect the Company's business, financial condition and results of operation.

Sino Agro Food cannot assure its shareholders that the Company will be able to enforce any of its material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in more developed jurisdictions. The Company's potential inability to enforce or obtain a remedy under any of its current or future agreements could result in a significant loss of business, opportunities or capital. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, Norway and many other Western countries. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

1.4.3	The application of PRC regulations relating to the overseas admission to trading of PRC domestic companies is uncertain

On August 8, 2006, six PRC government agencies jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "New M&A Rules"), which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore "special purpose vehicles", that are (i) formed for the purpose of overseas listing of the equity interests of PRC companies via acquisition and (ii) are controlled directly or indirectly by PRC companies and/or PRC individuals, to obtain the approval of the China Securities Regulatory Commission (the "CSRC") prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises' securities on overseas stock exchanges, including a list of application materials regarding the listing on overseas stock exchanges by special purpose vehicles. The Company was and is not required to obtain the approval of CSRC under the New M&A Rules in connection with the admission to trading on Merkur Market because Sino Agro Food is not a special purpose vehicle formed or controlled by PRC individuals.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to Sino Agro Food is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on the Company's operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect on the Company.

1.4.4	Capital outflow policies in the PRC

The PRC has adopted currency and capital transfer regulations. These regulations may require that the Company comply with complex regulations for the movement of capital. The Company's Chinese subsidiaries must also obtain tax clearance certificates from the Chinese tax authorities to prove that all taxes have been duly paid before transferring or distributing cash to the Company. As a result of the aforementioned restrictions, the Company may not be able to remit all income earned and proceeds received in connection with its operations or from the sale of the operating subsidiary to the United States or to the shareholders, which might have a negative impact on the Company's business, financial condition and results of operation.

1.4.5	The use of the allocated land may be subject to challenges in the future

All land use rights that Sino Agro Food owns are land use rights relating to allocated land. The local governmental authorities have granted such land use rights to the Company for free use or at a discounted levy rate given a contribution to the development of the local economy. However, pursuant to the Catalogue on Allocated Land issued by the Ministry of Land Resources of the PRC (the "Catalogue"), the land use rights for allocated land may only be granted to those specific projects which are in compliance with the Catalogue, subject to the approval of the competent governmental authorities. Sino Agro Food, as a privately owned agricultural producer, may not be qualified to be granted such land use rights for allocated land according to the Catalogue. Consequently, the use of such land may be subject to challenge in the future, and the legal consequences could include the confiscation of such land by the governmental authorities or a demand that the Company pay a market price for purchasing the land use rights for such land and converting the allocated land use right to a granted land use right, which would have a material negative impact on the Company's business, financial condition and results of operation.

1.4.6	No insurance coverage

Sino Agro Food currently do not purchase property insurance for its properties, including raw materials, semi-manufactured goods, manufactured goods, buildings and machinery equipment, livestock, and the Company currently does not carry any product liability or other similar insurance, nor does it have business liability or business disruption insurance coverage for its operations in the PRC. There is no insurance covering risks incurred through seasonal variation consequences. In this respect, Sino Agro Food as an engineering based company has qualified personnel and staff to manage and to limit the occurrence of these relevant risk factors; however there is no guarantee that accidents or force majeure events will not happen, and if they happen, the consequences may have a material adverse effect on Sino Agro Food's business, financial condition and results of operations.

1.4.7	Chinese banks do not provide capital guarantee insurance

Banks and other financial institutions in the PRC and overseas do not provide insurance for funds held on deposit. A significant portion of the Company's assets are in the form of cash deposited with banks in the PRC and overseas, and in the event of bank failure, Sino Agro Food may not have access to, or may lose entirely, funds on deposit. Depending upon the amount of cash maintained in a bank that fails, the inability to have access to such cash deposits could have a material negative impact on the Company and its business, financial condition and results of operation.

1.4.8	Labor laws in the PRC

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC (the "New Labor Contract Law"), which became effective on January 1, 2008. The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer's decision to reduce its workforce. Further, it requires that certain terminations be based upon seniority and not merit. In the event Sino Agro Food decides to significantly change or decrease its workforce, the New Labor Contract Law could adversely affect the ability to effect such changes in a manner that is most advantageous to the business or in a timely and cost-effective manner, thus materially and adversely affecting the Company.

1.4.9	Bribery and corruption

Sino Agro Food is subject to the United States Foreign Corrupt Practices Act of 1977, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with Sino Agro Food, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. The Company cannot state, with any certainty, that its employees or agents will not engage in such conduct for which the Company might be held responsible. In the event that the Company's employees or agents are found to have engaged in such practices, Sino Agro Food could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operation.

1.5	Risks Relating to the Common Shares and the VPS Registered Common Shares

1.5.1	Provisions in the Company's organizational documents could make it difficult for its holders of Common Shares and VPS Registered Common Shares to replace or remove the current Board of Directors or have the effect as discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of the Common Shares and the VPS Registered Common Shares

Pursuant to the Company's Articles of Incorporation, as amended by a certificate of the designations, powers, preferences and rights of the Series A Preferred Shares dated 6 August 2010, the outstanding shares of series A preferred stock ("Series A Preferred Shares") shall vote together with the Common Shares as a single class and, regardless of the number of Series A Preferred Shares outstanding and as long as at least one Series A Preferred Share is outstanding, shall represent 80 percent of all votes entitled to be cast at any annual or special meeting of shareholders of the Company or action by written consent of shareholders. The voting rights of the VPS Registered Common Shares mirror the voting rights of the Common Shares, and is described in further detail below under the heading "There are certain risks connected to the VPS Registered Common Shares being registered in the VPS". Each outstanding Series A Preferred Share shall represent its proportionate share of the 80 percent which is allocated to the outstanding Series A Preferred Shares. The Company currently has 100 Series A Preferred Shares issued and outstanding, and consequently the holders of the Common Shares and the VPS Registered Common Shares will have no or limited chance of influencing the governance and operation of the Company.

1.5.2	The price of the Common Shares and the VPS Registered Common Shares may fluctuate significantly.

The trading price of the Common Shares and the VPS Registered Common Shares could fluctuate significantly in response to a number of factors beyond the Group's control, including quarterly variations in operating results, adverse business developments, changes in financial estimates and investment recommendations or ratings by securities analysts, significant contracts, acquisitions or strategic relationships, publicity about the Group its products and services or its competitors, lawsuits against the Group, unforeseen liabilities, changes to the regulatory environment in which it operates or general market conditions.

In recent years, and in particular during the past few weeks, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the industry in which the Group operates. Those changes may occur without regard to the operating performance of these companies. The price of the Common Shares and the VPS Registered Common Shares may therefore fluctuate based upon factors that have little or nothing to do with the Group, and these fluctuations may materially affect the price of its Common Shares and VPS Registered Common Shares respectively.

Following the access to trading on the Merkur Market, the Common Shares of the Company will be trading on two markets, namely the Merkur Market in the form of VPS Registered Common Shares and the OTCQB in the form of Common Shares. The trading price between the two market places may deviate and a fluctuation in one market may impact the pricing of the VPS Registered Common Shares and the Common Shares respectively in the other market.

1.5.3	Investors may not be able to exercise their voting rights for VPS Registered Common Shares registered in a nominee account

Beneficial owners of VPS Registered Common Shares that are registered in a nominee account (such as through brokers, dealers or other third parties) may not be able to vote such shares unless their ownership is re-registered in their names with the VPS prior to the Company's shareholder meetings. The Company cannot guarantee that beneficial owners of the VPS Registered Common Shares will receive the notice of a meeting of shareholders of the Company in time to instruct their nominees to either effect a re-registration of their VPS Registered Common Shares or otherwise vote for their VPS Registered Common Shares in the manner desired by such beneficial owners.

1.5.4	Future issuance of Common Shares or other securities may dilute the holdings of shareholders and could materially affect the price of the Common Shares and the VPS Registered Common Shares.

It is possible that the Company in the future may decide to offer additional shares or other securities in order to secure financing of new projects, in connection with unanticipated liabilities or expenses or for any other purposes. Any such additional offering would reduce the proportionate ownership and voting interests of holders of Common Shares and VPS Registered Common Shares, and could also adversely affect the earnings per share and the net asset value per share of the Company. Further, any offering by the Company could have a material adverse effect on the market price of the Common Shares and the VPS Registered Common Shares.

1.5.5	Shareholders outside the United States are subject to exchange rate risk.

The Common Shares traded on the OTCQB are priced in USD and the VPS Registered Common Shares traded on Merkur Market will be priced in NOK. Any future dividends will be declared in USD; however, payment on the VPS Registered Common Shares will be made in NOK. Accordingly, any VPS Shareholder outside the United States is subject to adverse movements in NOK against the USD and any VPS Shareholder located outside Norway is in addition subject to adverse movements in NOK against their local currency as the foreign currency equivalent of any dividends paid on the VPS Registered Common Shares or price received in connection with sale of such VPS Registered Common Shares.

1.5.6	There are certain risks associated with the VPS Registered Common Shares being registered in the VPS.

The underlying Common Shares represented by VPS Registered Common Shares are registered in DTC in the name of the VPS Registrar, which holds the underlying Common Shares as a nominee on behalf of the beneficial owners (the "VPS Shareholders"). For the purpose of enabling trading of the VPS Registered Common Shares on Merkur Market, the Company maintains a register in the VPS, where the beneficial ownership interests in the underlying Common Shares and transfer of such beneficial ownership interests are recorded in the form of VPS Registered Common Shares.

The Company has entered into a Registrar Agreement with the VPS Registrar where the VPS Registrar is appointed as registrar and nominee, in order to provide for the registration of each investor's beneficial ownership in the underlying Common Shares in the VPS on investors' individual VPS accounts in the form of VPS Registered Common Shares.

In accordance with market practice in Norway and system requirements of the VPS, the beneficial ownership of investors is registered in the VPS under the name of a "share" and the beneficial ownership is traded on the Merkur Market as "shares" in the Company. Investors who purchase shares (although recorded as owners of the

VPS Registered Common Shares in the VPS will have no direct rights against the Company.

Each VPS Registered Common Share represents evidence of beneficial ownership of one of the underlying Common Shares for the purposes of Norwegian law; however, such ownership would not necessarily be recognized by a United States or other court. The VPS Registered Common Shares are freely transferable with delivery and settlement through the VPS-system. Investors must look solely to the VPS Registrar for the payment of dividends, for the exercise of voting rights attached to the VPS Registered Common Shares and for all other rights arising in respect of the VPS Registered Common Shares.

2	PERSONS RESPONSIBLE

This Admission Document has been prepared by Sino Agro Food, Inc. in connection with the admission to trading of the Common Shares on the Merkur Market.

The Board of Directors of Sino Agro Food, Inc. accepts responsibility for the information contained in this Admission Document. The Board of Directors confirm that, having taken all reasonable care to ensure that such is the case, the information contained in this Admission document is, to the best of the Company's knowledge, in accordance with the facts and contains no omissions likely to affect its import.

12 January, 2016

The Board of Directors of Sino Agro Food, Inc.

Solomon Lee, Chairman of the Board	Peter Tan Paoy Teik, Director

Chen Bor Hann, Director	Nils-Erik Sandberg, Director

Koi Ming Yap, Director	Daniel Ritchey, Director

Lim Chang Soh, Director

3	INDUSTRY OVERVIEW

This section discusses the industry in which the Group operates. Certain of the information in this section relating to market environment, market developments, growth rates, market trends, industry trends, competition and similar information are estimates based on data compiled by professional organisations, consultants and analysts, in addition to market data from other external and publicly available sources, see section 6.1 "General Information—Presentation of Financial and Other Information—Sources of Industry and Market Data".

3.1	Economic outlook China

China's economy is at present second only to that of the United States, having overtaken Japan's role as number two in 20101. The OECD expects that China's real GDP will grow by 7.1 percent in 2015 and by 6.9 percent in 20162. The IMF expects that China will be the world's largest economy in 2017 with 18.3 percent of the world economy. The United States' share of the world economy is expected to fall to 17.9 percent by 20173.

The strong growth in China has delivered major improvements in living standards and poverty has been reduced dramatically.4 Based on the World Bank's classification, China recently graduated from lower to upper middle-income status. A growing emphasis on improving access to health and education as well as high investment in infrastructure have helped spread the benefits of growth nationally including in rural areas, where incomes have enjoyed consistently strong gains.

3.2	Agriculture in China

China is the world's largest agricultural economy. It is the leading producer of many agricultural commodities such as pork, horticultural products, rice and cotton and also the largest consumer of many agricultural products, such as pork, rice and soybeans. While China generally has been successful in meeting its rapidly rising demand for food and grains by increasing domestic production, it has emerged as a leading global importer of several agricultural commodities, including cotton, soybeans, vegetable oils, and animal hides. As its domestic agricultural production has grown, China has also become the largest exporter in global markets for several horticultural products, including mandarin oranges, apples, apple juice, garlic and other vegetables.

China's increasingly important position in global agricultural markets followed decades of gradual growth in domestic food production and consumption. After the introduction of market-based reforms in 1978 that included the elimination of the collective production system and relaxation of government direction over certain farmer production and marketing decisions, Chinese agricultural output grew significantly. Between 1978 and 2008, China almost doubled its production of grains (rice, wheat and corn) and quadrupled its production of meats; the production of fruit and milk was about 30 times greater in 2008 than in 1978. During these three decades, population growth of about 1 percent annually, coupled with annual per capita income growth of 8 percent, fueled a large increase in demand for more and higher-value agricultural products, especially by China's large and growing middle class. China's rapid growth in food consumption was largely met by domestic production growth, enabling it to remain self-sufficient in most major commodities.

About 40 percent of China's population of 1.3 billion is employed in the agricultural sector, and agriculture contributes about 11 percent to China's GDP.5

3.3	China's support foragriculture

China's government support for agriculture is low compared to that of developed countries, such as the United States and European Union, but in line with that of other rapidly growing economies, according to USITC. As measured by the OECD's PSE6, the amount of support provided to Chinese farmers was low (and sometimes negative) during the 1990's, but gradually rose during the period 2008-2010. Compared with other countries at a similar level of development, including Brazil, Mexico, Russia, and South Africa, China's support for farmers falls in the middle of the range. China's PSE reflects changes in the central government's policy priorities from grain self-sufficiency and low consumer prices toward a stronger focus on raising farm household incomes, according to USITC.

1 The World Bank: China 2030, Building a Modern, Harmonious, and Creative Society (pages 3, 376-377), 2013

2 OECD Economic Outlook No. 92 (database)/OECD economic surveys: China 2013

3 IMP, October 2012

4 The World Bank; China 2030, Building a Modern, Harmonious, and Creative Society, 2013 (pages 3, 376-377)

5 USITC: China’s Agricultural Trade: Competitive Conditions and Effects on U.S. Exports, March 2011 pages 1-1 and 1-8

6 OECD: PSE is defined as the estimated monetary value of transfers from consumers and taxpayers to farmers, expressed as a percentage of gross farm receipts (defined as the value of total farm production at farmgate prices), plus budgetary support

Government support to China's agricultural sector indicates that Chinese policymakers are placing a renewed emphasis on the rural economy. Indirect support, in the form of general services, is very high relative to similar support programs in other countries, due largely to investments in agricultural infrastructure. General services include modern research and extension services, food safety agencies, and agricultural price information services, most of which provide benefits to producers and consumers throughout the economy. Compared with direct payments to farmers, general services support is less production-distorting to the sector.

3.4	Agricultural consumption

China is a major global consumer of agricultural products. It consumes one-third of the world's rice, one-fourth of all corn, and half of all pork and cotton, and it is the largest consumer of oilseeds and most edible oils. The traditional Chinese diet centers around staple foods (mainly grains and starches), which account for nearly half of the daily caloric intake. Average Chinese per capita consumption recently stabilized at approximately 3,000 calories per day, one of the highest levels among Asian countries.

Chinese food consumption is influenced by factors such as population size and demographics, income, food prices, and general preferences. Per capita income growth and urbanization are the two factors most responsible for altering recent consumption patterns in China. Rising income translates into higher per capita food consumption, while increasing urbanization is driving diversification of food choices because of greater availability and choice offered through increasingly diverse sales outlets.

Chinese consumers generally fall into one of three categories: rural consumers; urban low-income consumers; or urban high-income consumers. Although urban high-income consumers can afford to buy more and better-quality food, the ubiquity of food outlets in cities means that nearly every urban resident, regardless of income, has available an increasingly diverse food selection. Compared to rural diets, urban diets contain less grain and more non-staple items, including processed and convenience foods. Rural migrants to cities tend to adopt the urban diet.

3.5	Expenditure on food

Food is the largest class of household expenditure for all Chinese income groups; even housing takes a smaller share of average household income, according to USITC. As income rises, the absolute amount of food expenditure increases, although the share of income spent on food falls. Urban residents spend substantially more on food than their rural counterparts, according to USITC. Higher incomes lead to an increase in both the quantity and quality of food demanded. However, while demand for higher quantities of food appears to level off in the top income households, demand for higher-quality foods continues to rise with income.

Spending on food consumed outside the home is on the rise. In 2003, about 18 percent of urban household food expenditures and over 11 percent of rural household food expenditures were made outside the home. In 2008, the average per capita annual expenditure on dining out was USD 127 among urban residents, up 26 percent from a year earlier. Per capita expenditures on food consumed away from home vary among regions, with Shanghai spending the most (USD 300) and Tibet the least (USD 84). Most such expenditures are made in restaurants, both independent establishments and fast-food chains. Although consumption away from the household is increasing, most foods are still eaten at home. The exception is meat, with about half of all meat consumed outside the home.

3.6	Food preferences

Along with more varied consumption, higher incomes are leading to changing food preferences, including the demand for better quality and safer foods. Food preferences determine where urban Chinese purchase their foods, whether it be at local "wet markets", urban supermarkets, or restaurants. Chinese value the diversity in food products that different shopping outlets offer. In the future, analysts predict that further income growth and urbanization will continue to increase demand for a variety of higher quality foods, according to USITC.

Like that of other countries at similar stages of development, the traditional Chinese diet comprises mostly grains and other starches. Consumption of non-staple, higher-value foods such as meat, dairy, fruits, vegetables, and processed food has grown significantly in the past three decades; 30 percent of the food currently consumed in China has been processed in some way, according to USITC.

China's per capita expenditures for animal proteins for 2008 averaged USD 184, up from USD 137 in the previous year. The Chinese consume about four times as much pork as poultry, the second most popular animal protein. Pork consumption has been encouraged by improved cold storage distribution, as the product can be transported greater distances to reach more customers. Pork consumption levels are also high due to government support programs, including purchasing pork for reserves and occasionally subsidizing pork purchases for low-income consumers.

3.7	The market for aquatic products and aquaculture in China

The information in this section regarding aquatic and aquaculture, including graphs, is taken from the USDA's GAIN Report Number: CH12073 per 12/28/2012 unless otherwise stated.7

3.7.1	Total Aquatic Products Production

China has the world's largest aquatic production and its market share of the world's fish production has risen from 7 percent in 1961 to 37 percent by 2012. China alone accounted for 62.3 percent of the aquaculture production in the world by volume in 2012. Aquaculture represents more than 70 percent of the total fish production in China. Total 2012 aquatic production in China increased 7.5 percent to reach 58.9 million tons, compared to the 54.8 million tons in 2011, according to the FAO.8

Fish production accounts for 59 percent of the total aquatic production, followed by shellfish and crustaceans at 22.6 percent and 10 percent, respectively. Fish production is, according to the USDA, expected to continue its upward growth trend to reach 34.5 million tons in 2012, up from 33 million tons in 2011 and 31.3 million tons in 2010.

In 2011, Shandong, Guangdong, Fujian and Zhejiang provinces profited from favorable coastal locations and abundant freshwater resources/facilities to rank as the top four aquatic production areas. In terms of freshwater cultured production, Hubei, Guangdong, and Jiangsu provinces are the largest producers.

3.7.2	Aquaculture

China remains the world largest aquaculture producer with total cultured aquatic production accounting for about 70 percent of the world total in recent years. Total aquaculture production is increasing steadily and world aquaculture reached 90.4 million tons, with 66.6 million tons of food fish and 23.8 million tons of aquatic algae in 2012. Unconfirmed numbers state that world food fish aquaculture production rose 5.8 percent to 70.5 million tons in 2013. China alone accounted for 43.5 million tons of food fish and 13.5 of aquatic algae in 2013. China has had a CAGR of 5.5 percent in aquaculture production from the year 2000 through 2012.

7 Definition of terms: China’s definition of aquatic products includes both cultured (farm-raised) and wild caught products; aquatic products include fish, shrimp/prawn/crab, shellfish, algae, and other. Aquatic catch production is total volume of both fresh and seawater wild caught aquatic products; Aquaculture production is the total volume of both fresh and seawater cultured (farmed) aquatic products. This report will use Chinese terminology to maintain consistency between Chinese statistics and product categories. Total aquatic trade statistics below do not include fishmeal.

8 Food Outlook, October 2014, FAO

Total aquatic products in China amounted to 59.1 million tons, where seawater aquatic products represented 30.3 million tons or 51.34 percent and freshwater aquatic products amounted to 28,743,000 tons or 48.66 percent of the total production. Fish is the most produced product and accounts for almost 61 percent of the total production, followed by shrimp, prawn and crab and shellfish. The majority of the production is in the region Shandong, Guangdong, Fujian, Zhejiang and Jiangsu. These five regions represented more than 55 percent of the total production of aquatic products in China. All regions are located nearby water and fish and other aquatic products is a common source of protein for the inhabitants in these regions.9

3.7.3	Aquatic consumption

As China's processing and distribution systems become more developed and consumers rising affluence increases, their interest in a more diversified and nutritious diet, seafood consumption is on the increase. According to the National Statistics Bureau, the per capita consumption of aquatic products was 14.62 kg per urban dweller and 5.36 kg per rural inhabitant in 2011. Per capita consumption is expected to increase steadily, with strong growth potential in the rural sector.

The per capita consumption of aquatic products is highest in coastal regions, for example in Shanghai and Guangdong, (where aquatic products have been a traditional source of protein) and locations with relatively high disposable income.

According to the National Bureau of Statistics of China the overall price level of aquatic products increased 3.9 percent in July 2014 compared to the same month in 2013.10

3.7.4	Exports and imports

China is by far the largest exporter of aquatic products in the world, with total exports amounting to USD 19.6 billion in 2013 compared to Norway that is the second largest exporter in the world with exports amounting to USD 10.4 billion.

China has now become the third largest importer of aquatic products, behind only the United States and Japan. Total import of aquatic products in 2013 amounted to USD 8.0 billion. The increase in the import levels in China is mainly a result of outsourcing. China's processors import raw material from all major regions, including South and North America and Europe, for re-processing and re-export. However, this growth also reflects China's surging domestic demand of species not available from local sources.

3.7.5	Recirculating Aquaculture Systems

Recirculating aquaculture systems ("RAS") is a technology that enables the same water to be reused within the same tank, and operates through filtering this water, at a high frequency, making it an efficient and environmentally friendly method to operate water tanks. The advantages of RAS include improved productivity, lower labor requirements and lower mortality rate of the animals. Historically, the Chinese population are used to fresh aquatic products and prefer locally produced food if they can be assured of food quality and safety. Studies show that consumers overall are willing to pay an average premium of 3.9 percent for Closed Containment Aquaculture ("CCA") compared to conventional farming methods such as sea water farming.11

3.8	The market for meat in China

China is by far the world's largest producer and consumer of meat which includes pork, poultry and beef. Historically, this situation did not have a large impact on the rest of the world, as China, for the most part, maintained self-sufficiency in meat. However, since 2007 the situation has changed dramatically. China has gradually turned into a net importer of meats.

World meat production was around 308.5 million tons in 2013 and is forecasted to grow by approximately 1.1 percent to 311.8 million tons in 2014.12 China's meat production reached 86.05 million tons in 2013 and is forecasted to reach 86.62 million tons in 2014. China's total meat production was more than double of any other country in the world, where total meat production in the United States amounted to 42.80 million tons in 2013.

9 China Statistical Yearbook 2013

10 Consumer Prices for July 2014, National Bureau of Statistics of China.

11 Review of Recirculation Aquaculture System Technologies and their Commercial Application, Stirling Aquaculture, Institute of Aquaculture.

12 Food Outlook Global Market Analysis, FAO, October 2014

With strong economic growth, China's urbanization has occurred at a faster pace than commonly expected. By the end of 2011, the urban population for the first time exceeded the rural population, reaching 51.3 percent of the total population. If rural migrants working in urban areas are included, the population working and living in urban areas accounted for about 70 percent of the total population. Urbanization and rising purchasing power has led to a dietary pattern change switching from the consumption of traditional food grain products to an increase in consumption of meat.13 The change in consumer preferences, meaning higher priced red meat representing a major part of Chinese consumers main protein source, partly derives from the perception that consumption of red meat is equal to higher status than consumption of poultry or pork.14

There are several other specific market drivers which underpin the increase in demand for red meat. One driver is the improved living standard in China which stimulates the growth of beef markets since beef often sells at a much higher price and traditionally has been more expensive than what most people can afford. Another is the fact that Chinese people's dietary structure is becoming more diversified and reasonable, bringing larger amount of beef consumption since beef has nutritional benefits. Lastly, a gradual lowering of import taxes is likely to support sufficient supply of cattle.

The strong rise in feed grain prices in the past five years is now moving substantially through the market chain and is being reflected in higher meat prices with the exception of poultry where adjustments have been made. On the contrary, world meat consumption continues to grow at one of the highest rates among major agricultural commodities. Thus, developing countries can expect an increase in meat imports despite strong meat prices, driven by population and income growth with high elasticity of demand. Equally so, strong prices will result in sustained export earnings, which will encourage large meat exporting countries to invest in international meat markets. When breaking the expected increase of demand down by region it is evident that the Asia and Pacific region is projected to stand for the largest increase in demand by far.15

3.8.1	Market drivers

The improvement of living standard stimulates the growth of beef markets:

Traditionally, Chinese people eat pork and chicken to satisfy their desire for meat. This is largely due to the much higher price of beef which goes beyond normal people's affordable level. With the improvement of living standards, Chinese people have begun the upgrade of their consumption of meat, and began to eat more beef.

Chinese people's dietary structure becomes more diversified and reasonable, bringing larger amount of beef consumption:

At present, Chinese people are changing their diet patterns to higher and richer nutrition. From a nutritional perspective, beef not only contains high unsaturated fatty acids and high protein, it also has low fat and lots of nutrition, which makes it perfect for the healthy diet. Thus, in the future, beef is expected to replace some parts of the market shares in pork, chicken and other meat consumption.16

PRC government is pushing for elimination of small, substandard slaughterhouses to improve food safety and production efficiencies:

Policies aim to reduce the number of licensed slaughterhouses from 28,560 in 2008 to 4,000 by 2015. At end-2013, there were 9,985 slaughterhouses, down from 14,720 as of 2012, according to China's Ministry of Commerce. This growing focus on food safety will be an advantage to companies with more stringent quality control, such as SJAP.17

13 China’s growing appetite for meats: Implications for World meat trade. A Multi-Client Study, April 2012

14 China and Hong Kong: Food Opportunities for Maine, Maine International Trade Center, March 2012

15 Meat - OECD-FAO Agricultural Outlook 2012-2021

16 Frost & Sullivan: China’s beef market has great growth potential

17 Morgan Stanley Research, WH Group

3.9	The market for fertilizer in China

Demand for fertilizer in China is forecast to increase 3.3 percent per annum through 2015 to 262 million metric tons. Sales of fertilizers are expected to be supported by healthy expansion of agricultural activities as the amount of sown areas continues to grow and rural income levels rise. Farmers will continue to register steadily increasing incomes, the result of growing crop prices and government subsidies designed to supplement their revenues and reduce their material costs. Subsidies aimed directly at cutting the cost of fertilizers is expected to encourage additional use. In addition, rising crop prices have encouraged farmers to invest in fertilizers to further boost crop yields. Advances will also be driven by increases in the acreage of sown land dedicated to growing cash crops. However, increasing demand for organic food and improved understanding of the correct application of fertilizers is expected to prevent demand from rising at a faster pace.

In value terms, fertilizer demand is expected to grow 6.0 percent per year to RMB 548 billion, outpacing gains in volume terms. Faster value growth will be driven by strong demand for higher value multi-nutrient fertilizers. In addition, advances will be supported by continued growth in fertilizer prices as the cost of natural gas, oil, coal, and other raw materials continues to increase.

Demand for fertilizer nutrients in China is projected to grow 4.4 percent annually through 2015 to 98.1 million metric tons. Nutrient demand will be stimulated by increasing use of higher nutrient level products as income levels grow in rural areas in China. In addition, government efforts to promote multi-nutrient fertilizers will also support gains in fertilizer nutrient demand. Accounting for more than three-fourths of total fertilizer demand in 2010, single-nutrient fertilizers will remain the larger product type through 2015, despite a relatively low growth rate of 2.1 percent per year. Sales of single nutrient fertilizers will continue to be supported by their relatively low prices. Multi-nutrient fertilizer demand will post a strong annual growth rate of 7.3 percent through 2015, fortified by government efforts to promote their utilization.

The size, growth and composition of fertilizer demand in the six regions that make up China vary considerably. The Central-South and Central-East will remain the two largest regional fertilizer markets. Due to the comparatively high income levels in the Central-South and Central-East - which enable residents to afford more expensive food items - demand for cash crops such as fruits and vegetables will rise in these regions, which in turn will fuel demand for fertilizer. Sales in the Northeast and Northwest regions will outpace the average through 2015, benefiting from the Great Western Development Strategy, the Northeast Revitalization Policy, and increasing income levels for farmers.18

In 2006, the central government started a program intended to partially compensate farmers for price increases in fuel, fertilizer and other agricultural inputs. In the case of fertilizers, government support is part of several separate programs targeting fertilizer producers, with cost reductions being passed along to farmers purchasing the input. By 2009, fuel and fertilizer subsidies totaled USD 10.5 billion.19

3.10	Market for fruits and vegetables in China

The information in this section regarding the market for fruit in China is taken from the International Trade Center report "Overview of the markets for selected tropical fruits and vegetables in China" unless otherwise stated.

China is the biggest producer of fruit in the world, with a total of approximately 10,734,259 hectares of fruit planting area and a fruit output of approximately 192,202,000 tons as of 2008, according to the National Bureau of Statistics of the PRC. The per capita annual fruit consumption in China as of 2008 amounted 149 kilograms per capita, well above the global average of 69.09 kilograms per capita, according to FAO. In 2009, China exported 5,255,000 tons of fruit, an 8.5 percent year-on-year increase compared to the previous year, equivalent to a value USD 3.83 billion according to China Customs. The Chinese import of fruit in 2009 amounted to 2,309,000 tons, valued to USD 1.63 billion, a 37.0 percent increase year-on-year compared to 2008. This led to a fruit trade surplus of USD 2.2 billion, approximately a 27.6 percent decrease compared to 2008 according the Ministry of Agriculture of the PRC.

18 Fertilizers in China, Industry Study with Forecasts for 2015 & 2020, Freedonia Group; June 2012

19 USITC: China’s Agricultural Trade: Competitive Conditions and Effects on U.S. Exports, March 2011

The global tropical fruit output, where the dragon fruit (Hylocereus Undatus) is included, reached roughly 82,700,000 tons in 2008 according to FAO. The output was led by mango, followed by pineapple, guava and avocado. According to the Ministry of Agriculture of the PRC, tropical fruit accounted for approximately 25 percent of the total fruit planting area in China in 2009, equivalent to roughly 2,500,000 hectares providing a total output of more than 20,000,000 tons. The research adds that an additional 17,500,000 hectares spread over China is suitable for planting tropical fruits.

The most commonly consumed tropical fruits in China are pineapple, mango, banana, litchi, coconut, longan and cashew. However demand for e.g. mangosteen, star fruit, durian and dragon fruit is quickly growing among the population in the first tier and second tier cities. The China Fruit Marketing Association estimates that the consumption of tropical fruits accounts for roughly 10 percent of all the fruit in China, equivalent to approximately 19,000,000 tons. Analysts estimate that about 80 percent of the tropical fruit in China is consumed fresh, contrary to canned or processed fruit.

3.10.1	Consumer trends

Consumers in the northern and central parts of China generally prefer more sweet tasting fruit, preferably tropical fruits. In the southern regions of China however, the population consumes a broader range of fruits. Overall in China, consumers have started to consume more fruit with distinctive smells, for example durian and jackfruit. During recent years there has been a significant increase in consumption of more expensive fruit, such as durian, mangosteen and jackfruit thanks to the increasing standard of living of the population as well as the increased availability of such imported fruits.

The most commonly consumed imported fruits in China include kiwi, durian, mangosteen, grapes, cherries and dragon fruit. Generally, the Chinese population prefers to consume fresh fruit; so when domestic, fresh fruit is available during summer, consumption of the fresher and cheaper domestic fruit increases. In winter, when domestic products cannot be harvested or sold, the import of fruits, and especially tropical fruits, increases immensely.

Organic fruits are mostly sold domestically in China and have become increasingly popular in the market; however, the supply is still relatively small and the price is still more expensive (approximately RMB 1-2 more expensive per kg).

4	INFORMATION ABOUT THE ISSUER

4.1	Corporate information

The Company, with registration number NV19741004142, formerly known as Volcanic Gold, Inc. and A Power Agro Agriculture Development, Inc., was incorporated on October 1, 1974 in the State of Nevada, United States. The Company was engaged in the mining and exploration business but ceased its mining and exploring business on October 14, 2005. On August 24, 2007, Sino Agro Food entered into a merger and acquisition agreement with CA, a Belize corporation and its subsidiaries, CS and CH. The Company is a corporation governed by the laws of the State of Nevada. The Company's registered office in the United States is c/o CSC Services of Nevada, Inc., 2215-B renaissance Drive, Las Vegas, NV 89119, United States, with telephone number 1 (888) 921-8397.

The Company's China corporate office is in Guangzhou City, China. The address to the Company's head office is Room 3801, Block A, China Shine Plaza, No. 9 Lin He Xi Road, Tianhe District, Guangzhou City, PRC 510610 and the telephone number is (860) 20 22057860.The Company's website is www.sinoagrofood.com.

4.2	Legal structure

The Company (the parent company of the Group) is primarily a holding company and the operations of the Group are carried out through the operating subsidiaries of the Company.

The following table sets out information about the entities in which the Company, as of the date of this Admission Document, holds (directly or indirectly) more than 10 percent of the outstanding capital and votes.

The Company is the ultimate holding company within the Group.

The table below sets out a brief description of the companies within the Group as well as the Company's respective holdings within such companies and their domiciles.

Company	Country of incorporation	Field of activity	% Holding
Sino Agro Food, Inc.	US	Engineering consulting (general types of developments), business management, trading, sales and marketing
Capital Award Inc. (CA)	Belize	Engineering consulting (mainly in development of fishery), management of fishery operation, marketing and sales of fishery produces and products	100
Tri-way Industries Limited (TRW)	Hong Kong	Holding company and holder of technology licenses	100
Macau Eiji Company Limited (MEIJI)	Macau	Engineering consulting (mainly in cattle farming and vegetable farming), management service and marketing and sales of cattle and related products	100
A Power Agro Agriculture Development (Macau) Limited (APWAM)	Macau	Holding company	100
Sino Agro Food Sweden AB (publ) (SAFS)	Sweden	Various support and service to parent company, asset management, finance, consulting and provision of services in agriculture and aquaculture, marketing and sale of agricultural products, consultancy for business development in China, and related business	100
Capital Stage Inc. (CS)	Belize	Dormant	100
Capital Hero Inc. (CH)	Belize	Dormant	100
Jiangmen City A Power Fishery Development Co. Ltd. (JFD or Fish Farm 1)	China	Growing of fish (sleepy cod species), eels (flower pattern species) and prawns	75
Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. (JHMC or Cattle Farm 1)	China	A demonstration farm for growing cattle in a semi-tropical climate	75
Jiangmen City Heng Sheng Tai Agriculture Development Co. Ltd. (JHST)	China	HU plantation, immortal vegetable planning, processing and sales of produces and products	75
Hunan Shenghua A Power Agriculture Co. Ltd. (HSA)	China	Existing activities: manufacturing of organic fertilizer, 100% pure organic mixed fertilizer and lake fish farming organic fertilizer. Cattle rearing.	76
Qinghai Sanjiang A Power Agriculture Co. Ltd. (SJAP)	China	Existing activities: manufacturing of organic fertilizer[20], bulk and concentrated livestock feed, and rearing of cattle and cooperative farming. Slaughter and deboning of cattle and value added processing of beef products.	45
Qinghai Zhong He Meat Products Co. Ltd. (QZH)	China	Cattle slaughter and deboning	100

20 The permits are valid until December 2016

In addition to the legal entities included in the chart and table above, the Company is involved in various C&S Project Companies, which mainly are private companies formed in China with Chinese citizens acting as legal representatives. Sino Agro Food does not have any ownership in these C&S Project Companies. However, in consideration of its project loans, Sino Agro Food has an option to acquire equity stakes in the future SFJVC where the extended project loans will form part of the acquisition proceeds. The chart below sets out the various C&S Project Companies in which the Group is currently involved.

The maximum equity stake which may be obtained is 75%. This is applicable to all C&S Project companies.

Company	Field of activity
"EAPBCF" or "Cattle Farm 2" Enping City A Power Beef Cattle Farm 2 Co. Ltd.	Cattle rearing

"Fish & Eel Farm 2" XinHui City Gao A Power Aquaculture Fishery Development Co. Ltd.	Growing fish, eels and prawns. Production started in 2014, although construction is on-going.

"EBAPCD" or "Prawn Farm 1" Enping City A Power Prawn Culture Development Co. Ltd.	Grow-out of mainly prawns, production started in Q3 2013. Additional production commenced from 10 additional APM tanks in Q2 2015.

"ZSAPP" or "Prawn Farm 2" Zhongshan A Power Prawn Culture Farms Development Co. Ltd.	Hatchery and Nursery operation of prawns, production started from Q2 2012. Growing of prawns using open-dams applying re-circulating filtration systems, with production started from Q3 2013, with construction still being in progress.

"ZSNPP" or "Zhongshan New Prawn Project" (Guangzhou City A Power NaWei Trading Co. Ltd.)	Grow-out of prawns and other seafood. Hatchery and Nursery operation of prawns and hydroponics to be commenced in the future.

"APNW" or "Wholesale Center 1&2" (Guangzhou City A Power NaWei Trading Co. Ltd.)	Marketing, sales and distribution of seafood and meats and related products

4.3	History

The Company, which was formerly known as Volcanic Gold, Inc. and A Power Agro Agriculture Development, Inc., was incorporated on October 1, 1974 in the State of Nevada. The Company was formerly engaged in the mining and exploration business but ceased the mining and exploring business in 2005. On 24 August 2007, the Company entered into a merger and acquisition agreement with CA, a Belize corporation and its subsidiaries CS and CH. Effective of the same date, CA completed a reverse merger transaction with the Company.

After successful development of several aquaculture fishery farms, cattle farms and related business operations (along with sales and marketing of produce and products) in Australia and Malaysia since 1998, the Company's CEO, Mr. Solomon Lee, introduced the Company's business activities in China in 2006.

For two years after its introduction in China, the Company operated in the dairy segment, but sold the dairy business in December 2009 and began to implement its five year plan to develop its vertically integrated business operations consisting of (i) cattle fattening and production of beef products and (ii) cultivation of fish and prawn and related products. The Group now operates as an engineering and consulting company that specializes in building and operating agriculture and aquaculture farms in China.

The table below provides an overview of key events in the development of the business of the Group.

Year	Event
2006	• Initiates agriculture and aquaculture consulting activities in China.
2007

•     Changes name from A Power Agro Agriculture Development, Inc. to Sino Agro Food, Inc.

•     Acquires the Belize holding company Capital Award. Today, Capital Award is Sino Agro Food’s subsidiary operating many of the Company’s aquaculture activities.

•     Acquires the dairy operations through a 78 percent ownership stake in ZhongXing Agriculture and Husbandry.

•     Acquires the HU Plantation through a 75 percent ownership stake in Jiang Men City Heng Sheng Tai Agriculture Development.

2009

•     Conducts a strategic review and divests the dairy business in December due to poor industry fundamentals with control of the industry concentrated in a few very large value-added manufacturers.

•     Founds Qinghai Sanjiang A Power Agriculture ("SJAP"). SJAP manufactures bio-organic fertilizer, livestock feed and develops other agriculture projects in the County of Huangyuan, in the vicinity of Xining City, Qinghai Province.

2010

•     Creates a five year plan to develop vertically integrated businesses in primary production, distribution and marketing of beef cattle, beef products and seafood through proprietary recirculating aquaculture systems.

•     Begins construction of the Company’s first fish farm, Fish Farm 1, with targeted capacity of 1,000 metric tons per year.

2011	• Begin construction of Prawn Farm 1 & 2, Cattle Farm 1 and Fish Farm 2. • Becomes a fully reporting SEC company on the OTCQB (as defined below).
2012

•     Acquires a 75 percent ownership in Fish Farm 1 and Cattle Farm 1. Advances construction of Cattle Farm 2 and Wholesale Center 1 in Guangzhou.

•     Produces 1,800 MT of seafood and raises 6,000 head of cattle.

2013

•     Closes the Zhongshan Prawn Farm agreement, targeting production of 10,000 MT of prawn p.a. in 2016/2017 and 100,000 MT in 2024.

•     SJAP awarded Dragon Head Enterprise status by the Qinghai provincial government.

•     Mr. George Yap and Mr. Nils-Erik Sandberg join SIAF’s Board of Directors, as independent directors.

•     Produces 4,700 MT of seafood and raises 15,000 head of cattle.

2014

•     SJAP’s abattoir and meat processing facility commence operations. SJAP signs supplier and concession agreements with Tesco, PLC China for packaged meat products.

•     Advances construction of a wholesale and distribution center in Shanghai, targeting ultimate capacity of 12,000 MT of meat and 6,000 MT of seafood per annum.

•     Mr. Anthony Soh and Mr. Dan Ritchey join SIAF’s Board of Directors as independent directors.

•     Ms. Olivia Lai is hired as Chief Financial Officer.

•     Produces 5,600 MT of Seafood and raises 26,000 head of cattle during 2014.

2015

•     Sino Agro Food announces a long-term vision to become a leading sustainable aquaculture company focused on organically farmed fish and prawns.

•     Wholesale Center 2 in Shanghai initiates operations

•     Mr. Bertil Tiusanen is hired as Chief Financial Officer. Ms. Lai becomes the Company’s Chief Corporate Affairs Officer.

•     Sino Agro Food announces contemplated plan to spin-off the aquaculture operations of the Group and seek a separate listing on the Oslo Stock Exchange

In all of its development projects, the Group has acted as the master engineer, pioneering the construction and building of farms, from raw land into fully operational facilities. The Company completes the construction and building of infrastructure including staff quarters, offices, processing facilities, storage, and all related production facilities. The Group's management teams are responsible for developing all business activities into effective and efficient operations.

In just a few years, Sino Agro Food has matured into a company dedicated to the agriculture and aquaculture industry in China. The Group currently maintains operation of its HU Plantation (see description in section 4.10 below) as well as its services in engineering consulting, specializing in the development of two major products, namely meat derived from the rearing of beef cattle and seafood derived from the growth of fish, prawns, eel and other marine species.

4.4	Business model

4.4.1	Introduction

The Company works together with Chinese investors to form operating companies, in which Sino Agro Food retains the option to acquire equity interest. After a certain period of time and successful operating results, the Company and the Chinese investor may form a Sino Foreign Joint Venture Company ("SFJVC"). Prior to the formal naming, registration, and incorporation of an anticipated SFJVC, the Company prepays a deposit toward the consideration of its future SFJVC stake as a percentage of the assets of the fully developed farm. Upon conversion, the pre-payments become equity capital.

The Company oversees financing and provides interoperating strategies, encouraging vertically integrated growth. China has existing problems with quality assurance in primary production, distribution and poor origin traceability, as well as low food quality. This has created a market where consumers pay significant price premiums for organic food with brands guaranteeing quality and consistency. A vertically integrated operation in a fragmented and poorly regulated environment such as in China is the strategy that will yield the most success for the Company. Sino Agro Food’s presence in retailing and wholesale end markets generates market power and provides potential for both margin maintenance and expansion.

Integration into fertilizer and feed production for rearing of beef cattle together with breeding of prawn broodstock decrease primary production operational risks as well as the price volatility in production input goods.

Sino Agro Food uses expertise and know how in specific agriculture and aquaculture technologies. The Company’s "A Power Re-circulating Aquaculture System" (the "APRAS") is a proven recirculating aquaculture system ("RAS") technology for indoor fish farming. Sino Agro Food has developed modern techniques and technologies to grow, feed and house both fish and cattle. These are engineered into the designs of, and the management systems for, indoor and outdoor fishery and cattle farms. Today Sino Agro Food is the world’s largest operator of RAS aquaculture for prawns. In all developments Sino Agro Food acts as the master engineer, pioneering the construction and building of farms, from raw land into fully operational facilities. Sino Agro Food builds the infrastructure including staff quarters, offices, processing facilities, storage, and all related production facilities; then, manages developing of all business activities into effective and efficient operations. Sino Agro Food’s largest customer represents a group of thirty separate live seafood wholesalers at the Guangzhou wholesale markets.

The Company holds licenses for fertilizer formulas and for indoor fish farm techniques, including a "master license" in China for "A Power Technology" ("APT"), a modular land based fish growing system and technology utilizing RAS.

4.4.2	Sino Agro Food partners with Chinese investors in food projects as a turnkey project manager

The Company engages in projects as a technological and engineering expert, partnering with local and regional investors in food related projects. Sino Agro Food generally has exclusive marketing, sales and distribution rights for each project company. For example, CA purchases all marketable fish and prawns from the farms and distributes them to wholesale markets. CA also supplies the farms with fingerling, baby or adult fish or prawns and stock feed. MEIJI operates similarly with the cattle that are grown by Cattle Farm 1.

Generally, Sino Agro Food exercises an option to acquire a majority equity stake in the project company once development of the operating company has matured and successful operating results are demonstrated. Prior to acquisition, Sino Agro Food prepays a deposit toward the acquisition consideration of the project company. Upon acquisition and conversion into a SFJVC, the pre-payments together with a cash consideration become equity capital, with Sino Agro Food becoming a majority shareholder.

Acquired project companies are operated and managed by the management team and the Chinese investor, and overseen by Sino Agro Food.

4.4.3	Land ownership in China

In China, nearly all land is owned by the Central Government or local village collectives, which grant "usufructuary" rights (i.e., the right to use and enjoy the derived benefits for a period of time) in the form of land use rights. This is similar to "leasehold" land rights in the United States. Corporate entities and individuals may own the property (buildings) erected on Government land. Land use rights may be transferred, but they are based on agricultural contracts, and cannot be changed arbitrarily to non-agricultural purposes.

4.5	Business overview

4.5.1	Introduction

Sino Agro Food is an agriculture technology and natural food holding company with principal operations in China participating in the ongoing transformation of China's fragmented agrarian sector into a modern food production industry using sustainable and profitable methods. Sino Agro Food focuses on seafood and beef production with integrated wholesale distribution. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that Sino Agro Food forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China.

Sino Agro Food employs a strategy of vertical integration from primary production through processing, distribution and marketing of high quality, organic food products in the food value chain. China's fast growing middle class is creating rapidly rising demand for gourmet and high-quality protein food. The Group's core products are live prawns, live eels, whole beef cattle and packaged beef meat.

The Group's operations and strategy are executed through a number of subsidiaries located in China, and the Company contributes financial oversight and strategic direction to otherwise independent management teams which employ the Company's intellectual property and proprietary methods within aquaculture, beef cattle rearing and production of organic fertilizer.

Sino Agro Food has enjoyed strong growth since the Company initiated its business activities in China in 2006. During the fiscal year of 2014, the Group's consolidated revenues amounted to USD 404 million and EBITDA amounted to USD 114 million. Since it began operating in China, revenue has grown at a compound annual growth rate of 45 percent. The four factors that have enabled the growth are:

•	Joint venture investment models with existing local Chinese investors in agriculture and aquaculture;
•	Technological competitive advantages in recirculating aquaculture, beef rearing and livestock slaughter;
•	Strong growth in Chinese consumers' demand for quality protein food; and
•	The Chinese Government’s policy to consolidate the agrarian sector and increase the efficiency of China's food production industry.

Sino Agro Food provides consulting and services to a number of private Chinese third party companies to construct and operate primary production facilities for fish, prawn and beef cattle, as well as wholesale marketing and distribution centers. As part of its consulting and service agreements, Sino Agro Food has the option to acquire these operations in order to expand Sino Agro Food’s proprietary production and wholesaling capacity.

Revenues are generated from activities that are divided into six stand-alone business divisions:

(i)	Aquaculture,

(ii)	Integrated Cattle Farm (SJAP),

(iii)	Organic Fertilizer (HSA),

(iv)	Plantation,

(v)	Seafood & Meat Trading, and

(vi)	Project Development.

4.6	Aquaculture division

Operated by CA, the Aquaculture division is the business unit of Sino Agro Food active in sale of seafood. Revenue for three months ended 30 September 2015 was USD 28.8 million, or 23 percent of the Group's total revenue of USD 124.7 million in the same period. Net Gross profit for the Aquaculture division for the three months ended 30 September 2015 was USD 5.7 million, or 18 percent of the Group's total gross profit of USD 32.3 million in the same period.

The table below lists aquaculture project companies with status and schedule for each.

Name of development	Fish Farm 1	Prawn Farm 1	Fish & Eel Farm 2	Prawn Farm 2: Hatchery, Nursery & Grow-out Farm	Zhongshan New Prawn Project
Abb. of company name	JFD	EBAPCD	Fish & Eel Farm 2	ZSAPP	ZSNP
Location	Enping	Enping City	Xin Hui District, Jiang Men	San Jiao Town, Zhong San City	Zhongshan City
Annual capacity (as designed)	1,200 MT	2013=400 MT 2014=800 MT 2015=1,200 MT	2014=800 MT 2015=1,600 MT 2016=2,000 MT	2013: 1.6 Billion Fingerlings and 400MT Prawns increasing yearly. By 2015:3.2 billion Fingerlings and 1200 MT Prawns	Phase (1)S(1) = 10,000 MT S(2) = 30,000 MT Phase (2) S(1) =100,000 MT Phase (3) 200,000 MT
Land Area or Built Up Area	9,900 m2	23,100 m2	165,000 m2	120,000 m2	3600 MU land & BU area 3.57 million square meter
Current phase and stage	Fully operational	2 phases and road work	4 phases	3 phases	Phase (1) Stage (1)
Date development commenced	July 2010	Phase 1: June 2011 Phase 2.1 + 2.2 + Road Work: Aug 2012	Phase 1: Jan 2012 Bridge & Road: Oct. 2012 Phase 3: 2013 Phase 4: 2014	Phases 1 and 2: May 2012 Phase 3: 2014	November 2013
	June 2011	Phase 1: Dec. 2012 Phase 2: Q1 2013	Phase 1: Jun 2014 Bridge & Road Dec. 2013, Phase 3&4 2015	Phase 1 Dec. 2012 Phase 2 Dec 2013 Phase 3 Dec. 2014	10 years for 100,000 MT capacity & 20 years for whole integrated project
Contractual amount (in USD million)	5.3	Phase 1: 11.6 Phase 2: 6.39 Road Work: 2.94 Phase 3: 3.5 Phase 4: 2.7	Phase 1: 8.73 Bridge & Road: 2.48 Phase 3: 4.38 Phase 4: 10.63	Phase 1: 9.26 Phase 2: 8.42 Phase 3: 11.5 Phase 4: 12	10 years for USD 2.6 billion
% complete as at 30 June 2015	Fully operational	Phase 1: In operation Phase 2: Production will started Q2 2015 Road work: completed	Phase 1 & Bridge and Road completed Jan 2013 Phase 3: completed Phase 4: not started	Phase 1: fully operational Phase 2: in operation Phase 3: 60% completed but production started Phase 4: not started	minimal
Acquisition deposit paid to date (in USD million)	N/A	14.41	6	9.88	0
"Deposit paid is equivalent to % in equity"	N/A	56%	23%	33%	0%

CA is the sole marketing, sales and distribution agent of the APRAS fishery and prawn farms. CA purchases all marketable fish and prawn from the farms, and then sells them to wholesale markets. CA also supplies the farms with fingerlings, baby or adult fish or prawns, and stock feed. CA generates revenue from the sale of seafood bought from farms that are Company subsidiaries or C&S Project Companies, as well as from contracted growers as further described below.

Jiangmen City A Power Fishery Development Co. Ltd. (JFD or Fish Farm 1): The Company owns a 75 percent equity interest in JFD, the owner and operator of Fish Farm 1, growing fish (sleepy cod species), eels and prawns. Fish Farm 1 is located in the Guangdong Province in China.

Built on a block of land measuring 9,900m2, Fish Farm 1 contains staff quarters that provide accommodation for up to 15 workers, a self-contained office, a laboratory, external live bait holding tanks, all season red worms nurturing tanks, dry and cold storage, workshops, processing facilities, a heating room, 500 Metric Tons ("MT") of water holding tanks, landscape gardens, standby generator rooms, all related underground and above ground infrastructure, and a 4,000m2 fish grow-out farm.

This farm supports 16 RAS tanks, each measuring 10m x 10m x 3m in depth and holding up to 240,000 liters (or 240 MT of water. Each tank has production capacity to grow up to 80 MT of aquatic animals per year depending on stocking cycles (frequency of stocking of fish), and initial size of the fish in each cycle. In other words, if the initial stocked fingerling is around 30-40 mm per fish, then it will take over 12 months to grow the fish into a marketable fish (averaging over 500 gram per fish) such that its annual production is only up to 30-35 MT per tank; however if the initial fish being stocked are at an average of 200 to 300 grams each then its stocking and harvesting cycle is four times per year, enhancing annual production capacity to up to 80 MT per tank.

Xinhui Gao A Power Fishery Development Co. Ltd. (Fish & Eel Farm 2):

Growing fish, eels and prawns. Production started in 2014, although construction is on-going.

CA was appointed exclusive wholesale distributor and marketing agent for the products produced by Fish & Eel Farm 2 for a period of three years from 1 September 2015. Under the terms of the relevant agreement, the off-take prices for the products shall be determined and fixed at the latest prices for Guangdong Province, Guangzhou City, Huangsha Wholesale Fish Market’s daily sales prices (as published on the web page of the National Agricultural Products Commercial Information).

Enping City Bi Tao A Power Prawn Culture Development Co. Ltd. (EBAPCD or Prawn Farm 1): The proposed name of the Company's future SFJVC is subject to approval by relevant Chinese authorities under its application for SFJVC status. EBAPCD was established to own and operate Prawn Farm 1. EBAPCD commenced to generate revenue during Q3 2013. CA recognizes income (booked in the Aquaculture Division's sales of goods) by receiving a distribution fee on the seafood sold by Prawn Farm 1 to the wholesale markets.

On 22 April 2013, the Company placed the first 500,000 Mexican White prawn fingerlings in Prawn Farm 1, and has noted that prawns are meeting growth benchmarks with low mortality, and reaching around 15 cm per prawn in size. The Mexican White shrimp are known in the west as "Western White Shrimp," or by their genus species "Penaeus Vannamei."

CA was appointed exclusive wholesale distributor and marketing agent for the products produced by EBAPCD for a period of three years from 31 August 2015. Under the terms of the relevant agreement, the off-take prices for the products shall be determined and fixed at the latest prices for Guangdong Province, Guangzhou City, Huangsha Wholesale Fish Market’s daily sales prices (as published on the web page of the National Agricultural Products Commercial Information).

Zhongshan A Power Prawn Culture Farms Development Co. Ltd. (ZSAPP or Prawn Farm 2): Subject to approval by relevant Chinese authorities under application for SFJVC status, the proposed name of the future SFJVC is ZSAPP. Prior to the said official formation of the SFJVC, CA acts as Prawn Farm 2's sole marketing agent and recognizes income from the following: (i) management fees and commission fees charged to Prawn Farm 2 based on RMB 20 per 10,000 pieces of White leg shrimp post-larvae and RMB 40 per 10,000 pieces of Giant River Prawn post-larvae and (ii) the purchases of prawns from Prawn Farm 2 and sale to the wholesale markets.

CA was appointed exclusive wholesale distributor and marketing agent for the products produced by ZSAPP for a period of three years from 7 September 2015. Under the terms of the relevant agreement, the off-take prices for the products shall be determined and fixed at the latest prices for Guangdong Province, Guangzhou City, Huangsha Wholesale Fish Market’s daily sales prices (as published on the web page of the National Agricultural Products Commercial Information).

Zhongshan New Prawn Project (the "ZSNPP"): In March of 2014, Sino Agro Food announced that CA was granted a contract to build an 8,000 MU prawn and agriculture center in Zhongshan City. CA has been engaged to provide construction and development services, as well as consulting support in the form of management, supervision, and training. The contract price for Phase 1 of the project is stipulated at USD 180 million +/- 15%. If project costs exceed this number, there are no provisions in the agreement providing for extra compensation. However, under Chinese law, CA is entitled to be compensated if the Chinese party has asked for work in excess of what the estimation in the current contract has been based on. The fees payable to CA are presently estimated to total approximately USD 149.6M, consisting of USD 104.3M from construction and development, and USD 45.3M from consulting, including USD 8.5M in license fees for 350 A-Power Modules for Phase 1 Phase 1 covers the period beginning on the date of the license agreement and ending two years thereafter (i.e. March 2016). In addition, CA is expected to be designated as the marketer and distributor of the project's end product prawns, eels, fish and produce.

To date, the Company has completed a complex of office space, staff quarters, staff canteen, storage, parking areas and landscaping encompassing a total of 2,000 square meters on 15,000 square meters of land (about 23 MU or about four acres). These facilities are sufficient to house the staff personnel and working areas to administer Phase 1 of the project.

Together with construction in prior quarters, sufficient infrastructure for the entire first stage of the project's first phase was completed in the third quarter to also start building the first module of APM tanks. The first module targets production capacity of 2,000 metric tons of prawns, with operations scheduled to begin in January 2016. The Company plans for module dependent projected production of 10,000 MT/year in stage one of phase one of the Zhongshan New Prawn Project.

4.7	Integrated Cattle Farm division (SJAP)

4.7.1	Introduction

Operated by SJAP, the Integrated Cattle Farm division is the business unit of Sino Agro Food active in beef cattle rearing and value added processing of domestic and imported beef meat. Revenue for three months ended 30 September 2015 was USD 35.5 million, or 28 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for SJAP in the three months ended 30 September 2015 was USD 6.7 million, or 21% percent of the Group's total gross profit of USD 32.3 million in the same period.

4.7.2	Beef cattle rearing

Within the beef cattle farm division, the Group applies a co-operative farming model creating an intermediary supply pipeline to ramp up production at lower marginal cost to its operations.

The cattle grown by the Group are primarily Simmental, Charolais, and Angus. In general, local farmers buy 12 to 15 month old cattle from the Company's cattle agents, and the Company commits to repurchasing the cattle between 21 months to 24 months old.

SJAP now has twelve cattle houses, with its smaller buildings housing a minimum of 200 head and larger cattle houses accommodating up to 350 head.

Within the Chinese agriculture market, small farmers lack commercial scale and expertise and therefore benefit from a strategic alliance. The Group works with the local government, soliciting their help to introduce and initiate a farmers' co-operative, such as in the Huangyuan County, Xining City. This concept of strategic alliance with smallholder farmers under a co-operative farming model was originated and has been based on the following key characteristics and value enablers:

•	The Group assesses the ability of the regional farmers to grow crops and pastures as its nominated contractors, using the Group's land that is leased to the Group free of rent by the local government or using the farmer's own land. The regional farmers use the Group's plants and equipment for their planting and harvesting. The Group provides the farmers with supervision and associated services, seeds and organic fertilizer on credit terms, and also purchases crops and pastures from them.
•	The Group also uses this regional farmers' concept when growing cattle. The farmers are the Group's contractors using the Group's bulk livestock feed on credit terms. The Group buys the mature cattle which the regional farmers raised on the Group's livestock feed.
•	Ultimately, the Group is aiming to obtain cattle that will be qualified as "organically raised cattle," in order to produce organic beef products on a commercial scale.

The key features of the co-operative farming model are set out in the illustration below:

As of the date of this Admission Document, SJAP has established 22 farmer co-operatives that have the capacity to fatten up to 18,000 head of cattle per year based on a 3-month turn-around program. The cost of rearing cattle is expected to be lower as a result of concentrating efforts on manufacturing and/or selling livestock feed. The regional farmers are contracted to grow crops and pasture for the Group using the Group's land that has been provided lease-free by the local Government or by using their own land, the Group's equipment operated by its workers for planting and harvesting, and the Group's supervision and associated services, as well as seed and organic fertilizer. These items are provided to them on credit, which are then charged against their account when the Company purchases the crops and pasture grass from them in return. Regional farmers also raise cattle for the Group using its bulk livestock feed under the same credit terms and conditions described above. That is, when the Company purchases the mature cattle from the regional farmers, their accounts are charged for the feed against the amount paid.

4.7.3	The Organic Chain: (Organic Beef Product and Supply Chain)

The Group prepares its agricultural wastes into bio-organic fertilizer21. Also the livestock feed22 is prepared into bio-organic livestock feed. Bio-organic fertilizer and the bio-organic livestock feed is sold to farmers that work on the Group's land-use rights, which is owned by the government and leased with a subsidy or rent free, due to the many benefits for the community. Fertilizer and livestock feed is prepared based on the Group's patented enzyme. The use of the enzyme is synergistic, as the production of fertilizer and livestock feed is permissible all 12 months of the year, which is a competitive advantage.

The farmers use the bio-organic fertilizer on the soil and feed the grain to the cows together with the livestock feed. Government tests show:

•	Additional average weight gain per head of fattening cattle;
•	Additional fresh milk is produced;
•	All feeds are much easier to digest resulting in much cleaner environment in the cattle yards and houses;
•	No sickness during the period was recorded because of the Group's feeds;
•	All cattle preferred to eat the Group's feed and were reluctant to revert back to the consumption of their old feed after they had consumed the Company's feed during the period.

Through an acquired patent23, the fat content of a 15 months cow can be decreased from 15 kg to 5 kg, which improves the quality of the meat and its yield. The inventor of the patent is now an equity partner in SJAP.

4.7.4	Feed

On February 28, 2013, SJAP completed its development of the Concentrated Livestock Feed ("CLF") manufacturing factory, and started the production and sales of CLF. This CLF complements SJAP’s bulk livestock feed to provide the local cattle and sheep farming industry with a completed feed formula that can cater to the rearing of cattle and sheep at various growing cycles (e.g., specially formulated mixes with efficient nutrients for dairy cows and sheep, weaning, fattening and mature cattle and sheep). The advantage of the formulated feed combination is that the cattle and sheep growers will realize cost savings in production knowing precisely the amount of concentrated feed that will be needed by their livestock, thus avoiding wasted excess concentrated feed due to over feeding, which results in worthless excess fat in mature animals. In this respect, the Chinese central government has placed an order with SJAP to reserve up to 5,000 MT of CLF annually as part of the country’s annual reserve emergency livestock feed inventory. Thus, since March 2013 onward, SJAP has had additional revenue generated from the sales of CLF.

SJAP sells its organic fertilizer and bulk livestock feed mainly to its cooperative and regional farmers in addition to using it to rear its own grown cattle, but because its geographic location is so far away from other major provinces there are high costs associated with selling its fertilizer, bulk livestock feed and live cattle other than to local purchasers. Conversely, equivalent imports from other provinces must be purchased at a higher cost, providing SJAP with a competitive edge. Furthermore, Qinghai Province is a region rearing millions of cattle and sheep per year, providing an ample market for SJAP’s fertilizer and livestock feed.

In the longer term, the Company believes that wholesale prices of SJAP’s livestock feed will maintain a steady growth rate of 5% to 10% per annum influenced mainly by rising labor cost of the country.

21 Through the environmental friendly "Bacterial and Bio-organic Fertilizer Manufacturing Technology"

22 Consists of raw material consisting of crop wastes as well as locally grown and available wild wheat plus wild wheat sterns, wild peas with sterns and leaves, and selective pastures grown in the wild. These raw materials will be finely cut and put through a number of aging and fermentation processes by adopting a technology and method called “Stock Feed Manufacturing Technology”, duly licensed by TRW, a 100 percent owned subsidiary of the Company, and catalyzed by the enzyme developed by SJAP. Thereafter, the end materials will be packed and sealed in airtight and weatherproof packaging ready for storage.

23 T1 Enzyme Technology (T1), Patent number ZL2005 10063039.9.

4.7.5	Value Added Processing and distribution

In 2014 the Company initiated operations in slaughter and deboning services to farmers at its abattoir and deboning facilities. SJAP received a business permit from the Chinese authorities on April 17, 2013, and construction commenced on April 21, 2013 on the abattoir, deboning factory, and related packaging facility. Since it is rare and difficult to obtain a permit for an abattoir facility in China, having this facility is expected to become a very valuable asset for the Group. Trial runs of the slaughter facilities commenced in December 2013. Phase 1 is operational.

Before the abattoir and related facilities were operational, the Group sold mostly live cattle to or through various cattle wholesalers to existing wholesale and distribution markets that did not require much marketing efforts and networking.

In China, beef is customarily distributed through various tiers of established wholesalers and distributors that source their beef from various slaughter and deboning houses located across many districts in China. Most of these wholesalers sell multiple types of frozen or freshly chilled meats (including pork and poultry, etc.), and some slaughterhouses specialize in and solely supply beef. These wholesalers and distributors supply beef to regional supermarket chain stores, retailing wet and frozen food markets, the catering industry, etc. Therefore, after having established its own slaughterhouse and deboning factory, SJAP is expected to automatically become the primary supplier of beef. As such, many existing wholesalers and distributors will source their beef supplies directly from the Group. With the current ever increasing demands of quality beef meats due to the increase of middle class consumers, the Government’s enforcement of food safety regulation, and of anti-smuggling and illegal imports of beef, the right opportunity exists for SJAP to market its high-quality beef product. Therefore, the Company is confident it will successfully sell its beef meats in domestic markets. Also, a portion was exported to South Asian countries (i.e., Malaysia, Singapore, Hong Kong, Middle East countries and Thailand etc.) in 2014, as the Local Government encourages the Company to do.

The following table shows the current average mark-up margin for most of the sellers and operators in the beef trade in China:

Type of wholesalers, distributors or retailers	Mark-up Margin in Localities (Low / High)
	Tier 1 Cities	Tier 2 and Tier 3 Cities	Tier 4, Tier 5 & Lower Cities
Slaughter cum deboning houses	30% / 35%	33% / 38%	39% / 42%
1st tier wholesalers and distributors	10% / 12%	12% / 15%	15% / 20%
2nd and 3rd tier wholesalers and distributors	15% / 20%	18% / 25%	20% / 30%
1st tier retailers (i.e. supermarket chains)	22% to 35%	22% / 35%	22% / 35%

The Company's marketing strategy to sell its beef meats and beef products targets the middle class consumers through the following developments:

Development Items and Marketing Channels	Estimated Annual Beef Production in Metric Tons (MT)			Share of Sales
	2014	2015	2016	2014	2015	2016
	6,000	9,000	18,000
Develop up to five sales and distribution outlets in Guangzhou, Beijing, Tianjin, Chongqing and Shanghai City
(A) Existing localized 1st, 2nd and 3rd tier wholesalers and distributors in these cities				60%	45%	35%
(B) Own sales and distribution outlets*				40%	30%	30%
Develop up to five sales and distribution outlets in Fuzhou, Changsha, Suzhou, Shenzhen and Xiamen City
(A) Existing localized 1st, 2nd and 3rd tier wholesalers and distributors in these cities					15%	20%
(B) Own sales and distribution outlets *					10%	15%

*The Group's own sales distribution outlets will include the development and operation of the following:

•	1st and 2nd Tier Wholesale and Distribution Network directly competing with, and supplying to, existing local wholesalers.
•	Distribution and service networking into supermarket chains, restaurant chains and domestic distributors.
•	Franchising of "Bull" Restaurants that will sell the Company's own beef and beef products

Currently the Group's "Bull" restaurant serves as a demonstration model. Converted from an old cattle house, and situated next to the renovated cattle houses at SJAP’s complex, the "Bull" restaurant seats over 130 and uses on average one head of cattle every three days.

The Company assumes that in big cities, compared to the small community of Huangyuan where the demonstration restaurant is located, a similar restaurant must have the capacity to use up to at least two head of cattle per day, equal to 730 head per year. Therefore, if and when the Group develops additional "Bull" restaurants, it is anticipated realizing sales of up to 36,500 head of cattle in a year, which is more than SJAP targets to slaughter in 2016 (i.e., 30,000 head).

The table below lists some of the biggest wholesale frozen food (including beef) markets in Tier 1 cities (i.e., Beijing, Shanghai and Guangzhou City) from which there are many established logistic services to channel frozen goods to other Tier 2 and Tier 3 cities, where many existing localized wholesalers and distributors are situated and operating:

City	Name of Wholesale (cold storage) Markets	Address
Beijing	XinFa Di Wholesale Market of Agricultural Produce	XinFa Di Bridge, Jingkai Highway, Fengtai District, Beijing
	Jing Hua Jin Niu Qing Zhen Wholesale Market of Meat and Aquatic Produce	No.6 Nanding Road, Fengtai District, Beijing
	YueGeZhuang wholesale Market	No.34 Fengtai Road, Beijing
	Jin Xiu Da Di Wholesale Market of Meat	No.69 Fushi Road, Haidian District, Beijing
Shanghai	Shanghai City Beef and Mutton Wholesale Trade Market	No.178 Nanda Road, Baoshan District, Shanghai
	Cao An Hu Tai Agricultural Wholesale Market	Mei Ling North Road, Putuo District, Shanghai
	Shanghai Agricultural Produce Wholesale Market Centre	Hunan Road, Pudong District, Shanghai
	Shanghai Qi Bao Agricultural and Sideline Products Integrated Trading Market	Laiting North Road, Minxing District, Shanghai
	Shanghai Jiang Yang Agricultural Produce Wholesale Market	Jiang Yang North, Baoshan District, Shanghai
Guangzhou	HuiFeng Frozen Produce Market	No. 5 Shui Chang Road, Huang Shi Xi Road, Guangzhou
	Zi You Ma Frozen Produce Wholesale Market	No.1 Huang Shi Xi Road, Guangzhou
	Da Luo Tang International Frozen Produce Centre	Qiao Xing Avenue, Panyu District, Guangzhou

Note: the Company intends to acquire an existing wholesale establishment in each of these Tier 1, Tier 2, and Tier 3 Cities to be its main sales and distribution outlets, and as its main regional sales administration centers.

With the slaughterhouse, deboning and value added processing facilities operational since Q1 2014, the Company expects rapid growth of revenue and profits for SJAP thereafter.

Overall, SJAP expects that revenues from operations will multiply and increase rapidly as a result of the addition of further herds, and of comprehensive value added processing and marketing facilities.

Furthermore, the Company expects a trend of continuous increases in beef and cattle prices given the increase in demand for quality beef and beef products (including value-added products) in tandem with the rise of living standards in China, the short supply of quality breeding stock that will be required to produce enough cattle to satisfy the increased demand.

4.8	Organic Fertilizer (HSA) division

The business division Organic Fertilizer refers to the operations of the subsidiary HSA in Linli District, Hunan Province. Revenue for three months ended 30 September 2015 was USD 4.9 million, or 4 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for the Organic Fertilizer division for the three months ended 30 September 2015 was USD 1.9 million, or 6 percent of the Group's total gross profit of USD 32.3 million in the same period.

The operation in Linli District, Hunan Province, is run by HSA, a 76% owned Chinese subsidiary. HSA conducts the following business activities, both of which are in the development stage:

•	manufacturing and sales of organic and mixed fertilizer,
•	cultivation of pastures and crops in preparation for the establishment of beef cattle farms, and
•	rearing of beef cattle

By January 2013, the first organic fertilizer production plant was established and started its production of organic fertilizer. On 5 March 2013, HSA secured the rights to use an enzyme developed by a Hong Kong company some twenty years ago that has been utilized by global manufacturers of organic fertilizer. The advantage of this particular enzyme is that when it is applied to the organic fertilizer it has the ability to convert part of the organic raw materials into potash and phosphate without having to add in chemically formulated potash and phosphate, such that the Group's end fertilizer can be qualified as pure organic fertilizer made with 100% natural organic raw materials. With this pure organic fertilizer, HSA is in a position to fully explore the potential market for fish in farm lakes and thereby to attempt to align itself with the government’s policy of encouraging lake fish farmers to use pure organic fertilizer instead of chemical fertilizers. In addition, cost savings from avoiding the use of chemical potash and phosphate will, in management’s belief, result in a better profit margin for the Company. Sales of pure organic fertilizer commenced at the end of Q1 2013.

Currently, chemical fertilizers in the region are sold at wholesale between RMB 3,000 to 3,600 per MT depending upon their chemical composition, compared to organic fertilizer from SJAP selling at an average of RMB 1,200 to RMB 1,300 per MT. The Group's new 100% pure organic fertilizer with up to 8% potash is currently being marketed between RMB 2,000 to RMB 2,200 per MT targeting to reach an average up to RMB2,600 per MT such that its prices will be at the mid-range between organic and chemical fertilizer.

HSA produced 50,000 MT of organic fertilizer and organic mixed fertilizer in 2014 under its newly completed production plant and facilities, and aims to ultimately increase its capacity to about 90,000 MT per year in stages. The main hardship related to selling fertilizer is the requirement to provide longer credit terms (sometimes up to 180 days) to the Group's end buyers because these end users normally can afford to pay for them only after they sell their products. Therefore, the Company must assess creditworthiness of its prospective customers, and only consider the farmers whom can be deem creditworthy, and who follow the Company's requirements for planting their fields and harvesting crops each year.

Development of HSA in Linli District, Hunan Province, follows SJAP’s business model. HSA is situated in a much better growing environment than SJAP, a farming rich province in central China. Thus, HSA benefits from cheaper logistics costs, close proximity to large markets, and a more favorable climate (milder winters and longer summers versus SJAP’s long bitterly cold winters and short summers). However, financial support from the Government is more difficult to obtain in the Hunan Province because more entities share the Government’s support provisions.

HSA endures both higher development costs and longer time to construct its facilities when compared to SJAP, whose property had 40 older (yet salvageable) buildings, which it has renovated to meet its needs.

Hunan Province is one of the biggest primary producing provinces of China with over four million primary producers that grow rice, tea, tobacco, grapes, citrus, cotton, seedlings, sunflowers, herb plants and many varieties of cash crops. Hunan also has a long standing history in lake aquaculture producing millions of tons of fish and other seafood annually (e.g., total primary production is over RMB 450 Billion, or about USD 75 Billion, recorded in 2011 as announced by Hunan Province Agriculture Department).

At the Group's newly built fertilizer factory, the 100% pure organic mixed fertilizer ("POMF") is generating stable income and revenues aiming to reach its 2015 target of 35,000 MT. By the end of September 2014, HSA produced and sold 25,000 MT of POMF at an average price above RMB 2,800 per MT collectively during the first nine months of 2015.

Construction work to develop HSA’s cattle station began in March 2012 with preparation work on its general layout. The Group cultivated 75 acres of its land, situated below the fertilizer factory, and planted crops and pastures. As of the date of this Admission Document, the construction of the cattle station and related facilities is complete with the heads of cattle stocked expected to be fully grown out and fattened by the end of 2016.

4.9	Cattle farms (MEIJI) division

The business division Cattle Farms, or MEIJI, refers to SIAF’s cattle rearing operations in Jiangmen, Guangdong Province. Revenue for three months ended 30 September 2015 was USD 9.6 million, or 8 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for the Organic Fertilizer division for the three months ended 30 September 2015 was USD 0.6 million, or 2% percent of the Group's total gross profit of USD 32.3 million in the same period.

Currently there are two operations in this segment, Cattle Farm 1 and Cattle Farm 2. Expected sales for 2015 amount to 15,000 heads of cattle.

Cattle Farm 1: Cattle Farm 1 was built as a demonstration farm to show that cattle can be raised in a semi-tropical climate using the Group's semi-grazing and housing method. Using the Group's semi-free growing management system, the cattle are allowed to graze in the field during the early morning and kept indoors and out of the sun during the hot summer days. This method has proven reliable, with the growth rate of the cattle measuring slightly higher than the cattle at SJAP (i.e., averaging some 0.28 kg per day per cattle more).

Cattle Farm 2: Cattle Farm 2 is a beef cattle farm situated in Guangdong Province, Guangzhou City. Cattle Farm 2 is operated by a private company formed in China with Chinese citizens acting as its legal representative as required by Chinese law. EAPBCF will become a Sino Agro Food subsidiary when its SFJVC is officially formed. This is expected to occur during 2016 or 2017 pending availability of free cash flow of the Company; however, no guarantee can be made that the SFJVC will be formed.

Cattle Farm 2 is complementary to Cattle Farm 1, having an additional 76 acres of land suitable for growing the Group's type of pasture (a cross between elephant grass and yellow grass) that has a very high yield rate of over 35 MT per 1/6 acre per year, and containing an average of over 9 percent protein that is very suitable for the consumption by cattle. Between the two farms, under normal seasons, they have a capacity to produce up to 30,000 MT of pasture/year collectively that is capable to feed up to 5,000 head of cattle/year based on the consumption rate of average of 6 MT/head.

MEIJI is the marketing and distribution agent for all cattle farms that are and will be developed by MEIJI using its "Semi-free growing" management systems and aromatic-feed programs and systems to grow beef cattle.

Similar to CA in its business model, MEIJI purchases fully-grown cattle from Cattle Farm 1 and sells them to the cattle wholesalers. MEIJI also buys young cattle from other farmers and sells the young stock to Cattle Farm 1.

All cattle farms developed by MEIJI will utilize its "semi-free growing" management system and aromatic-feed programs and systems to raise beef cattle.

Beef is traditionally a high-end market in China, as it is mainly sold to expensive restaurants or upscale hotels rather than to Chinese consumers. This situation is rapidly changing, though, owing to urbanization and rising incomes, the rising demand for a high protein diet, and the rise in restaurant dining due to work demands.

4.10	Plantation division

The business division Plantation refers to SIAF’s produce production situated at Enping City, Guangdong Province. Revenue for three months ended 30 September 2015 was USD 7.4 million, or 6 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for the Organic Fertilizer division for the three months ended 30 September 2015 was USD 4.9 million, or 15% percent of the Group's total gross profit of USD 32.3 million in the same period.

JHST is an SFJVC that is 75 percent owned by SIAF. Situated at Enping City, Guangdong Province, it is consolidated as a subsidiary, and is the owner and operator of a Plantation where mainly Hylocereus Undatus, or Dragon Fruit, is grown.

Hylocereus Undatus is a cactus commonly referred to as dragon fruit. JHST conducts two main operations: (i) growth and sales of flowers that are consumed as vegetables in China, and (ii) drying and value added processing and sales of HU flower products (used in health-related soups and teas). JHST cultivates 187 acres of Hylocereus Undatus in the Guangdong Province.

HU cacti take three years to reach maturity, though they will flower a little even in their first year, and can produce for as long as twenty years. JHST began planting in late 2007, and by 2015 all of the plants are mature (averaging over four years). HU blooms for a very short period, sometimes only one night, and flowers must be 20 to 25 cm long when picked before they turn from green to white. HU is a delicate crop and the harvest season runs from July through October.

Fresh flowers are sold to regional wholesale and retail markets due to their short shelf life. Some are dried and packed; these flowers are sold to a few major wholesalers, who distribute them to wholesale and retail markets and export traders through the winter and spring months (from October to June) in Guangdong Province. HU is a seasonal revenue product; more than half of JHST's revenues are recognized in the third quarter. No sales are made in the first quarter.

The Company originally expected that by 2014, dried and pickled flowers would make up 96 percent of the division's flower income as produce is diverted away from delicate fresh flowers. In 2013, the Company planted a special selenium-rich Chinese herb (called XueYingZi, or "Immortal Vegetable" in China, and Snowsakurako in Japan) among the HU plants hoping to prolong the shelf life of the fresh flowers from 2-3 days up to 12-14 days and increasing the sales of fresh flowers. This did not occur, so that the Company processed up to 80 percent of HU as dried flowers in 2013. The Company's organic Immortal Vegetable plants have properties that some believe induce good health. The Company has processed these into small gift packs - selling them as organic vegetables with leaves for tea and stems for soup. Laboratory test results show that each kilo of fresh Immortal Vegetables contains 0.58 gram of selenium, which adds value to their sales. In December 2013, the Company started trials to plant other cash crops in between the HU plants with the aim of improving revenue covering all seasons.

HU flowers are in greater demand than supply can meet for several reasons; (i) In Guangdong Province, HU plants can only be grown commercially along certain districts; there were over 40,000 acres of HU Plantation in 2005, but according to the Company due to the growth of industrialization and modernization, acreage is now less than 4,000 acres, and (ii) farm laborers are getting harder to find. With the increase of cost of wages and salaries, the rapid rise of the land cost and the increase cost of farm developments, it is extremely difficult to start up a big acreage HU plantation. For these reasons the Company anticipates that prices of dried HU flowers will enjoy a steady rise at an average rate of 8 to 12 percent per year, which has been the trend since 2009. However, the biggest risk to yield is weather, as substantially wet rainy seasons can limit harvest.

4.11	Marketing & Trading Division

Revenue for three months ended 30 September 2015 was USD 10.1 million, or 8 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for the three months ended 30 September 2015 was USD 1.1 million, or 3.4% percent of the Group's total gross profit of USD 32.3 million in the same period.

The Company distributes imported meat and seafood through two completed and operational facilities from which it has acted as turnkey project developer to construct and manage these operations:

1)	Wholesale and distribution facilities ("Wholesale Center 1") for Guangzhou City NaWei Trading Co. Ltd ("NWT"), an unrelated Chinese third party owned company situated at the Guangzhou City, LiWan District, New Wholesale Market.
2)	The Shanghai Distribution Center which was built to accommodate a capacity of 50 metric tons of meat per day and to distribute 5,000 metric tons of seafood within two years.

In 2013, the Company also constructed a trading complex (the "Trading Center") for the Import and Export at another building adjacent to Wholesale Centers 1 and 2. The Trading Center has imported frozen and fresh chilled and live seafood (i.e., cuttlefish, squid, prawns, salmon, crabs and eels) from Malaysia, Thailand, Russia and Madagascar and other local coastal fishing towns. The seafood was sold to Wholesale Center 1, which distributed and sold it into various reputable food chain outlets, wholesale market stores and supermarket chains in the Guangzhou City, Shanghai City as well as in the southern coastal towns of the Guangdong Province.

Primarily, the Company distributes meat imported from Australia and seafood from Madagascar through these operations, with an expanding number of suppliers from other countries.

4.12	Project Development Division

4.12.1	Introduction

The Project Development division earns revenue by providing turnkey project management and engineering services today mainly within aquaculture. Project development revenue for three months ended 30 September 2015 was USD 28.4 million, or 23 percent of the Group's total revenue of USD 124.7 million in the same period. Gross profit for project development for the three months ended 30 September 2015 was USD 11.3 million, or 35% percent of the Group's total gross profit of USD 32.3 million in the same period. All project development activity for the quarter was carried out through Capital Awards for the aquaculture division.

As of the date of this Admission Document, CA has entered into 10 project development and consulting and services contracts. Information and status are shown in the table below:

Number	Vintage	Name	Stage of completion
1	2010	Fish Farm 1 (JFD)	Completed and acquired by SIAF
2	2011	Fish Farm 2	Under expansion by owner
3	2011	Cattle Farm 1 (JHMC)	Completed and acquired by SIAF
4	2011	Prawn Farm 1 (EBAPCD)	Under expansion by owner
5	2011	Prawn Farm 2 (ZSAPP)	Under expansion by owner
6	2012	Cattle Farm 2 (EAPBCF)	Completed
7	2012	Wholesale Center 1 - Guangzhou (APNW)	Completed
8	2012	Central kitchen, distribution network, signature restaurants	Under expansion by owner
9	2013	Zhongshan New Prawn Project (ZSNP)	Under construction
10	2014	Wholesale Center 2 - Shanghai (APNW)	Completed

Together with its subsidiaries, the Company essentially constitutes an engineering company providing services in engineering consultancies, supervision and management on the development of agriculture and food based projects in China. These include the construction of farms (or other facilities) as well as the development of business operations of related projects that are apply and use the Company's principal technologies, including the following:

•	A recirculating aquaculture system (RAS) and designs for the growing of aquatic animals (fishery);

•	Semi-free range cattle growing systems and designs for raising cattle and sheep in locations of China having tropical hot climates, (i.e. Cattle Farm 1 at Enping district; and
•	Other associated technologies.

CA's standard principal terms and conditions for its Aquaculture project development consulting and service contracts are outlined below:

•	CA is the consulting and service provider as the turnkey contractor of the project
•	The Chinese businessmen are the clients of CA and the investors and owners of the project company
•	CA creates and manages development schedules for the project
•	CA is responsible to build the Aquaculture project (including development of its business operation) using the Group's APRAS technology, systems, know-how, and management expertise and systems for and on behalf of the developer.
•	The developer is responsible to pay CA for its work, including all sub-contractors and suppliers appointed by CA in a timely manner, normally a 60 day term
•	Provision clauses allow CA to appoint and to select sub-contractors and suppliers
•	Clauses allow extra work and additional work and extra cost provisions
•	Contracts generally include i) warranty and limitation of liabilities, ii) scope of work and lists of supplies (including all plant and equipment), iii) installation, training and commissioning of the developments and business operation; and iv) granting to CA rights to management of operation, and marketing and sales of the produce and products from the farm's operation.

The Group's services are comprehensively supportive with vertically integrated operational activities to provide service for the construction of and the business development of the projects to joint ventures. Consulting services include research and development on grown and growing animals, supply of foundation animals (baby calves, fingerling and breeding stocks etc.), supplying designed and configured plants and equipment to the marketing and sales of the end product.

4.12.2	Aquaculture Project Development

Engineering consulting and services provide a comprehensive range of services in the field of aquaculture. These include research and development, brood stock supply, nurturing of fish fingerlings and prawn post-larvae as well as growing of fish and prawns, engineering designs and planning of farms and associated operations, technology and related implementation, supervision, training and conducting trials, management of farm operation and construction, supply of plants and equipment, training of maintenance and operational services, sales, transportation and marketing of fish and prawns, as well as financing. The Group's management team and staff in Guangzhou conduct the engineering and consulting work. Sino Agro Food directs the scope of work so that building subcontractors deliver projects efficiently and cost effectively. Using locally manufactured equipment, parts and components customized to the Group's proprietary designs and engineering specifications, production costs for machinery and facilities are far lower compared to foreign aquaculture systems. The Company believes that it delivered the first indoor re-circulated aquaculture prawn farm in Asia.

4.12.3	Other Project Development

The Company has also as turnkey project developer built 6 restaurants with central kitchen and bakery facilities in the greater Guangzhou area.

•	Restaurant 1, at River South District, Gunagzhou. Operated since Q1 2012.
•	Restaurant 2, at the UU Park Complex in Tianhe District, Guangzhou. Operated since Q3 2012.
•	Restaurant 3, at the Sporting Complex in Tianhe District, Gunagzhou. Operated since Q1 2013. The Company stopped operating Restaurant 3 in Q3 2013 due to landlord's failure to provide a Fire Safety Permit.
•	Restaurant 4, at Harbor City Shopping Center, Gunagzhou. Operated since Q3 2013.
•	Restaurant 5, at the center of Zhungzhen City. Operated since Q1 2014.
•	Restaurant 6, at the Li Wan District and next to Wholesale Center 1, Guangzhou. Operated since 2014.

4.13	Intellectual Property Rights

The Company and its business are, to some extent, dependent on patents, licenses and other intellectual property rights. As of the date of this Admission Document, the Group holds intellectual property for fertilizer formulas, livestock feed fermenting formulas and food indoor fish farm techniques. These include an enzyme technology master license registered under a Chinese patent for the manufacturing of livestock feed and bioorganic fertilizer, and an aromatic-feed formula technology for the production of aromatic cattle. Further, Sino Agro Food holds a "master license" in China for "A Power Technology" (for further information, see section 4.15.4 – "Material agreements – License rights"), a modular on-land fish growing system and technology based on a re-circulating aquaculture system, as well as a license to exploit sleep cod breeding technology to grow out sleep cod and a bacterial cellulose technology license.

On 12 November 2008, Tri-way Industries Limited entered into a Sales and Purchase of Technology Master License Agreement with the inventor of a patent, Mr Shan Dezhang, concerning the sale and purchase of the master licence rights of a patent registered in China under the name of "Zhi Wu Jei Gan Si Liao Chan Ye Hua Ji Qi Zhi Bei Fang Fa", with patent number ZL200510063039.9. The patent relates to methods of processing plant straw into animal fodder and industrialisation of product of plant straw fodder. Under the agreement, Tri-way Industries Limited is licenced to use and to licence others to use the secrets, copyrights processes and other intellectual property rights associated with the patent in any territories in the world free from all encumbrances with all rights to the patented intellectual property and related brand and label as provided under the laws of China. The total purchase price of the patent was USD 8,000,000, to be paid in several instalments. As Tri-way Industries Limited is not a Chinese company, the assignment must, under applicable Chinese law, be approved by the relevant Chinese authorities. The patent assignment has not been registered. Consequently, under Chinese law, the patent shall not appose to third parties who are in good faith.

On 15 May 2009, Tri-way Industries Limited (as licensor) entered into a sub-licence agreement with Qinghai Sanjiang A Power Agriculture Co. Ltd (as licensee) concerning the sub-licensing of the above-mentioned patent (ZL200510063039.9). The licence period is 50 years, and the annual licence fee is stipulated at USD 450,000. However, as effective patent protection for the patent is 20 years, the excess part of the term is void under Chinese law. The contracting parties of the aforesaid sub-licence agreement have never performed the terms of the said agreement and no payment has ever been made by the licensee to the licensor. The parties have no intention to perform the sub-licence agreement, and the contracting parties have terminated the said agreement accordingly.

On 20 June 2011, SJAP entered into an agreement with Guangzhou City Garwor Trading Company Limited, pursuant to which Guangzhou City Garwor Trading Company Limited transferred its trademarks with registration number 3713869 and 3713868, as well as a microbial patent with patent number ZL200610033295.8. The total transfer fee for the trademarks and the patent was RMB 12 million and the transfer fee for the technology secrets was RMB 1 million. According to the said agreement, the transfer fees shall be paid by the interest generated from the utilisation of the patent. Moreover, the said agreement stipulates that any new technology improvements of the invention shall belong to both parties, and that any resulting profits shall be shared equally. Guangzhou City Garwor Trading Company Limited is a shareholder in the transferee and therefore a related party. An evaluation report was not filed with the transaction. Although this is not a formal requirement under Chinese law and the contract is valid, this may lead to the contract being challenged in the future on the basis of unfairness. Moreover, as the transferor, Guangzhou City Garwor Trading Company Limited, is not the owner of the trademark, the said agreement is void under Chinese law and SJAP has therefore not obtained ownership of the aforementioned trademarks. This may be corrected if and when SJAP enters into an agreement with the trademark owner. If SJAP uses the trademark without prior consent of the trademark owner, this would constitute trademark infringement. However, SJAP is intending to write off said trade mark, and does not intend to use the trademark in question.

4.14	Borrowings, loans receivables and contractual obligations

4.14.1	Material borrowings

Short term financial debt

Name of Lender	Total facility	Utilized facility	Interest Rate	Tenure	Comment
Agricultural Development Bank of China Huangyuan County Branch, Xining City, Qinghai Province	RMB 35,000,000 (USD 5,468,750)	RMB 25,000,000 (USD 3,906,250)	6.4%	23 October 2015 – 23 October 2016	Issued to SJAP Secured by land use rights and guaranteed by third party
Negotiable Convertible Promissory Note	USD 3,450,000	USD 2,667,000	30.0%	29 August 2015 – 30 March 2016	Issued to Tri-Way Industries Convertible to common stock

Long term financial debt

Name of Lender	Total facility	Utilized facility	Interest Rate	Tenure	Comment
GanGuo Village Committee Bo Huang Town, Huangyuan County, Xining City, Qinghai Province, the P.R.C	USD 151,447	USD 151,447	12.2%	June 2012 – June 2017
Agricultural Development Bank of China Huangyuan County Branch, Xining City, Qinghai Province	RMB 20,000,000 (USD 3,125,000)	RMB 20,000,000 (USD 3,125,000)	6.4%	23 October 2015 – 23 October 2016	Issued to SJAP Long-term loan
Agricultural Development Bank of China Huangyuan County Branch, Xining City, Qinghai Province	RMB 35,000,000 (USD 5,468,750)	RMB 0	6.4%	23 October 2015 – 23 October 2016	Issued to SJAP Project loan
EuroChina Capital Stockholm, Sweden	USD 33,000,000	USD 33,000,000	10.50%	24 August 2014 – 28 February 2020	Convertible, Junior to all outstanding debt

Agricultural Development Bank of China Credit Facilities:

On the 23 of October 2015, the Company's subsidiary SJAP entered into three agreements regarding credit facilities with the Agricultural Development Bank of China, Huangyuan County Branch. The agreements grant SJAP a credit of RMB 35 million, RMB 20 million and RMB 35 million, respectively, at an interest rate of 6.40 percent. The agreements are valid for 12 and 60 months after the date of each agreement. The credit facilities are personally guaranteed by Mr. Zhao Yilin, the general manager and legal representative of SJAP who has given personal guarantees for the repayment of the loan sums of RMB 25 million and RMB 15 million plus interest and charges payable under the loan agreements. The credit facilities are also secured by land use rights and building ownership rights with net carrying amount of USD 471,048. Agreements between SJAP and the Agricultural Development Bank of China regarding credit facilities have been entered into on a yearly basis during the last three years.

Negotiable Convertible Promissory Note

On August 29, 2015, TRW issued negotiable promissory notes to three fund companies and one individual for $3,450,000 and the company acted as guarantor for repayment. As of 5 January 2016, $2,667,000 remained outstanding on the notes, of which $1,600,000 matures on 15 January 2016 and $1,077,000 matures on 30 March 2016.

•	Issuer: Tri-way Industries Limited ("TRW")
•	Principal amount: $3,450,000
•	Interest rate 2.50% per month on principal amount. Interest shall be calculated on the basis of a 30/360 day count convention
•	Default interest rate 15% per month on principal amount. Interest shall be calculated on the basis of a 30/360 day count convention
•	Interest payment Accrued interest on the principal amount shall be paid by cash in arrears on each interest payment date
•	Repayment date: 30 March 2016
•	Security: Corporate guarantee by the Company
•	Conversion option: Notes holders can exercise at any time from and including the day falling 60 calendar days from the date of the notes, upon the note holders giving not less than 5 business day prior written notice to TRW and the Company, the principal amount shall be converted to shares of the Company. The TRW may at their own discretion choose to settle such conversion option with newly issue shares or existing shares, at their sole discretion. The initial conversion price is USD 12.00. In the event of a dividend, share split or consolidation or spin-off (each a Corporate Event") from the Company, the conversion price shall be adjusted to provide the same economic value to the notes holders as if such Corporate Event did not occur.

EuroChina Capital convertible note:

On 29 August 2014 the Company completed the closing of a private placement financing transaction with an accredited investor, Euro China Capital AB ("ECAB"), which purchased a 10.5% convertible note (the "Note") in the aggregate principal amount of up to USD 33,300,000. The Company received a total advance of USD 25 million. The Note carries an original issue discount of 25%.

Interest on the Note shall accrue on the outstanding principal balance of the Note from 29 August 2014. Interest shall be payable quarterly on the last day of each of March, June, September and December commencing 30 September 2014 provided, however, that the Note-holder may elect to require the Company to issue to the Note-holder a promissory note in lieu of cash in satisfaction of any interest due and payable at such time. Any interest payment note shall be subject to the same terms as the Note. The Note has a maturity date of 28 February 2020.

The Note is convertible, at the discretion of the Note-holder, into shares of the Company’s common stock (i) at any time following an event of default, or (ii) for a period of thirty (30) calendar days following 1 October 2015 and each anniversary thereof, at an initial conversion price per share of USD 9.90, subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar transactions and subject to the terms of the Note. As long as the Note is outstanding, the Note-holder shall have a right of first refusal, exercisable for thirty (30) calendar days after notice to the Note-holder, to make loans to the Company and its subsidiaries or to purchase securities proposed to be offered and sold by the Company or its subsidiaries. The Company is required to promptly give the Note-holder written notice of such proposed transaction.

The Note agreement contains regular provisions requiring timely repayment of principal and accrued interest, payment of default interest in the event of default, default and optional conversion and does not contain specific financial covenants. To the Company's knowledge, the Company is in material compliance with the terms of the Note.

Moreover, the Note provides that upon the satisfaction of the Payee Conditions (defined as the date upon which the Note-holder shall have advanced a principal total amount of at least USD 33,300,000 and has delivered to the Company a notification notifying the Company that the Note-holder has formed a bondholders committee consisting of two to four persons), the Company shall not hire a new Chief Financial Officer (or any other person that performs the functions typically performed by a Chief Financial Officer) without the prior written consent of the Note-holder.

Except as otherwise approved by the Note-holder for an aggregate amount of USD 5,500,000 of indebtedness and other payables currently owed to vendors and lenders, the Company is prohibited from entering into any agreement with any vendor or lender that involves the issuance of any equity securities as payment for any amounts owed to such vendor or lender or actually issue any such equity securities to such vendor or lender as payment for any such amounts from and after the date of the Note.

Upon the Note-holder's request, the Company is required to use its best efforts to promptly have the Note listed through Euroclear on any exchange on which the Note-holder may request, maintain such listing of the Note and register the Note with the United States Securities and Exchange Commission.

The Company, through the S-1, is seeking registration of approximately 3,333,333 Common Shares, representing the Common Shares issuable upon conversion of the Note, in addition to any shares issuable as a result of accrued but unpaid interest.

Facility	Total Facility	Utilized facility	Unutilized facility	Interest rate	Tenure/Maturity date
10.50% convertible note	MUSD 25 (following 25% discount)	USD 25 M	USD 0	10.5%	28 February 2020

The Company calculated the fair value of the Note and the beneficial conversion feature utilizing the Discounted Cash Flows model at the date of the issuance of the Note. The relative fair values were allocated to the liability and equity components of the debt. Accordingly, a discount was created on the debt and this discount will be amortized to interest expense over the life of the debt. Debt premium amortization as of 30 September 2015 was USD 276,013.

As of 30 September 2015, there was USD 35,468,110 (December 31, 2014: USD 15,509,933) principal outstanding that was owed under the terms of the Note.

Loan agreements

All the loan agreements set out in the table in section 4.14.1 contain regular provisions requiring timely repayment of principal amount and accrued interest, payment of default interest in the event of default, and contain no specific financial covenants. To the Company's knowledge, the Company is currently in compliance with the loan agreements.

There are no provisions in the Company's bank borrowings and long term debts that would accelerate repayment of debt as a result of a change in credit ratings or a material adverse change in the Company's business. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par.

Under the terms of the loan agreements with Agricultural Development Bank of China, proposed changes in the shareholding of SJAP requires 30-days prior written notice and prior approval from the Agricultural Development Bank of China. However, this will not be triggered by indirect changes or changes in the shareholding of the Company.

The Note

The Note agreement contains regular provisions requiring timely repayment of principal and accrued interest, payment of default interest in the event of default, default and optional conversion and does not contain specific financial covenants. To the Company's knowledge, the Company is in material compliance with the terms of the Note.

Moreover, the Note provides that upon the satisfaction of the Payee Conditions (defined as the date upon which the Note-holder shall have advanced a principal total amount of at least USD 33,300,000 and has delivered to the Company a notification notifying the Company that the Note-holder has formed a bondholders committee consisting of two to four persons), the Company shall not hire a new Chief Financial Officer (or any other person that performs the functions typically performed by a Chief Financial Officer) without the prior written consent of the Note-holder.

Except as otherwise approved by the Note-holder for an aggregate amount of USD 5,500,000 of indebtedness and other payables currently owed to vendors and lenders, the Company is prohibited from entering into any agreement with any vendor or lender that involves the issuance of any equity securities as payment for any amounts owed to such vendor or lender or actually issue any such equity securities to such vendor or lender as payment for any such amounts from and after the date of the Note.

Upon the Note-holder's request, the Company is required to use its best efforts to promptly have the Note listed through Euroclear on any exchange on which the Note-holder may request, maintain such listing of the Note and register the Note with the United States Securities and Exchange Commission.

4.15	Material Agreements

4.15.1	Joint Venture Agreements

For the Group's Chinese joint venture operations, the Company has two types of SFJVCs established under Chinese law, namely:

•	Contractual Joint Ventures ("CJV"); and
•	Equity Joint Ventures ("EJV").

Of the five Chinese joint venture project companies which are CJVs or EJVs, four are CJVs (JFD, JHMC, JHST, SJAP) and one is an EJV (HSA).24

The main differences between an EJV and a CJV are that in a CJV, the obligation of capital contribution shall be determined by the contractual parties themselves. The proportions of capital contribution do not have to be fixed between the Chinese and foreign parties. Profit distribution and risk sharing ratio shall also be determined by the contracting parties themselves which do not have to be the same proportions as the parties' capital contribution or shareholding therein. The capital contributing parties may specify their profit and risk sharing ratio only and may or may not specify their shareholdings in the CJV. One party may make capital contribution by way of non-monetary assets such as rights in lands, factories and machineries etc. while the other party may make capital contribution by way of cash.

In an EJV, the shareholders contribute capital and operate business jointly, and share profits, risks and losses in proportion to their equity contributions. Foreign investor's capital contribution shall not be less than 25 percent of the total registered capital.

The Group engages in projects based on consulting and service agreements (as described under "Consulting and Services agreements" below), whereby Sino Agro Food can choose whether the cooperation shall continue under a consulting and service agreement or be acquired by Sino Agro Food.

4.15.2	Consulting and Services Agreement

Consulting and service ("C&S") agreements are important for the operation of Sino Agro Food's subsidiaries and partners. Only the Sino Agro Food subsidiaries SJAP and HSA do not and have not operated under C&S agreements.

Initially, agriculture and aquaculture investors invite Sino Agro Food to act as a developer and project manager of an agribusiness or food-related project. If the management of Sino Agro Food sees the proposal as interesting, Sino Agro Food carries out an in-depth study of the target company including legal due diligence, business plan, budget and projected financial information. Sino Agro Food makes the decision through a resolution of the Board of Directors. If Sino Agro Food determines to proceed, the Chinese investor form a private Chinese company dedicated to the project and the parties sign a C&S agreement.

24 According to the official documents of Sino Agro Food's Chinese subsidiary JHMC, the registered capital of such subsidiary is USD 2 million and shall be paid in full no later than 17 September 2014. As of the date of this Admission Document, MEIJI, a subsidiary of Sino Agro Food, has contributed USD 400,000 of the subscribed capital, whereas USD 1.6 million of the subscribed capital has not been paid. Moreover, according to the official documents of Sino Agro Food's Chinese subsidiary HSA, the registered capital of such subsidiary is USD 2.5 million and shall be paid in full no later than 18 July 2013. As of date of this Admission Document, MEIJI, a subsidiary of Sino Agro Food, has contributed USD 865,000 of the subscribed capital, whereas USD 234,500 of the subscribed capital has not been paid. The aforementioned deadlines can be re-arranged by all the promoters. If no new deadline is agreed upon, failure by MEIJI to make full payment may lead to the other promoters making full payment of the capital contribution on MEIJI's behalf and requesting MEIJI to compensate for their payment and losses.

Sino Agro Food act as a project manager providing turnkey services to the Chinese developer of the project, meaning that Sino Agro Food builds the project using Sino Agro Food's technology, systems, know-how, and management expertise and systems. As such, Sino Agro Food's expenditure in the project includes Sino Agro Food's own administration and operational expenses provided for and incurred in the project (charged and recorded under Sino Agro Food 's general and administrative operation expenses), which are billed to the Chinese developer accordingly. All other development expenditures (inclusive of Sino Agro Food's subcontractors' and sub-suppliers' costs and Sino Agro Food's marked up profits) are billed to the Chinese developer who will pay accordingly.

When the project company initiates production Sino Agro Food acts as the sole marketer of food products and the supplier for the C&S Project Company under the terms and conditions of the C&S agreement. Sino Agro Food acts as the selling supplier and buying wholesaler to the company supplying items such as feed, young cattle, and RAS technological components and buy mature prawns, sleepy cod, eels and live cattle. Sino Agro Food earns a gross profit of between 10-15 percent based on the C&S Project Company's revenue on this exclusivity.

The C&S Project Company will remain wholly-owned by the Chinese developer until Sino Agro Food exercise the acquisition option and subsequently convert the company into an SFJVC where the Chinese investor remains as a minority shareholder. The acquisition price is normally determined in accordance with the book value of the Chinese company as of the acquisition date. Consideration will normally consist partly of cash and partly of project loans owed by the Chinese investor, which offset and decreases the purchase proceeds with the same amount. Generally, the agreements that Sino Agro Food have entered into governing the formation of the unincorporated companies into SFJVCs do not regulate the maturity date for the formation of SFJVC. The date for the formation of the SFJVC is generally left to the discretion of the Company, based on the development and profitability of the relevant project.

As of the date of this Admission Document, Sino Agro Food has entered ten C&S agreements. A portion of the C&S agreements contain an acquisition premium clause, in which the accumulated C&S project development fees billed by Sino Agro Food will be paid in addition to the equity book value at the time of acquisition. In the event that either of the investors decides to sell all or part of its equity in the SFJVC to any third party, a portion of the agreements require the selling investor to obtain prior consent of the other investor before such sale and to grant the right of first refusal to the other investor on the like terms for the intended sale.

Sino Agro Food targets to acquire a number of the C&S project companies in which the Group is currently involved. These contemplated acquisitions are dependent upon Sino Agro Food's availability of cash for financing and obtaining the relevant approval by Chinese authorities to form the SFJVCs. To date, two out of ten project companies have been acquired and transformed to SFJVC's.

4.15.3	Land leases

Private ownership of land is not permitted in China. Therefore, Sino Agro Food leases land that is either collectively owned land or state owned land, through land use rights. Corporate entities and individuals may own the property (buildings) erected on the land.

Land use rights may be transferred, but they are based on agricultural contracts and cannot be changed arbitrarily to non-agricultural purposes. The lease term varies from 27 to 60 years. There are certain uncertainties (e.g. lease term may not exceed 30 years and all transfers have not yet been registered correctly) in respect of certain leased land due to the fact that not all requirements have been fulfilled or not yet registered. However, the Company believes it is protected against these uncertainties through its agreements with the relevant local Chinese partners and relevant registration processes have been initiated. The Company's subsidiary HSA has acquired land use rights for state owned land located in OuChi Village, FengHuo Town, LinLi County, Hunan Province. However, the Company's subsidiary has not obtained a land use right certificate for such land, which therefore, for the time being, cannot be lawfully mortgaged or transferred. Moreover, the Company's subsidiary CA has entered into a Rural Land Management Rights Sub-Sales Agreement for the acquisition of the contractual operating and use rights of 202 mu of collective owned land located in Da San Dui Wei You Nan Village, Shenwan Town, Zhongshan City for a period of 30 years. However, the transfer procedures for the land in question have not been completed. CA is not an enterprise registered in mainland China and therefore, according to Chinese law, cannot acquire the contractual operating and use rights of collective owned land. The Company is currently negotiating with Beijing Hengxintianyi Investment Guarantee Co. Ltd. to designate a subsidiary of the Company in China for the purpose of entering into a new Rural Land Management Rights Sub-Sales Agreement.

Currently, the Company has leased the following lots of land, as shown in the table below.

Owner	Location	Hectares	Date Acquired	Tenure	Cost, USD	Monthly amortization	Nature of ownership	Zoning type
HSA	Ouchi Village, Fenghuo Town, Linli County	12.92	5 April 2011	43	242,703	470	Lease	Agriculture
HSA	Ouchi Village, Fenghuo Town, Linli County	12.92	5 April 2011	43	242,703	470	Lease	Agriculture
HSA	Ouchi Village, Fenghuo Town, Linli County	3.34	24 May 2011	40	376,489	789	Land use right	Industrial
JHST or HU Plantation	Yane Village, Liangxi Town, Enping City	3.33	10 Aug 2007	60	1,064,501	1,478	Management right	Agriculture
JHST or HU Plantation	Nandu Village of Yane Village, Liangxi Town, Enping City	11.24	14 March 2007	60	1,037,273	1,441	Management right	Agriculture
JHST or HU Plantation	Nandu Village of Yane	24.57	14 March 2007	60	2,267,363	3,149	Management right	Agriculture
JHST or HU Plantation	Village, Liangxi Town, Enping City	22.13	12 Sept 2007	60	2,041,949	2,836	Management right	Agriculture
JHST or HU Plantation	Jishilu Village of Dawan Village, Juntang Town, Enping City	11.66	12 Sept 2007	60	960,416	1,334	Management right	Agriculture
JHST or HU Plantation	Liankai Village of Niujiang Town, Enping	12.89	1 Jan 2008	60	821,445	1,141	Management right	Agriculture
JHST or HU Plantation	Nandu Village of Yane Village, Liangxi Town, Enping City	16.67	1 Nov 2011	26	5,716,764	18,323	Management right	Agriculture
JHST or HU Plantation	Shangchong Village of Yane Village, Liangxi Town, Enping City	4.57	1 Nov 2011	26	1,466,393	5,020	Management right	Agriculture
JHMC or Cattle Farm 1	Xiaoban Village of Yane Village, Liangxi Town, Enping City	16.67	1 April 2011	20	5,082,136	21,176	Management right	Agriculture
SJAP	Chengguan Town of Huangyuan County, Xining City, Qinghai Province	8.54	1 Nov 2011	40	527,234	1,098	Land use right & building ownership	Commer-cial
JHST or HU Plantation	Niu Jiang Town, Liangxi Town, Enping City	2.54	4 March 2013	10	489,904	4,083	Management right (lease)	Agriculture

4.15.4	License Rights

Pursuant to an agreement dated August 1, 2006, entered into between the Company and Infinity Environmental Group Limited ("Infinity"), the Company was granted an A Power Technology License. The license allows the Company to develop service, manage and supply A Power Technology Farms in China, using the A Power Technology and Systems ("APTS"). The duration of the agreement is indefinite; however, the agreement may be terminated by Infinity by written notice to the Company if the Company commits any breach of any provision of the agreement and has failed to remedy such breach within thirty days of receipt of written notice requiring it to be remedied. Infinity may also by notice in writing terminate the agreement if an insolvency situation occurs.

The agreement grants the Company an exclusive right to use the licence within the aquaculture development in all provinces of the People's Republic of China of the A Power fish farms in locations identified by the Company. The duration of the agreement is indefinite; however, the agreement may be terminated by Infinity by written notice to the Company if the Company commits any breach of any provision of the agreement and has failed to remedy such breach within thirty days of receipt of written notice requiring it to be remedied. Infinity may also by notice in writing terminate the agreement if an insolvency situation occurs.

The agreement grants the Company an exclusive right to use the licence within the aquaculture development in all provinces of the People's Republic of China of the A Power fish farms in locations identified by the Company.

The Company is allowed to use operator licenses for the A Power Modules, which shall remain valid for 55 years from the date of the operation of the A Power Modules. The right of the Company under the license agreement shall remain valid for 55 years.

The license fee under the agreement is to be calculated based in USD 5,000 per A Power Module sold.

On 12 November 2008, the Company's subsidiary TRW entered into an agreement with the inventor of a patent, Mr. Shan Dezhang, concerning the sale and purchase of the master licence rights of a patent registered in China with patent number ZL200510063039.9. On 15 May 2009, TRW (as licensor) entered into a sub-licence agreement with SJAP (as licensee) concerning the sub-licensing of the above-mentioned patent (ZL200510063039.9). For further information on the aforementioned agreements, please refer to section 4.13 above.

4.15.5	Credit Facilities

Please see information included in section 4.14 above.

4.15.6	Trade Finance Facility

On 2 September 2015 the Company entered into a loan and pledge agreement (the "Loan Facility") with a Shanghai based lender (the "Lender"). The Lender has various trading facilities established with a number of banks in China, Hong Kong and Singapore and has agreed to allow the Company or its nominees (the "Borrowers") to use parts of the trading facility as Letter of Credit ("LC") or Document Presentation Credit ("DP") up to an amount of USD 20 million to be used in tranches and revolving up to a period of 3 years.

For LC: The applicant for the LC agrees to pay an establishment fee of 6% up-front and related bank interest (in accordance with the underlying interest rate). The LC credit term is 45 days from the date it is initially withdrawn. Additional interest of 0.1% per day will be charged for failure to redeem the used LC lines within 45 days. A maximum extension of 30 days may be granted beyond which it will be considered as an event of default. The line of credit is revolving and repeating as long as each used portion will be redeemed within the ordinary credit term of 45 days. All LC terms and conditions are in accordance with the rules of international LC subject to approval by issuing and applicant banks.

For DP: The applicant of the DP agrees to pay 30% of the suppliers’ outstanding invoice whereas the lender agrees to pay the further 70% of said invoice. The applicant will be given a period of 21 days to repay the said 70% to the lender subject to release of the goods from the port of designation. The applicant agrees to pay a fee of 1.5% per transaction based on the suppliers’ invoiced value. Additional fees of 0.1% per day will be charged and for up to 30 days after which the agreement will be regarded as defaulted. The line of credit is revolving and repeating as long as each used portion will be redeemed within the ordinary credit term of 45 days. All LC terms and conditions are in accordance with the rules of international LC subject to approval by issuing and applicant banks.

Main terms:

a)	The line of credit is revolving and repeating as long as each used portion will be redeemed within its credit term of 45 days. All LC terms and conditions are in accordance with the rules of international LC subject to approval of issuing banks and applicant banks.

b)	The Company agrees to issue and provide up to 1.6 million shares as security calculated at USD 12.5 per share that will be issued in tranches in accordance with the amount of each tranche of facility that will be used.

c)	The lender agrees to return all shares issued as security to the Company upon completion of all transactions and the Company agrees to pay an additional service fee to the Lender calculated at 20% of the prevailing market value of the returned shares at the time of return.

d)	In the event of a default the Lender will be able to recall all facilities and has the right to sell all shares deposited as security. However, the borrower is granted a first right of refusal with an option to re-purchase said shares for USD 17.5 per share.

As of the date of this Admission Document, 1,235,000 shares have been issued as security under the Loan Facility. Should the Borrowers choose to draw further amounts under the Loan Facility, a total of 365,000 additional shares may be issued to the Lender. It is anticipated that the remaining shares will be deposited as collateral for the Loan Facility in January 2016.

Detailed explanation of the transaction:

There are numbers of parties involved in each transaction, whereas:

1.	The Company (Corporate Division) negotiates and secures supplies from Australian suppliers and in turn sells the goods to its buyers (mainly represented by Shanghai Distribution Center (Vigour) and Guangzhou A Power (GZ Yili).

2.	Once the first arrangements (i.e. various purchase orders are signed and confirmed with shipping schedules etc.) are completed, the Company allows the buyer to issue the LC or DP directly to the said Australian suppliers, such that the buyer is the applicant (the “Applicant”) of the LC or DP line of credit that is provided by the lender. As such the Applicant will bear all cost and penalties mentioned in a) and b) above.

3.	The Company invoices its buyers based on cost (+12.5% mark-up) for each sales transaction made to the buyers whereas the said 12.5% is the gross profit margin of the Company for each sales and purchase transaction and the buyers (the Applicant of the lines of credits) bear all financing cost of the said line of credit.

4.	The Company under the financial arrangement purely acts as the security provider and as such, it will gain gross profit on each sales and purchase transaction mentioned in 3 above with the cost mentioned in item c) when the Lender will return the shares (issued as security), the Company will pay to the Lender an additional service fee calculated to 20% of the prevailing market values of said shares.

In the event of defaults by the Applicant, the Company will either lose all or a portion of said shares (pending on the exact amounts of the outstanding line of credits plus penalties (if any) being used at time of default) or will have to buy said shares back at USD 17.5 per share.

5.	Therefore under normal trading conditions without default, it is expected that the lines of credit will be able to revolve up to 8 times per year.

4.16	Legal and arbitration proceedings

The Group is not, nor has it been during the course of the twelve months preceding the date of this Admission Document, involved in any governmental, legal or arbitration proceedings which may have, or have had in the recent past, a significant effect on the Company's and/or the Group's financial position or profitability, and the Company is not aware of any such proceedings which are pending or threatened.

4.17	Spin-off

The Company has announced that it has begun the first of three or four planned divestitures. The Company is currently exploring various opportunities for a spin off including a listing on Oslo Stock Exchange for a new aquaculture company, comprised of its aquaculture operations. The proposed new company will have one single share class and conform to Nordic corporate governance standards. It is targeted to include the bulk of the Company's aquaculture operations; namely:

•	Jiang Men City A Power Fishery Development Co., Ltd. (Fish Farm 1);

•	Enping City Bi Tao A Power Prawn Culture Development Co., Ltd. (Prawn Farm 1);

•	Zhongshan A Power Prawn Culture Farms Development Co., Ltd. (Prawn Farm 2), and;

•	Zhongshan New Prawn Project (ZSNPP) Phase 1 as well as an opportunity to acquire additional phases of the project as development continues. The ZSNPP is targeted to reach an annual production capacity of at least 200,000 metric tons over the long term.

Establishing the proposed new company expedites several strategic objectives:

•	Simplify the structure of the Company by creating a rapidly growing, profitable aquaculture company focused on the production of seafood with unique expansion potential;

•	Create a company establishing an independent board of directors, a shareholder nomination committee, a single share class, a separate management team and auditors, dedicated reporting and investor relations functions;

•	Expose the company to institutional investors with in-depth knowledge and high appreciation of aquaculture businesses. The Oslo Stock Exchange has more than 15 listed companies in the seafood sector, with a combined market capitalization of more than NOK 150 billion. The sector trades at an average 2015 price/earnings multiple of 10.5x;

•	Facilitate funding to increase ownership in existing aquaculture facilities, and;

•	Create an independent company to secure funding for the future development of additional stages at the significant Zhongshan New Prawn.

The Company intends to distribute a majority of its holdings in the new company to its shareholders as a result of the spin-off.

5	BOARD OF DIRECTORS, MANAGEMENT, EMPLOYEES, AND CORPORATE GOVERNANCE

5.1	Board of Directors

5.1.1	Introduction

The Board of Directors monitors the operational, financial position and financial and non-financial performance of the Company and oversees its business strategy including approving the strategic goals of the Company. The Board of Directors is committed to maximizing performance, generating appropriate levels of shareholder value and financial return, and sustaining the growth and success of the Company.

In conducting business with these corporate objectives, the Board of Directors is concerned to ensure that the Company is properly managed to protect and enhance shareholder interests to provide sustainable income and capital growth in line with its long term business goals, and that Sino Agro Food, its directors, officers and employees operate in an appropriate environment of corporate governance. Accordingly, the Board of Directors has created a framework for managing Sino Agro Food, including adopting relevant internal controls, risk management processes and corporate governance policies and practices which it believes are appropriate for Sino Agro's businesses and which are designed to promote the responsible management and conduct of the Company from both a financial and non-financial standpoint.

5.1.2	Overview of the Board of Directors

The members of the Board of Directors are elected by the shareholders at the annual meeting, a special meeting or by written consent.

As at the date of this Admission Document, the Board of Directors is composed of seven directors, four of whom are independent of the management, main business associates and the main shareholder.

The Company's registered office address at Room 3801, Block A, Chine Shine Plaza, No. 9 Lin He Xi Road, Tianhe District, Guangzhou City, PRC, serves as the business address for the members of the Board of Directors in relation to their directorships of the Company.

5.1.3	The members of the Board of Directors

The names and positions, current term of office and current shareholding in Sino Agro Food of the Directors as at the date of this Admission Document are set out in the table below. There is no expiry date for the Board of Directors' term of office. Pursuant to the NRS, unless a corporation’s articles of incorporation or bylaws otherwise provide (which in the Company's case they do not) each director holds office until his or her successor is elected and qualified, or until the director either resigns or is removed. Pursuant to the NRS, the removal of a director, whether with or without cause, requires the affirmative vote of no less than two thirds of the voting power of the corporation.

Name	Position	Director since	Shares owned
Solomon Lee	Chairman, President and CEO	Aug 2007	1,969,696 Common Shares and 75 Series A Preferred Shares.[25]
Peter Tan Paoy Teik	Director and CMO	July 2007	20 Series A Preferred Shares[26]
Michael Chen Bor Hann	Director and Secretary	July 2007	5 Series A Preferred Shares[27]
Nils-Erik Sandberg	Independent Director	January 2013	421,587 Common Shares[28]
Koi Ming Yap (George)	Independent Director	January 2013	10,102 Common Shares
Daniel Ritchey	Independent Director	February 2014	119,191 Common Shares
Lim Chang Soh (Anthony)	Independent Director	February 2014	30,303 Common Shares

25 The Company owes 266,667 Common Shares to Mr. Lee (7 years' remuneration in shares) that have not been issued as at the date of this Admission Document.

26 The Company owes 96,967 Common Shares to Mr. Tan (7 years' remuneration in shares) that have not been issued as at the date of this Admission Document

27 The Company owes 48,485 Common Shares to Mr. Chen Bor Hann (7 years' remuneration in shares) that have not been issued as at the date of this Admission Document

28 Includes 86,949 Common Shares owned of record by Mr. Sandberg’s spouse and 90,858 Common Shares owned of record by Ängby Sportklubb, a not-for-profit organization of which Mr. Sandberg is the chairman of the board of directors. Mr. Sandberg disclaims any beneficial ownership of the Common Shares held by Ängby Sportklubb.

Mr. Solomon Lee currently holds 9.78% of the issued and outstanding shares in the Company, corresponding to 61.96% of the total voting power. In addition, Mr. Peter Tan and Mr. Michael Chen hold 16.0% and 4.0% of the voting power, respectively.

5.1.4	Brief biographies of the members of the Board of Directors

Solomon Lee, 1943 – Chairman and CEO

From March 2004 to date Mr. Lee has been group managing director of CA. Since May, 1993, he has been the CEO of Irama Edaran Sdn. Bhd. (Malaysia), a modern fishery developer. As a member of the Board of Directors, Mr. Solomon contributes his holistic knowledge, know how, skills, project management and financial management of international experience in agriculture and aquaculture and food industries of over twenty years for the benefit of the Company and a deep understanding of all aspects of the business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Mr. Lee has a B.A. Major in accounting and economics from Monash University, Australia.

Mr. Lee is an Australian citizen.

Peter Tan Paoy Teik, 1958 - Director and CMO

Mr. Tan is now working full-time with Sino Agro Food. As a member of the Board of Directors, Mr. Tan contributes his knowledge of the company and a deep understanding of all aspects of the business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations. Mr. Tan has 28 years of experience within the food industry segment. Mr. Tan has an MBA from South Pacific University.

Mr. Tan is a Malaysian citizen.

Michael Chen Bor Hann, 1965 – Director and Secretary

From September 1995 to March 2004, Mr. Hann was Fishery Supervisor of Irama Edaran Sdn. Bhd. (Malaysia). As a member of the Board of Directors, Mr. Chen contributes his knowledge of the company and a deep understanding of all aspects of the business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Mr. Hann is a Taiwanese citizen.

Nils-Erik Sandberg, 1939 – Independent Director

Mr. Sandberg brings international investment experience and skills in corporate governance, investor relations, and corporate finance with local knowledge of Nasdaq Stockholm and Swedish Stock Exchange that will benefit the Company. Mr. Sandberg was appointed the chairman of the compensation committee of the Company from 1 February 2013. Mr. Sandberg was the founder and served as the CEO of Hydrocarbon International HCI AB, a publicly traded Swedish oil Company, from 1986 to 1993. Mr. Sandberg was also the founder and served as the CEO of Grauten Oil AB, a publicly traded Swedish oil company, during the same period. Mr. Sandberg was a director of International Petroleum Corporation, predecessor of Lundin Oil, later Lundin Petroleum, which currently trades on the Nasdaq Stockholm.

Mr. Sandberg is a Swedish citizen.

Koi Ming Yap (George), 1952 – Independent Director

Mr. Yap brings international investment banking, corporate finance, financial reporting, investment strategies, and international auditing experience and skills in corporate governance, investor relations, and corporate finance that benefit the Company. Mr. Yap is a practicing international chartered accountant and is a practicing member of The Institute of Chartered Accountants in England and Wales.

Mr. Yap was appointed the Chairman of the audit committee of the Company from 1 February 2013. His international experience has covered Australia, New Zealand, the United Kingdom, Europe, Malaysia, the ASEAN, China and Hong Kong. Mr. Yap specializes in strategic corporate finance solutions, business plans, registering listings on stock exchanges, international banking, financial management, risk management, financial reporting, auditing, financial management, investment management, and providing corporate finance solutions in terms of sourcing finance, as well as cornerstone investors in IPOs, reverse mergers, and takeovers, that are expected to benefit the Company going forward.

Mr. Yap is a Malaysian citizen.

Daniel Ritchey, 1968 – Independent Director

Mr. Ritchey has deployed his years of experience into developing partnerships and venture capital relationships throughout the agriculture and natural resource industries, both within the public and private sectors. Coupled with an undergraduate degree from Muskingum College (1989) and an MBA from Ohio State University (1994), Mr. Ritchey has as President of The Business Advocate, Inc. developed 3 successful partnerships, namely DC Capital LLC; 3-D Ranch LLC; and 3-D Oil and Gas LLC, whose business operations are mainly concentrated in Ohio, and whose commercial property development also extends into the Washington DC area. Mr. Ritchey continues to serve as a lobbyist on both the State and Federal level, with focus on issues and industries related to natural resources and the environment. Mr. Ritchey is a member of the North American Free Trade Agreement Agriculture Advisory Committee, Office of the United States Trade Representative and a board member in Genesis Healthcare System, Ohio and The Ohio to Erie Trail. Mr. Ritchey has an undergraduate degree from Muskingum College (1989) and an MBA from Ohio State University (1994).

Mr. Ritchey is a United States citizen.

Lim Chang Soh (Anthony), 1964 – Independent Director

Mr. Soh brings investment experience and skills in corporate governance, corporate finance, new business development and investment strategies with considerable knowledge in agriculture industry that will benefit the Company. Mr. Soh served as deputy managing director of Pontian United Plantations Berhad, a Malaysian plantation company in the business of cultivating oil palm on 39,000 acres of land on a group basis, and operating an oil mill, from the Year 2009 until October 31, 2013. Prior to his appointment as the deputy managing director, Mr. Soh was appointed director in Pontian United Plantations Berhad in 2005, and subsequently promoted to the post of executive director from 2007. Mr. Soh is a practicing lawyer with 20 years standing and a consultant in the law firm, Christopher Wong Associates, in Kuala Lumpur, Malaysia.

Mr. Soh is a Malaysian citizen.

5.2	Management

5.2.1	Overview

The Group's management team consists of 5 individuals. The names of the members of the Management as at the date of this Admission Document, and their respective positions are presented in the table below:

Name	Current position	Employed with the Group since	Shares owned
Solomon Lee	President and Chief Executive Officer (CEO)	2007	See above
Peter Tan Paoy Teik	Chief Marketing Officer (CMO)	2007	See above
Michael Chen Bor Hann	Secretary	2007	See above
Bertil Tiusanen	Chief Financial Officer (CFO)	2015	-
Olivia Lai	Chief Corporate Affairs Officer	2014	-

The Company's registered office address at Room 3801, 38th Floor, Block A, China Shine Plaza, No. 9 Lin He Xi Road, Tianhe District, Guangzhou City, Guangdong Province 510610, People's Republic of China, serves as the business address for the members of the Management in relation to their employment with the Group.

5.2.2	The members of the Management

Bertil Tiusanen, 1949 – CFO

Bertil Tiusanen was most recently a Director General and CEO at Lånekassen, the Norwegian State Education Loan Fund in Oslo, Norway. Mr. Tiusanen is also chairman of the board in CBRE-Atrium, a real estate services company in Norway. Bertil Tiusanen was previously a board member at Statkraft AS, Europe's largest renewable energy company, served as president and chief executive officer of Protegrity, Inc., a leading provider of privacy solutions and was previously acting president and CEO of Vattenfall AB, the largest public utility in northern Europe, with assets of more than USD 10 billion. From 1990 to 1992, he was senior vice president for finance and a member of the executive board at Procordia AB, a Swedish conglomerate. Before that he was executive vice president and CFO at Pharmacia AB, a leading pharmaceuticals and biotechnology firm. Mr. Tiusanen has served on the boards of several Swedish companies including serving on the board of JM AB, one of the largest construction companies in Sweden, and was previously chairman of JP-Bank. Mr. Tiusanen is a graduate of the Gothenburg School of Economics.

Mr. Tiusanen is a Swedish citizen.

Olivia Lai, 1959 – Chief Corporate Affairs Officer

Ms. Lai has held several positions during her 20 years of experience within finance and accounting. She has held management positions in Ernst & Young and in PricewaterhouseCoopers. Ms. Lai is a United States and Hong Kong Certified Accountant with memberships in the American Institute of Certified Public Accountants, Charted Global Management Accountants, Hong Kong Institute of Certified Public Accountants and the Taxation Institute of Hong Kong. Ms. Lai has an undergraduate degree in Accounting and holds an executive MBA from the Kellogg School of Management of Northwestern University, the United States and the University of Science and Technology, Hong Kong.

Ms. Lai is a Hong Kong citizen.

Please see above for brief biographies of Mr. Solomon Lee, Mr. Peter Tan and Mr. Michael Chen.

5.3	Stock option plans

The Board of Directors has not established a stock option plan. However, Sino Agro Food's current policy is to provide an incentive to its senior executives by allocating shares as a proportion of their base salary when they achieve certain results in their performance. Such allocations have been in the form of restricted shares. In addition, the Company regularly issues Common Shares to employees for employee compensation. On July 2, 2013, the Company issued 297,209 Common Shares at a value of approximately USD 0.45 per share, amounting to a total of USD 133,744. On April 25, 2014, the Company issued 1,292,620 Common Shares to employees at a value of USD 0.5 per share, amounting to a total of USD 646,310. The value is determined by using the trading price of the Company's shares on the date of issuance. On June 16, 2014, the Company also issued 1,160,764 Common Shares to consultants at a value of approximately USD 0.42 per share, amounting to a total of USD 487,521, for service compensation, and on September 16, 2014 an additional 2,000,000 Common Shares at a value of approximately USD 0.49 per share, amounting to a total of USD 975,000.

Further, in accordance with the employment agreement between the Company and Mr. Solomon Lee (CEO and chairman of the Company's Board of Directors), Mr. Lee is entitled to annually receive 33,939 Common Shares in the Company. The entitlement lasts for the duration of the employment agreement, which was entered into on 29 December 2014 and has a term of three years.

Under an employment agreement between the Company and Mr. Peter Tan Paoy Teik (Chief Marketing Officer of the Company), Mr. Peter Tan Paoy Teik is entitled to annually receive 17,575 Common Shares in the Company. The entitlement lasts for the duration of the employment agreement, which was entered into on 29 December 2014 and has a term of three years. In accordance with the employment agreement between the Company and Mr. Michael Chen Bor Hann (director and secretary of the Company's Board of Directors), Mr. Michael Chen Bor Hann is entitled to annually receive 6,060 Common Shares. The entitlement lasts for the duration of the employment agreement, which was entered into on 29 December 2014 and has a term of three years.

As of the date of this Admission Document, no shares have been issued in accordance with the employment agreements. The employment agreements also provides for Mr. Solomon Lee, Mr. Peter Tan Paoy Teik and Mr. Michael Chen Bor Hann, respectively, to be eligible to participate in any incentive compensation plan established by the Company. However, no such plan has been established.

5.4	Benefits upon termination

No member of the Board of Directors and/or the Management is entitled to any benefits upon ceasing to serve as member of the Board of Directors or Management.

5.5	Employees

As at the date of this Admission Document, the Group has 577employees. The table below sets out the development in the number of full-time employees for the three months ended 30 September 2015 and the years ended 2014 and 2013.

	As at 30 September	As at 31 December
	2015	2014	2013
Total	577	556	588

5.6	Board committees

The Board of Directors may establish committees as and when required. Membership of Board of Directors' committees will be based on the needs of Sino Agro Food, relevant legislative and other requirements and the skills and experience of individual directors. As of the date of this Admission Document, the Board of Directors has adopted an audit committee and a compensation committee.

Audit committee:

The audit committee currently consists of the three independent directors, Mr. Yap Koi Ming, Mr. Nils Erik Sandberg and Mr. Daniel Ritchey. The audit committee has been adopted for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. The Audit Committee has the authority appropriate to discharge its duties and responsibilities, including the authority to select, engage, retain, terminate and approve the fees and other retention terms of special or independent counsel and other advisors, as it deems necessary or appropriate to carry out its duties.

Compensation committee

The compensation committee currently consists of the three independent directors, Mr. Nils Erik Sandberg, Mr. Yap Koi Ming and Mr. Lim Chang Soh. The compensation committee has been adopted for the purpose of assisting the Board of Directors in fulfilling its responsibilities to the shareholders, relating to developing policies and making specific recommendations to the Board of Directors with respect to the direct and indirect compensation of the Company's Management. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

5.7	Corporate Governance

5.7.1	Code of practice

As a company having its shares quoted on the OTCQB, the Company is required to select the corporate governance standards of NYSE, NASDAQ or NYSE MKT. The Company uses the NASDAQ's corporate governance rules and is required to explain in its public filings how and to what extent its corporate governance criteria meet the NASDAQ rules. The Company is in compliance with the corporate governance standards of NASDAQ applicable to it.

5.7.2	Code of ethics and business conduct

The Board of Directors has adopted a code of conduct (the "Code") with the purpose of providing guiding principles to all officers and employees of the Company. The basic principle which governs all of the officers, directors and employees is that the Company's business should be carried out with loyalty to the interest of the Company and its shareholders. In addition, the Code includes provisions for, among other matters, principles regarding inside information, conflicts of interest, handling of corporate documentation, compliance with internal controls and disclosure controls.

5.8	Conflicts of interest etc.

5.8.1	No convictions, incriminations, bankruptcies

During the last five years preceding the date of this Admission Document, none of the members of the Board of Directors or members of the Management has:

•	any convictions in relation to indictable offences or convictions in relation to fraudulent offences;
•	received any official public incrimination and/or sanctions by any statutory or regulatory authorities (including designated professional bodies) or ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company; or
•	been declared bankrupt or been associated with any bankruptcy, receivership or liquidation in his capacity as a founder, director or senior manager of a company.

5.8.2	Conflicts of interest

As of the date of this Admission Document, Mr. Solomon Lee (the "Principal Shareholder") directly or indirectly holds 1,969,771 shares in the Company, whereof 1,969,696 shares are Common Stock and 75 shares are Series A Preferred Stock, corresponding to approximately 9.78 percent of all shares outstanding and approximately 61.96 percent of the voting power of all shares in the Company. This holding means that the Principal Shareholder has significant influence over the Company and can thus affect issues which are subject to voting at a general meeting, for example changes to the By-laws. Mr. Solomon Lee (CFO), Mr. Peter Tan (CMO) and Mr. Michael Chen (Secretary) serve as both members of the Board and members of the executive management.

Mr. Sandberg is the chairman of the board of directors of Ängby Sports Club, a not-for-profit organization, which is the owner of 90,858 shares. Mr. Sandberg disclaims any beneficial ownership of the shares held by Ängby Sports Club.

There are no family relationships between any of the members of the Board of Directors and/or members of Management.

5.9	Ownership structure

As of 7 December 2015, the Company had 2,991 registered shareholders.

Only (i) beneficial ownership of at least 5 percent of the shares and (ii) securities held by persons holding an insider position in Sino Agro Food, including members of the Company's Board of Directors and Management, are disclosable under United States law. The table below sets out the beneficial owners who, to the Company's knowledge, directly or indirectly have an interest in the Company's share capital or voting rights which must be disclosed under United States law.

Shareholder	Common Shares	Percentage of Common Shares	Series A Preferred Shares	Percentage of Series A Preferred Shares	Percentage of voting rights
Solomon Lee	1,969,696	9.78%	75	75%	61.96%
Peter Tan Poay Teik (Peter Tan)	0	0%	20	20%	16.00%
Chen Bor Hann (Michael Chen)	0	0%	5	5%	4.00%
Koi Ming Yap (George Yap)	10,102	0.05%	0	0%
Nils Erik Sandberg	421,587	2.09%	0	0%
Daniel Ritchey	119,191	0.60%	0	0%
Lim Chang Soh (Anthony Soh)	30,303	0.15%	0	0%
Nordnet Bank AB	3,023,280	15.02%	0	0%	3.00
Avanza Bank	3,657,144	18.16%	0	0%	3.63
Total	9,231,303	45.85	100	100	88.59
Other shareholders	10,902,454	54.15	0	0%	11.41
Total, incl. other	20,133,757	100	100	100	100

As of the date of this Admission Document, Mr. Solomon Lee (the "Principal Shareholder") directly or indirectly holds 1,969,771 shares in the Company, whereof 1,969,696 shares are Common Stock and 75 shares are Series A Preferred Stock, corresponding to approximately 9.78 percent of all shares outstanding and approximately 61.96 percent of the voting power of all shares in the Company. This holding means that the Principal Shareholder has significant influence over the Company and can thus affect issues which are subject to voting at a general meeting, for example changes to the By-laws. The Principal Shareholder may also be able to prevent or obstruct the Company from being acquired through a public takeover offering.

In addition, to the Company's knowledge, the following shareholders control more than 5% of the issued Common Shares: Avanza Bank (Sweden), 18.16%, Nordnet Bank AB (Sweden), 15.02%.

The Company is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

6	GENERAL INFORMATION

This section provides general information on the presentation of financial and other information, as well as the use of forward-looking statements, in this Admission Document. Any potential investor should read this information carefully before continuing.

6.1	Presentation of Financial Information and Certain Other Information

6.1.1	Financial information

The Group's audited consolidated financial statements as of, and for the years ended, 31 December 2014 and 2013 have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The consolidated financial statements include the financial statements of the parent company Sino Agro Food as well as its subsidiaries CA, Capital Stage Inc. ("CS"), Capital Hero Inc. ("CH"), TRW, Macau Eiji Company Limited ("MEIJI"), Jiangmen City Heng Sheng Tai Agriculture Development Co. Ltd. ("JHST"), Jiangmen City A Power Fishery Development Co. Ltd. ("JFD" or "Fish Farm 1"), Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. ("JHMC" or "Cattle Farm 1"), HSA, A Power Agro Agriculture Development (Macau) Limited ("APWAM") and Sino Agro Food Sweden AB (publ) ("SAFS") and its variable interest entities SJAP and Qinghai Zhong He Meat Products Co. Ltd. ("QZH"). All material inter-company transactions and balances have been eliminated in consolidation. The Group's audited consolidated financial statements as of, and for the years ended, 31 December 2014 and 2013 are together referred to as the "Financial Statements" and are incorporated by reference to this Admission Document, see section 12.2 – "Documents incorporated by reference" below.

The Group's unaudited interim consolidated financial statements as of, and for the six month periods ended 30 September 2015 and 2014 (the "Interim Financial Statements"), have been prepared in accordance with US GAAP and are incorporated by reference to this Admission Document. The Financial Statements and the Interim Financial Statements are together referred to as the "Financial Information". The Financial Statements as of and for the years ended 31 December 2014 and 2013 have been audited by Anthony Kam & Associates Limited, as set forth in the auditors' reports included in the Financial Statements. Anthony Kam has issued a review report on the Interim Financial Statements, as set forth in their report on review of interim financial information included in the Interim Financial Statements. The financial information included in this Prospectus that is stated to be as of 30 September 2015 or 30 September 2014 has been based on the Interim Financial Statements, which are unaudited.

There have been no significant changes in the financial or trading position of the Company which have occurred since the end of the last financial period (i.e. since 30 September 2015).

The reporting currency of the Company is United States Dollars ("USD") and the functional currency of the Company is the Chinese Renminbi (the "RMB"). For those entities whose functional currency is other than USD, all assets and liabilities are translated into USD at the exchange rate on the balance sheet date, shareholders' equity is translated at historical rates and items in the statements of income and of cash flows are translated at the average rate for the period.

Inventories are valued at the lower of cost (determined on a weighted average basis) and net realizable value. Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Goodwill is tested for impairment on an annual basis at the end of the Company's fiscal year, or when impairment indicators arise. The Company uses a fair-value-based approach to test for goodwill impairment at the level of each reporting unit.

6.1.2	Non-US GAAP financial measures

In this Admission Document, the Company presents certain non-US GAAP financial measures and ratios, including EBITDA, EBITDA margin, Net Debt, Capital Employed and Return on Capital Employed.

6.1.3	Sources of Industry and Market Data

To the extent not otherwise indicated, the information contained in this Admission Document on the market environment, market developments, growth rates, market trends, market positions, industry trends, competition in the industry in which the Company operates and similar information are estimates based on data compiled by professional organisations, consultants and analysts; in addition to market data from other external and publicly available sources as well as the Company's knowledge of the markets.

While the Company has compiled, extracted and reproduced such market and other industry data from external sources, the Company has not independently verified the correctness of such data. Thus, Sino Agro Food takes no responsibility for the correctness of such data. The Company cautions prospective investors not to place undue reliance on the above mentioned data.

Although the industry and market data is inherently imprecise, the Company confirms that where information has been sourced from a third party, such information has been accurately reproduced and that as far as the Company is aware and is able to ascertain from information published by that third party, no facts have been omitted by the Company that would render the reproduced information inaccurate or misleading. Where information sourced from third parties has been presented, the source of such information has been identified.

In addition, although the Company believes its internal estimates to be reasonable, such estimates have not been verified by any independent sources and the Company cannot assure prospective investors as to their accuracy or that a third party using different methods to assemble, analyze or compute market data would obtain the same results. The Company does not intend to or assume any obligations to update industry or market data set forth in this Admission Document. Finally, behavior, preferences and trends in the marketplace tend to change. As a result, readers of this Admission Document should be aware that data in this Admission Document and estimates based on those data may not be reliable indicators of future results.

6.1.4	Certain Other Information

In this Admission Document, all references to "USD" are to the lawful currency of the United States of America, all references to "NOK" or "Norwegian kroner" are to the lawful currency of Norway, all references to "RMB" are to the Chinese Renminbi, the official currency of the People's Republic of China.

In this Admission Document, all references to the "US", the "USA" or the "United States" are to the United States of America, all references to "PRC" or "China" are to the People's Republic of China, all references to the "UK" are to the United Kingdom, all references to the "EU" are to the European Union and its member states as at the date of this Admission Document, and all references to "EEA" are to the European Economic Area and its member states as at the date of this Admission Document.

In this Admission Document, all references to "Common Shares" are to the Common Shares issued by the Company under the NRS and all references to "VPS Registered Common Shares" are to the beneficial interests in certain underlying Common Shares recorded in the VPS for the purpose of trading the VPS Registered Common Shares on Merkur Market.

Certain figures included in this Admission Document have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly.

6.2	Cautionary note regarding forward-looking statements

This Admission Document contains certain forward-looking information and statements, including, but not limited to, certain statements set forth under section 1 - "Risk Factors", section 4 - "Information about the Issuer" and section 9.3 - "Payout Policy", and elsewhere in this Admission Document. Such forward-looking information and statements are based on the current, estimates and projections of the Company or assumptions based on the information currently available to the Company. Such forward-looking information and statements reflect current views with respect to future events and are subject to risks, uncertainties and assumptions. The Company cannot give assurance as to the correctness of such information and statements. These forward-looking information and statements can generally be identified by the fact that they do not relate only to historical or current facts.

Forward-looking statements sometimes use terminology such as "targets", "believes", "expects", "aims", "assumes", "intends", "plans", "seeks", "will", "may", "anticipates", "would", "could", "continues", "estimate", "milestone" or other words of similar meaning and similar expressions or the negatives thereof. By their nature, forward-looking information and statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements that may be expressed or implied by the forward-looking information and statements in this Admission Document. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove to be incorrect, the Company's actual financial condition or results of operations could differ materially from that or those described herein as anticipated, believed, estimated or expected. Additional factors that could cause the Company's actual results, performance or achievements to differ materially include, but are not limited to, those discussed under section 1 - "Risk Factors".

Any forward-looking information or statements in this Admission Document speak only as at the date of this Admission Document. Except as required by applicable law, the Company does not intend, and expressly disclaims any obligation or undertaking, to publicly update, correct or revise any of the information included in this Admission Document, including forward-looking information and statements, whether to reflect changes in the Company's expectations with regard thereto or as a result of new information, future events, changes in conditions or circumstances or otherwise on which any statement in this Admission Document is based.

7	FINANCIAL INFORMATION

7.1	Independent auditors

The Company's auditor is Anthony Kam from Anthony Kam & Associates, a Certified Public Accountants (CPA) firm registered with the Public Company Accounting Oversight Board (PCAOB). Anthony Kam is a fellow of the Hong Kong Institute of Certified Public Accountants, the Association of the Chartered Certified Accountants in the United Kingdom, the Institute of Chartered Accountants in England and Wales, and the Hong Kong Securities and Investment Institute. The registered address of Anthony Kam & Associates Limited is Suite 2105, 21st floor, Wing On Centre, 111 Connaught Road Central, Hong Kong. Anthony Kam has been the Company's auditor since 2013.

The Financial Statements for the financial years 2013 and 2014 were audited by Anthony Kam, and the auditor's reports are included together with the Financial Statements incorporated by reference, see cross reference list in section 12.2. Interim Financial Statements are reviewed in accordance with interim standard AU 722 Interim Financial Information as applicable to US public companies subject to the US Securities Exchange Commission and governed by the Public Company Accounting Oversight Board (PCAOB).

Anthony Kam has not audited, reviewed or produced any report on any other information provided in this Admission Document.

The audit reports in the Financial Statements do not contain any qualifications or emphasis of matters.

7.2	Working capital statement

The Company is of the opinion that the working capital available to the Group is sufficient for the Group's present requirements, for the period covering at least 12 months from the date of this Admission Document.

7.3	Related party transactions and certain relationships

7.3.1	Introduction

Below is a summary of the Group's related party transactions for the periods covered by the historical financial information included in this Admission Document by reference, and up to the date of this Admission Document. For further information on related party transactions for the Group for the years ended 31 December 2014 and 2013, and for the nine months ended 30 September 2015, please refer to note 29, 30 and 30 respectively of such financial statements, incorporated by reference to this Admission Document (section 12.2).

All related party transactions have been concluded based on arm's length principles.

7.3.2	Transactions or relationships carried out with related parties in the years ended 31 December 2014, and 2013

7.3.2.1	The Company has outstanding debts to the CEO and chairman of the Board of Directors

The Company has outstanding debts to Mr. Lee, the CEO and chairman of the Board of Directors (see section 5 "Board of Directors, management, employees and corporate governance") due to loans provided to the Company. As of 30 September 2015, the outstanding debts amount to USD 692,906. As of 31 December 2014, the outstanding debt amounted to USD 1,172,059 (31 December 2013: USD 1,793,768, 31). The amounts are unsecured, interest free and have no fixed term of repayment. There is no agreement or other document supporting Mr. Lee's advances extended to the Company and all entries are book entries based on debit and credit notes and statements of account.

7.3.2.2	Mr. Solomon Lee has personally guaranteed the promissory notes issued by the Company

The Company has issued several promissory notes to unrelated third parties for advances granted by third parties collectively to Sino Agro Food. These promissory notes are personally guaranteed by Mr. Solomon Lee, and are repayable within two years at interest free term. The promissory notes may be repaid either by cash or in shares of the Company or a combination thereof. If shares settled debt amounts, the respective share conversion rates will be determined by both parties at the time of settlement. As of 30 September 2015, the Company has USD 3,100,000 outstanding in such promissory notes.

7.3.3	Transaction carried out with related parties in the period following 31 December 2014

In addition to the transactions and balances as disclosed elsewhere in the consolidated financial statements, during the nine months ended September 30, 2015 the Company had the following significant related party transactions: Included in due to a director, due to Mr. Solomon Lee is $692,906 as of September 30, 2015. The amount is unsecured, interest free and have no fixed terms of repayment.

7.3.4	Related parties to unincorporated companies and cooperative projects

The operator of the unincorporated project company Prawn Farm 2, Mr. Wei Daqing, concurrently holds the position of chairman of the board in the Company's Chinese subsidiary JHST. Moreover, the operator of the unincorporated project company Fish & Eel Farm 2, Mr. Gao Riqiang, is the Company's Chinese subsidiary JFD's largest third party supplier.

The unincorporated project company Wholesale Center 1 is the largest third party supplier of the Company's Chinese subsidiary QZH. Moreover, the legal representative of the cooperative project Zhongshan New Prawn Project, Mr. Fang Xiangjun, concurrently holds the position as supervisor of the Company's Chinese subsidiary JHST.

8	CORPORATE INFORMATION AND DESCRIPTION OF SHARE CAPITAL

8.1	Authorized and issued share capital

At the date of this Admission Document, the Company's authorized capital stock consists of a total of 32,727,273 shares, consisting of (a) 22,727,273 Common Shares, par value USD 0.001 per share and (b) 10,000,000 shares of preferred stock, par value USD 0.001 per share.

Only the Common Shares will be admitted to trading on Merkur Market.

Out of the 10,000,000 preferred stock, 100 have been designated as Series A Preferred Shares and 9,999,900 are undesignated, as a result of the former Series F preferred stock being redeemed on 5 June 2015 and returned as undesignated blank check stock and the conversion of the former Series B convertible preferred stock into 707,070 shares of Common Stock as of June 15, 2015.

The Series A Preferred Shares rank (i) senior to any of the Common Shares, and (ii) junior to any other series or class of preferred stock of Sino Agro Food and any other class or series of stock of Sino Agro Food which by its term shall rank senior to the Series A Preferred Shares. The Series A Preferred Shares pay no dividend and are not convertible. In general, the outstanding shares of Series A Preferred Shares shall vote together with the Common Shares as a single class and, regardless of the number of Series A Preferred Shares outstanding and as long as at least one of such Series A Preferred Share is outstanding, shall represent 80 percent of all votes entitled to be voted at any annual or special meeting of shareholders of Sino Agro Food or action by written consent of its shareholders. Each outstanding Series A Preferred Share shall represent its proportionate share of the 80 percent which is allocated to the outstanding Series A Preferred Shares. The Series A Preferred Shares are not redeemable. The VPS Registered Common Shares mirror the underlying Common Shares.

As of 31 December 2015 the Company has issued 20,133,757 Common Shares and 100 Series A Preferred Shares.

The below table illustrates the authorized and issued capital stock of the Company as at the date of this Admission Document.

Capital stock in Sino Agro Food	Authorized	Issued
Common Shares	22,727,273	20,133,757
Series A Preferred Shares	100	100
Blank check (undesignated)	9,999,900	-
Total	32,727,273	20,133,857

All the shares in the Company exist under the laws of the State of Nevada.

Shareholders of the Company shall have no conversion, redemption or pre-emptive rights to subscribe for any of the Company's securities.

8.2	VPS registration of the VPS Registered Common Shares

In connection with the admission to trading on Merkur Market, a number of VPS Registered Common Shares have been registered in the VPS. The VPS Registered Common Shares are depository receipts representing the beneficial interest in a corresponding number of Common Shares held in deposit in the Company's shareholder register in DTC by the VPS Registrar. Please refer to section 10.3 "The VPS and transfer of VPS Registered Common Shares" for a further description of the rights attached to the VPS Registered Common Shares and the VPS system.

8.3	Share capital history

8.3.1	Reverse split

On 10 November 2014, the Board of Directors of Sino Agro Food approved an amendment to the Articles of Incorporation to effectuate a reverse stock split (the “Reverse Split”) of the Common Shares, par value USD 0.001 per share, affecting both the authorized and issued and outstanding number of such shares by a ratio of 9.9 for 1. The Reverse Split became effective in the State of Nevada on 16 December 2014. The market effective date of the Reverse Split was 16 December 2014, having been approved by the Financial Industry Regulatory Authority, Inc. (“FINRA”) on 15 December 2014. As a result of the Reverse Split, each 9.9 Common Shares authorized as well as each such share issued and outstanding prior to the Reverse Split has been converted into 1 Common Share, and all options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, Common Shares have been proportionally adjusted.

Unless expressly set out in this Admission Document, all references to Common Shares and VPS Registered Common Shares in this Admission Document have been retroactively restated to account for the Reverse Split.

8.3.2	Development in the Company's share capital

The table below shows the development in the Company's issued share capital for the period from 1 January 2013 to the date of this Admission Document:

Date	Shares issued/Bought back	Market price when issued (USD)	Par Value	Additional paid in capital	Consideration received	Income from insurance of shares	Note
As of 1.1.2013	10,101,500			91,216,429
3/1/2013	93,533	5.24	926	487,064	490,768	2,778	Debt settlement
3/1/2013	84,354	5.24	835	439,266	442,606	2,505	Debt settlement
15/1/2013	142,939	4.75	1,415	677,830	750,000	70,755	Debt settlement
15/1/2013	142,939	4.75	1,415	677,830	750,000	70,755	Debt settlement
20/2/2013	144,716	4.75	1,433	686,259	745,000	57,308	Debt settlement
20/2/2013	97,125	4.75	962	460,577	500,000	38,462	Debt settlement
15/3/2013	119,375	4.85	1182	577,909	650,000	70,909	Debt settlement
28/3/2013	65,168	5.04	645	328,387	400,000	70,968	Debt settlement
28/3/2013	154,774	5.04	1532	779,919	950,000	168,548	Debt settlement
18/4/2013	226,402	4.85	2,241	1,084,827	1,300,000	212,931	Debt settlement
18/4/2013	95,785	4.85	948	458,966	550,000	90,086	Debt settlement
10/5/2013	107,766	4.35	1,067	468,363	490,768	21,338	Debt settlement
10/5/2013	16,163	4.35	160	70,245	73,606	3,201	Debt settlement
10/5/2013	294,450	4.35	2,915	1,279,709	1,340,925	58,301	Debt settlement
25/6/2013	67,006	3.66	663	241,464	271,978	29,851	Debt settlement
25/6/2013	184,775	3.66	1,829	665,854	750,000	82,317	Debt settlement
2/7/2013	30,021	4.45	297	133,447	133,744	-	Employee entitlements
5/7/2013	188,414	3.56	1,865	665,911	850,000	182,224	Debt settlement
15/7/2013	133,659	4.15	1,323	554,430	600,000	44,246	Debt settlement
2/8/2013	186,162	3.76	1,843	702,183	680,000	(24,026)	Debt settlement
12/8/2013	160,354	4.45	1,588	704,850	635,000	(71,438)	Debt settlement
5/9/2013	148,860	3.56	1,474	530,536	562,000	29,991	Debt settlement
23/10/2013	87,422	5.04	865	440,528	450,000	8,607	Debt settlement
6/11/2013	141,414	5.04	1,400	712,600	672,617	(41,383)	Debt settlement
19/11/2013	139,394	4.05	1,380	564,420	663,009	97,209	Debt settlement
20/11/2013	140,909	4.35	1,395	612,405	600,000	(13,800)	Debt settlement
5/12/2013	133,838	4.15	1,325	555,175	564,788	8,288	Debt settlement
12/12/2013	128,838	4.05	1,276	521,680	619,218	96,263	Debt settlement
24/12/2013	141,141	5.14	1,397	725,199	678,349	(48,247)	Debt settlement
As of 31.12.2013	13,899,196		35,597	108,024,261	18,164,376	1,318,947

As at 01.01.2014	13,899,196		13,899.20	105,037,379.00

Date	Shares issued/Bought back	Market price when issued (USD)	Par Value	Additional paid in capital	Consideration received	Income from insurance of shares	Note
3/1/2014	149,645	5.45	149.64	814,664.91	800,000.00	-14,814,55	Debt settlement
13/1/2014	130,939	4.95	130.94	648,017.06	700,000.00	51,852,00	Debt settlement
16/1/2014	171,717	5.15	171.72	883,828.28	850,000.00	-34,000.00	Debt settlement
10/2/2014	106,838	5.15	106.84	549,893.00	550,000.00	0.16	Debt settlement
8/3/2014	143,593	5.45	143.59	781,719.36	725,000.00	-56,862.95	Debt settlement
27/3/2014	309,215	4.55	309.21	1,407,853.83	1,500,000.00	91,836.96	Debt settlement
29/3/2014	191,085	4.65	191.08	888,925.31	894,125.00	5,008.61	Debt settlement
8/4/2014	130,212	4.46	130.21	579,962.99	605,875.00	25,781.80	Debt settlement
25/4/2014	130,568	4.26	130.57	555,696.03	555,826.00	-	Workers entitlement
14/5/2014	340,615	3.96	340.62	1,348,496.58	1,450,000.00	101,162.80	Debt settlement
14/5/2014	360,750	3.96	360.75	1,428,210.85	1,500,000.00	71,428.40	Debt settlement
16/6/2014	117,249	3.96	117.25	464,188.35	464,305.60	—0.00	Professional Services
15/7/2014	220,282	3.96	220.28	872,096.92	894,125.00	21,807.80	Debt settlement
12/8/2014	120,041	3.96	120.04	475,243.96	487,249.00	11,885.00	Debt settlement
22/8/2014	258,684	4.06	258.68	1,049,741.48	1,050,000.00	-0.16	Debt settlement
16/9/2014	202,020	7.43	202.02	1,499,797.98	1,500,000.00	-0.00	Professional Services
8/10/2014	65,657	10.40	65.66	682,434.34	650,000.00	-32.500.00	Debt settlement
27/10/2014	35,354	9.11	35.35	321,964.65	350,000.00	28,000.00	Debt settlement
15/12/2014	80,739	9.90	80.74	799,231.26	799,312.00	-	Consulting service settlements
31/12/2014	-1,681	9.49	-1.68	-15,950.32	-15,952.00	-	Cancellation of decimal shares under reserve split
As at 31.12.2014	17,162,716.46		17,162.72	16,036,016.81	16,309,866.20	270,585.87

As at 01.01.2015	17,162,716
2/2/2015	173,304	6.96	173	1,205,867	1,206,040	-	Collateralized shares to secure loan debts
10/3/2015	290,000	7.61	290	2,205,960	2,206,250	-	Collateralized shares to secure loan debts
19/3/2015	290,000	8.91	290	2,584,085	2,584,375	-	Collateralized shares to secure loan debts
31/3/2015	153,392	11.13	153	1,707,100	1,707,253	-	Part of reversed split conversion
6/5/2015	47,787	15.20	48	726,315	726,362	-	Directors and workers entitlements
29/05/2015	75,002	14.20	75	1,064,953	1,065,028	-	Part of adjustments to the reversed split conversion
15/06/2015	707,070	12.63	707	6,293	7,000	-	Conversion of B series shares
22/09/2015	280,000	12.50	280	3,499,720	-	-	#1 issuance of shares for trade facility security of MUSD 20

Date	Shares issued/Bought back	Market price when issued (USD)	Par Value	Additional paid in capital	Consideration received	Income from insurance of shares	Note
30/09/2015	-514	10.97	-1	-5,638	-5,639	-	Readjustment to reversed split shares
06/11/2015	185,000	12.50	185	2,312,315	-	-	#2 issuance of shares for trade facility security of MUSD 20
13/11/2015	300,000	12.50	300	3,749,700	-	-	#3 issuance of shares for trade facility security of MUSD 20
23/11/2015	100,000	12.50	100	1,249,900	-	-	#4 issuance of shares for trade facility security of MUSD 20
22/12/2015	250,000	12.50	250	3,124,750	-	-	#5 issuance of shares for trade facility security of MUSD 20
22/12/2015	120,000	12.50	120	1,499,880	-	-	#6 issuance of shares for trade facility security of MUSD 20
As of 31.12.2015	20,133,757		2,971	24,931,199	9,496,670	-

8.4	Share repurchase and treasury shares

At the date of this Admission Document, 101,010 Common Shares, each with a par value USD 0.001 per share, are held in the treasury. The book value of the 101,010 Common Shares is USD 1,250,000, implying a book value of USD 12.375 per Common Share held in treasury. Under the terms of applicable Nevada corporate law and the Company's By-laws, the Company is permitted to repurchase its own shares.

None of the Company's subsidiaries hold any shares in the Company at the date of this Admission Document.

8.5	Other financial instruments

8.5.1	Promissory Notes

The Company has issued several promissory notes to unrelated third parties for advances granted by third parties collectively to Sino Agro Food. These promissory notes are personally guaranteed by Solomon Lee (see further under section 7.3 "Related party transactions and certain relationships"), and are repayable within two years at interest free term.

8.6	Articles of Incorporation, By-laws and Nevada law

The Company's Articles of Incorporation and By-laws are set out in Appendix A to this Admission Document. Below is a summary of provisions of the Articles of Incorporation, By-laws and certain aspects of applicable Nevada and United States corporate law. The Articles of Incorporation and By-laws of the Company do not impose more stringent conditions for the change of rights of holders of shares in the Company than those required by the NRS, see section 8.6.4.

8.6.1	Objective of Sino Agro Food

The Articles of Incorporation do not restrict the business which the Company can carry out.

8.6.2	Board of Directors

The business of every corporation must be managed under the direction of a board of directors or trustees, all of whom must be natural persons who are at least 18 years of age. A corporation must have at least one director, and may provide in its articles of incorporation or in its by-laws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased. Unless otherwise provided in the articles of incorporation, directors need not be shareholders.

Unless elected pursuant to NRS 78.320, or unless the articles of incorporation or the by-laws require more than a plurality of the votes cast, directors of every corporation must be elected at the annual meeting of the shareholders by a plurality of the votes cast at the election. Unless otherwise provided in this section or in the by-laws, the board of directors has the authority to set the date, time and place for the annual meeting of the shareholders. If for any reason directors are not elected pursuant to NRS 78.320 or at the annual meeting of the shareholders, they may be elected at any special meeting of the shareholders which is called and held for that purpose. Unless otherwise provided in the articles of incorporation or by-laws, each director holds office after the expiration of his or her term until a successor is elected and qualified, or until the director resigns or is removed.

The articles of incorporation or the by-laws may provide for the classification of directors as to the duration of their respective terms of office or as to their election by one or more authorized classes or series of shares, but at least one-fourth in number of the directors of every corporation must be elected annually. If an amendment reclassifying the directors would otherwise increase the term of a director, unless the amendment is to the articles of incorporation and otherwise provides, the term of each incumbent director on the effective date of the amendment terminates on the date it would have terminated had there been no reclassification.

Except as otherwise provided in this section, any director or one or more of the incumbent directors may be removed from office by the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

In the case of corporations which have provided in their articles of incorporation for the election of directors by cumulative voting, any director or directors who constitute fewer than all of the incumbent directors may not be removed from office at any one time or as the result of any one transaction under the provisions of this section except upon the vote of shareholders owning sufficient shares to prevent each director's election to office at the time of removal.

Subject only to such limitations as may be provided by the NRS, or the articles of incorporation of the corporation, the board of directors has full control over the affairs of the corporation.

Unless it is otherwise provided in the articles of incorporation, the board of directors may designate one or more committees which, to the extent provided in the resolution or resolutions or in the by-laws of the corporation, have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation. Each committee must include at least one director. Unless the articles of incorporation or the by-laws provide otherwise, the board of directors may appoint natural persons who are not directors to serve on committees.

8.6.3	Share rights

The shareholders of a corporation do not have a pre-emptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide. The Articles of Incorporation do not provide for pre-emptive rights.

Unless otherwise provided in the articles of incorporation or in a resolution of the board of directors establishing a class or series of stock, shares which are subject to redemption and which have been called for redemption are not deemed to be outstanding shares for purposes of voting or determining the total number of shares entitled to vote on a matter on and after the date on which: (i) written notice of redemption has been sent to the holders of such shares; and (ii) a sum sufficient to redeem the shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the shares upon surrender of any certificates.

8.6.4	Variation of share rights

Except as otherwise provided in NRS 78.207 or 78.320, every amendment to the articles of incorporation must be made in the following manner: (i) the board of directors must adopt a resolution setting forth the amendment proposed and either call a special meeting of the shareholders entitled to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the shareholders entitled to vote on the amendment; (ii) at the meeting, of which notice must be given to each stockholder entitled to vote pursuant to the provisions of this section, a vote of the shareholders entitled to vote in person or by proxy must be taken for and against the proposed amendment. If it appears upon the canvassing of the votes that shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment, an officer of the corporation shall sign a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted; and (iii) the certificate so signed must be filed with the Secretary of State.

Except as otherwise provided in the NRS, if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment.

8.6.5	Voting rights

Pursuant to the NRS, a shareholder may vote for all the shares owned or represented by him, unless otherwise prescribed in the articles of incorporation or by-laws. Holders of the shares of common stock are entitled to one vote for each such share held at all meetings of shareholders of the Company. Under the NRS, different classes of shares may have different voting rights.

Unless otherwise provided in the articles of incorporation, or in the resolution providing for the issuance of the stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the articles of incorporation, every stockholder of record of a corporation is entitled at each meeting of shareholders thereof to one vote for each share of stock standing in his or her name on the records of the corporation. If the articles of incorporation, or the resolution providing for the issuance of the stock adopted by the board of directors pursuant to authority expressly vested in it by the articles of incorporation, provides for more or less than one vote per share for any class or series of shares on any matter, every reference in this section to a majority or other proportion of stock shall be deemed to refer to a majority or other proportion of the voting power of all of the shares or those classes or series of shares, as may be required by the articles of incorporation, or in the resolution providing for the issuance of the stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the articles of incorporation, or the provisions of this section.

Pursuant to the Articles of Incorporation, as amended by a certificate of the designations, powers, preferences and rights of the Series A Preferred Shares dated 6 August 2010, the outstanding shares of Series A Preferred Shares shall vote together with the Common Shares as a single class and, regardless of the number of Series A Preferred Shares outstanding and as long as at least one Series A Preferred Share is outstanding, shall represent 80 percent of all votes entitled to be votes at any annual or special meeting of shareholders of the Company or action by written consent of shareholders. Each outstanding Series A Preferred Share shall represent its proportionate share of the 80 percent which is allocated to the outstanding Series A Preferred Shares. The VPS Registered Common Shares mirror the underlying Common Shares issued by the Company in accordance with the NRS.

8.6.6	General meeting of shareholders

The purpose of an annual meeting is, among other things, to elect the members of the board of directors. If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more shareholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.

Meetings of shareholders and directors of any corporation organized pursuant to the provisions of the NRS may be held within or without Nevada, in the manner provided by the by-laws of the corporation. The articles of incorporation may designate any place or places where such shareholders' or directors' meetings may be held, but in the absence of any provision therefor in the articles of incorporation, then the meetings must be held within or without this State, as directed from time to time by the by-laws of the corporation.

Unless otherwise provided in the articles of incorporation or by-laws, the entire board of directors, any two directors or the president may call annual and special meetings of the shareholders and directors.

8.6.7	Notice of shareholders' meeting

If shareholders are required or authorized to take any action at a meeting, the notice of the meeting must be in writing.

Except in the case of the annual meeting, the notice must state the purpose or purposes for which the meeting is called. In all instances, the notice must state the time when, and the place, which may be within or without Nevada, where the meeting is to be held, and the means of electronic communications, if any, by which shareholders and proxies shall be deemed to be present in person and vote.

A copy of the notice must be delivered personally, mailed postage prepaid or delivered as provided in NRS 75.150 to each stockholder of record entitled to vote at the meeting, not less than 10 nor more than 60 days before the meeting is being held. If mailed, it must be directed to the stockholder at his or her address as it appears upon the records of the corporation.

The articles of incorporation or the by-laws may require that the notice be also published in one or more newspapers.

Notice delivered or mailed to a stockholder in accordance with the provisions of section 78.370 and NRS 75.150 and the provisions, if any, of the articles of incorporation or the by-laws is sufficient, and in the event of the transfer of the stockholder's stock after such delivery or mailing and before the holding of the meeting it is not necessary to deliver or mail notice of the meeting to the transferee.

8.6.8	Dividend rights

Under the terms of the NRS, the board of directors may, subject to certain conditions, authorize one or more classes or series of stock that entitle the shareholders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative or partially cumulative.

Pursuant to the Company's Articles of Incorporation, as amended by a certificate of the designations, powers, preferences and rights of the Series A Preferred Shares dated 6 August 2010, the holders of Series A Preferred Shares shall not be entitled to receive any dividends.

8.6.9	Restrictions on share transfers

The Common Shares of the Company are generally freely transferable. The Company has not, pursuant to its articles of incorporation, law or regulations issued pursuant to legislation, been given a discretionary right to bar a share acquisition or to impose other trading restrictions. The shares are not subject to any ownership restrictions pursuant to law, licencing conditions or its articles of incorporation, other than such restrictions as are imposed by US securities laws on shares that have not been registered under the Securities Act of 1933, as amended or are otherwise eligible for resale pursuant to an exemption from such restriction.

Pursuant to US securities laws, the restricted Common Shares, are currently not freely tradable as they are not registered in the DTC. However, the restricted shares could be sold by means of an exemption under US Securities law and following an opinion from the counsel, the shares would become eligible for sale in the open market or otherwise.

To the Company's knowledge there are no lock-up agreements relating to the admission to trading on Merkur Market nor any shareholder agreements or provisions in the articles of incorporation, or resolutions passed by the general meeting, that may restrict regular trading in the shares.

8.6.10	Tender offer rules

A tender offer is an offer or invitation made directly to the shareholders of a publicly traded corporation to tender their shares for sale at a specified price during a specified time, typically subject to the tender of a minimum and maximum number of shares. To induce the stockholders of such a publicly traded corporation to sell to the tender offeror, the offer price is generally at a premium over the current market price of the corporation’s stock. A tender offer can be made by a third party or by the issuer to its own stockholders to encourage them to sell their stock back to the company. Each shareholder decides individually whether or not to participate in the offer, and cash is usually offered as consideration to those stockholders who sell their shares pursuant to the offer. A tender offer in which securities are offered as consideration is referred to as an “exchange offer.” In an exchange offer, the securities offered must be registered with the SEC prior to consummation of the transaction.

In the United States, tender offers are regulated by the SEC, primarily under Section 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and Regulations 14D and 14E thereunder. These rules require the filing with the SEC and dissemination of the offer materials to the targeted shareholders, including a document entitled “Offer to Purchase,” which contains disclosures regarding, among other things, the terms and conditions of the offer, the purposes of the offeror in making the offer, and a detailed description of the background of the transaction. In addition, under the Exchange Act, parties who will own more than five percent of a class of a company’s securities after making a tender offer for securities registered under the Exchange Act must file a Schedule 13D with the SEC. The “Offer to Purchase” is filed as an exhibit to the Schedule TO. Except for certain anti-fraud measures, the Exchange Act and the rules promulgated thereunder are not applicable to tender offers that would result in the acquisition of less than five percent of a company’s outstanding shares (sometimes referred to as “mini-tender offers”).

SEC regulations only require that an offer remain open for a minimum of 20 business days after offer materials are distributed (the “commencement” of the offer). They also require, in the case of a third party tender offer, that the board of directors of the target company file a recommendation statement on Schedule 14D-9 within 10 business days of the commencement of the tender offer. In many cases involving a third party, the tender offer has already been negotiated on friendly terms between the offeror and the target company. In such situations, the Schedule 14D-9 disclosure will typically closely match the disclosure set forth in the offeror’s Schedule TO.

Section 14(e) of the Exchange Act acts as an anti-fraud provision in the context of tender offers. Under this section, an offeror is prohibited from making any untrue statements of material facts, or omitting any information that would be considered material fact in their disclosures. Also prohibited are any fraudulent or deceptive acts that are made in connection with a tender offer.

As it is highly unlikely that all of a target company’s shareholders will participate in the tender offer and “tender” their shares to the offeror, a merger is usually necessary to complete the intended takeover of a target company. This is usually, particularly in Delaware, done through a back-end merger (a merger requiring the approval of the target company’s shareholders) or a short-form merger (a merger that does not require shareholder approval provided that the tender offeror owns at least 90% of the target company subsequent to the completion of the tender offer).

Tender offers are frequently friendly in nature. The offers are fully negotiated by the company’s board of directors and the tender offeror. In some circumstances, however, tender offers can be hostile in nature. In these situations, a third party intends to take control of the company without the consent or approval the company’s leadership or board of directors. Companies subject to hostile tender offers can mitigate these attempts through various defensive measures.

8.6.10.1	Going Private Transactions

In the United States, publicly traded companies who wish to withdraw from the public markets typically engage in “going private transactions.” Such a transaction is usually effectuated by a controlling shareholder or other affiliate of the company in which the number of shareholders are reduced. This allows the company to terminate its public status and other reporting obligations under the Exchange Act. Companies engage in going-private transactions for a plethora of reasons, including, but not limited to: tax/accounting benefits; reduction in the risk of shareholder litigation; avoidance of compliance with various SEC rules and regulations; the realization of a higher share price; and the ability to focus on long-term company objectives.

Going-private transactions are usually structured in one of three ways: (i) an acquisition by a controlling shareholder of a subsidiary with publicly traded shares (sometimes referred to as a “squeeze-out merger”); (ii) acquisitions by a significant, but non-controlling shareholder; (iii) leveraged buyouts by a third party or a private equity fund who works with management of the company or (iv) reverse stock splits.

As with most major transactions involving publicly traded entities, disclosure is required in order to gain approval from the SEC and to assist in the case of litigation before state courts. On the federal level, a going-private transaction requires the same approval process as any other acquisition of a public company. Thus, a company must comply with SEC Schedule 13E-3 and Rule 13e-3. These disclosure requirements are consistent with other disclosure schedules and may be simultaneously satisfied by the filing of various other documents with the SEC. In many instances the filings of proxy materials or tender offer disclosures will satisfy Rule 13e-3.

Depending on the structure of the transaction, companies will need to comply with other various regulations. If the transaction is a simple “one-step” merger, the company will need to appeal to its shareholders for approval with a Proxy Statement that complies with the rules of Regulation 14A and Schedule 14A under the Exchange Act. Compare that to a “two-step” merger that involves a tender offer and then a subsequent merger, where a company will need to file a tender offer statement on Schedule TO. In addition, target companies will need to file a Schedule 14D-9 within ten business days of the commencement a tender offer to disclose either that it recommends that stockholders: (i) accept or reject the offer; or (ii) that it neither recommends the acceptance or rejects the offer. Finally, a tender offeror may have to comply with section 13D disclosure requirements.

State requirements, of course, depend on the applicable jurisdiction’s corporate law. For companies incorporated in Delaware, that state’s courts have held that a target company’s management and board have affirmative duties to disclose all material facts that are relevant to a shareholder’s decision on whether to accept or reject a tender offer for their shares. Unlike federal rules, these requirements are determined by case law, rather than statutory schemes. A going public transaction will necessarily involve the careful examination and analysis of all relevant state statutes and case law by a public entity. Nevada does not have an extensive body of case law, but does at times follow Delaware’s precedents.

In addition to disclosure requirement, the SEC has promulgated waiting periods that ensure an opportunity for shareholders to adequately consider a going-private transaction. For example, for one-step mergers, the Schedule 13 E-3 must be filed at the same time as the proxy materials. For tender offers, the Schedule must be filed “as soon as practicable” on the date that tender offer materials are published to the public. As a catchall provision, companies involved in other transactions not involving a proxy or tender offer must file a Schedule 13E-3 30 days before any purchase of securities of the class of securities subject to a Rule 13e-3 transaction.

Reverse stock splits provide another avenue for companies wishing to withdraw from U.S. public markets. In order to effectuate a reverse split, a corporation will reduce its outstanding number of shares according to a set ratio. Current shareholders are typically issued new certificates for their old ones and, in the event of fractional shares, will either receive (i) shares “rounded” to the nearest whole number; or (ii) will be provided cash consideration. For example, in a situation where the company wishes to engage in a 1 for 20 reverse split, shareholders will receive new share certificates that provide 1 new share for every 20 shares they owned prior to the reverse split. Companies are able to harness this restructuring to reduce the amount of remaining shareholders, effecting permitting a company to delist from an exchange and also deregister from their reporting requirements under the Exchange Act provided that the number of such shareholders is less than 300.

Importantly, because the reverse split will typically require an amendment of a corporation’s articles of incorporation, this transaction will require shareholder approval. Thus, proxy materials will usually need to be disseminated. This has the collateral effect of triggering various SEC rules and regulations (i.e., proxy rules under Section 14 of the Exchange Act).

8.6.10.2	Nevada Acquisition of Controlling Interest Statutes

Corporations incorporated in the State of Nevada are potentially subject to the State’s “Acquisition of Controlling Interest” statutes (NRS 78.378 – 78.3793) (the “Control Share Statute”). Unless the articles of incorporation or bylaws of the corporation provide that these statutes do not apply, Nevada corporations are subject to the Control Share Statute if the corporation: (1) has at least 200 shareholders, including at least 100 record shareholders who are Nevada residents; and (2) conducts business directly or indirectly in the State of Nevada. If a corporation wishes to amend its articles of incorporation or bylaws in order to avoid the Control Share Statute, it must do so prior to the 10th day following the acquisition of a controlling interest by an acquiring person. The Company does not believe that its activities in Nevada constitute the conduct of business

The Control Share Statute require that individuals or entities who acquire a “controlling interest” within the meaning of NV law in a company should only be granted full voting rights in their shares if those rights are conveyed by the disinterested shareholders of the corporation at an annual or special meeting of the shareholders. A “controlling interest” is defined as: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more, of the voting power in the election of directors. As previously discussed, the acquisition must be approved by a majority of the shareholders, and if applicable, the holders of each class or series of stock that may be adversely affected by the acquisition. However, any shareholder that does not vote in favor of conferring such voting rights is allowed to petition that the company pay fair value for their shares (“dissenters rights”), if the acquiring individual or entity has acquired at least a majority of all of the voting power of a corporation.

Typically, the person who proposes to acquire a controlling interest will deliver a statement for the controlling shares to the registered office of the corporation, which, among other things, requests a special meeting of the shareholders and an offer to pay all expenses related to the same. Furthermore, if a corporation’s articles of incorporation or bylaws so provide, the corporation may choose to redeem the “control shares” for an average price that is paid by the person attempting to acquire control if such a person fails to present an offer statement to the company and its shareholders.

8.6.10.3	Nevada Poison Pills

In a hostile takeover situation, corporations may employ certain defensive measures in order to repel potential unwelcome acquisitions. Nevada law permits, but does not require companies to adopt certain provisions that would make a hostile takeover unattractive to a potential bidder. Such provisions are generally referred to as “poison pills.” In the case of the Company, although the Series A Preferred Shares may not have the objective of constituting a poison pill, they may to some extent have the same effect in relation to Company-level decision-making. For example, pursuant to the Company's Articles of Incorporation, Series A Preferred Shares shall represent 80 % of all votes entitled to be cast at any annual or special meeting of shareholders of the Company or action by written consent of shareholders. Consequently, even if a person acquired 100% of the Common Shares of the Company, such entity would only control 20% of the total vote.

Nevada has very strong antitakeover statutes in place. For example, unlike Delaware, Nevada does not impose enhanced fiduciary duties on directors in takeover situations. Instead, the State’s corporation statutes require courts to apply the deferential “Business Judgment Rule” to board defensive decisions. Thus, if there was a rational business decision for the employment of certain defensive measures, courts will uphold the decision of the board and will not find a potential violation of fiduciary duties. Thus, with such protection from the courts Nevada corporations have an incentive to put in place various defensive measures.

In addition, removing a director, whether or not for cause, requires the affirmative vote of the thirds of the voting power of the issued and outstanding shares entitled to vote.

8.6.10.4	Nevada Business Combinations Statute

Nevada law provides several measures which are intended to incentivize potential acquirers to negotiate with a target corporation’s board of directors before they engage in a transaction that may be considered hostile. Specifically, Nevada law contains a “Business Combination Statute,” which mandates that certain persons, who own, or within the past two years owned, ten percent (10%) or more of the corporation’s issued and outstanding voting shares cannot engage in specific business combinations with the corporation for two years subsequent to the date on which the person became such a shareholder, subject to certain exceptions.

A corporation may decide to opt-out of the Business Combinations Statute if it properly provides for this desire in its articles of incorporation. The Company has not opted out of the Business Combinations Statute.

8.6.11	Foreign exchange controls

There are currently no foreign exchange control restrictions in Norway that would potentially restrict the payment of dividends to a shareholder in Norway, and there are currently no restrictions that would affect the right of shareholders of a non-Norwegian company who are residents in Norway to dispose of their shares and receive the proceeds from a disposal in or outside of Norway. There is no maximum transferable amount either to or from Norway, although transferring banks are required to submit reports on foreign currency exchange transactions into and out of Norway into a central data register maintained by the Norwegian customs and excise authorities. The Norwegian police, tax authorities, customs and excise authorities, the National Insurance Administration and the Norwegian FSA have electronic access to the data in this register.

9	INFORMATION CONCERNING THE SECURITIES TO BE ADMITTED TO TRADING

9.1	Admission to trading of the Common Shares

Assuming that the conditions for completion of the Admission to Trading are satisfied, and the Admission to Trading is not cancelled, it is expected that Admission to Trading of the Common Shares and trading in the VPS Registered Common Shares on the Merkur Market will commence on or about 13 January 2016. The VPS Registered Common Shares are expected to trade under the symbol "SIAF".

The Common Shares have been traded on the OTCQB in the United States since January 5, 2012. The Company and the Manager cannot assure that a liquid trading market for the VPS Registered Common Shares can be created or sustained. The prices at which the VPS Registered Common Shares will trade after the Listing may be lower than the closing sale price on the OTCQB.

In connection with the admission to trading, the beneficial interests in a number of Common Shares in the Company have been registered in the VPS in book-entry form as VPS Registered Common Shares under ISIN US8293551060. The Company's register of VPS Shareholders with the VPS is administrated by Nordea Bank Norge ASA, Issuer Services, Middelthunsgate 17, 0368 Oslo, Norway.

9.2	The rights conferred by the Common Shares and the VPS Registered Common Shares

All shares of the Company are issued under the NRS. The VPS Registered Common Shares mirror the Common Shares and will in all material respects carry full shareholders' rights in the Company, including the right to any dividends. For a more detailed description of the rights attached to the VPS Registered Common Shares, and the underlying Common Shares, see sections 8.6 and 10.3. The Series A Preferred Shares have separate voting rights and rank senior to any of the Common Shares on liquidation (including the VPS Registered Common Shares), please see further information in section 8.1 – "Authorized and issued share capital". All Common Shares carry one vote per share, and each VPS Registered Common Share carry one vote per underlying Common Share, however the votes of the Series A Preferred Shares shall count 80% of all votes entitled to be voted at any annual or special meeting of shareholders of Sino Agro Food or action by written consent of its shareholders.

9.3	Payout policy

The Company aims to distribute (a portion of) surplus cash to its shareholders unless it can be invested at a return on capital employed ("ROCE") above at least 20%. The distribution to shareholders can occur in the form of dividend payouts, share repurchases, or redemptions.

9.4	Legal constraints on the distribution of dividends

Dividends are declared and paid at the discretion of the Board of Directors. There are no fixed dates for dividends. Entitlement to a dividend belongs to anyone who is registered as a shareholder on the dividend record date resolved by the Board of Directors. Under the laws applicable to the Company, the payment of dividends is, as a general rule, prohibited if the Company is, or would after payment be, unable to pay its liabilities as they become due in the general course of business. There are also certain restrictions relating to the distribution or transfer of cash from the Company's subsidiaries to the Company. Such restrictions may also indirectly delay or reduce the payment of dividends from the Company to its shareholders. For further information on such restrictions, please refer to section 1.4 "Risks related to the political and legal environment – Capital outflow policies in the PRC".

In connection with payment of dividends, VPS Shareholders holding VPS Registered Common Shares directly in the VPS, i.e. not through a qualified intermediary ("QI") will need to complete a form to confirm their beneficial ownership to such VPS Registered Common Shares for United States withholding tax purposes. In advance of any payment of dividends, Nordea Bank ASA will, on behalf of the Company, distribute a form to all eligible VPS Shareholders recorded directly in the VPS. This form must be completed by such VPS Shareholders within a certain deadline which will be conveyed to such VPS Shareholders. VPS Shareholders not returning such form within said deadline will be subject to a 30% withholding tax which will later, if applicable, need to be reclaimed independently from the IRS.

10	SECURITIES TRADING ON MERKUR MARKET

The following is a summary of certain aspects of trading of securities on Merkur Market. The summary is based on the rules and regulations in force in Norway as at the date of this Admission Document which may be subject to changes occurring after such date. The summary does not purport to be a comprehensive description of securities trading on Merkur Market. Shareholders who wish to clarify the aspects of securities trading on Merkur Market should consult with and rely upon their own advisors.

10.1	Trading and settlement

The Oslo Stock Exchange comprise three separate trading markets for trading in equities: Oslo Børs, a stock exchange operated by Oslo Børs ASA; Oslo Axess, a regulated market operated by Oslo Børs ASA; and Merkur Market, a multilateral trading facility operated by Oslo Børs ASA.

Trading of equities on Merkur Market is, as for Oslo Stock Exchange and Oslo Axess, carried out in the electronic trading system Millennium Exchange. This trading system is in use by all markets operated by the London Stock Exchange as well as by the Borsa Italiana and the Johannesburg Stock Exchange.

Official trading on Merkur Market takes place between 9:00 a.m. CET and 4:30 p.m. CET each trading day, with pre-trade period between 08:15 a.m. CET and 9:00 a.m. CET, a closing auction from 4:20 p.m. CET to 4:25 p.m. CET, and a post-trade period from 4:25 p.m. CET to 5:30 p.m. CET.

The settlement period for trading on Merkur Market is two trading days (T+2). This means that securities will be settled on the investor’s account in the VPS two trading days after the transaction, and that the seller will receive payment after two trading days.

Investment services in Norway may only be provided by Norwegian investment firms holding a license under the Norwegian Securities Trading Act, branches of investment firms from a member state of the EEA or investment firms from outside the EEA that have been licensed to operate in Norway. Investment firms in an EEA member state may also provide cross-border investment services into Norway.

10.2	Information, control and surveillance

The Surveillance and Corporate Control unit of Oslo Stock Exchange monitors all market activity on a continuous basis. Market surveillance systems are largely automated, promptly warning department personnel of abnormal market developments.

Pursuant to the Merkur Market Continuing Obligations, a company that is admitted to trading on Merkur Market must promptly release any inside information (that is, precise information about financial instruments, the issuer thereof or other matters that are likely to have a significant effect on the price of the relevant financial instruments or related financial instruments, and that are not publicly available or commonly known in the market). A company may, however, delay the release of such information in order not to prejudice its legitimate interests, provided that it is able to ensure the confidentiality of the information and that the delayed release would not be likely to mislead the public. Merkur Market may levy fines on companies violating these requirements.

10.3	The VPS and transfer of VPS Registered Common Shares

The VPS is the Norwegian paperless centralized securities register. The ownership of, and all transactions relating to, securities which are admitted to trading on Merkur Market are required to be registered in a securities register which is licensed to operate in Norway. Currently the VPS is the only securities register which is licensed to operate in Norway. The VPS and Merkur Market are both wholly-owned by Oslo Børs VPS Holding ASA.

All transactions relating to securities registered with the VPS are made through computerized book entries. No physical share certificates are, or may be, issued. The VPS confirms each entry by sending a transcript to the registered shareholder irrespective of any beneficial ownership. To give effect to such entries, the individual shareholder must establish a share account with a Norwegian account agent. Norwegian banks, Norges Bank (that is, Norway's central bank), authorized securities brokers in Norway, Norwegian branches of credit institutions established within the EEA or credit institutions established within the EEA operating cross-border into Norway are allowed to act as account agents.

In order to enable registration of depository receipts in the VPS, the VPS Registrar is registered as holder of the Common Shares admitted to trading on Merkur Market in the Company's register in DTC.

The VPS Registrar will, in its capacity as such, operate the Company's register in the VPS which will record the beneficial owners of the underlying Common Shares as owners of a corresponding number of VPS Registered Common Shares, either personally or through nominee registrations.

The technical settlement of any trading of the VPS Registered Common Shares will be carried out by transfer of such VPS Registered Common Shares in the VPS Register. Each VPS Registered Common Share will represent the beneficial ownership to one Common Share.

In accordance with market practice in Norway and system requirements of the VPS and Merkur Market, the beneficial holders of the underlying Common Shares will be registered in the VPS as holders of the VPS Registered Common Shares and the instruments admitted on trading and traded on Merkur Market will be referred to as common shares in the Company. For the purpose of Nevada law, the VPS Registrar will, however, be regarded as the legal owner of the underlying Common Shares by way of being registered as the shareholder of such underlying Common Shares in DTC, and shareholders listed as the holders of the VPS Registered Common Shares in the VPS will have to exercise all rights of ownership relating to the VPS Registered Common Shares indirectly through the VPS Registrar as their nominee. The VPS Shareholders must look solely to the VPS Registrar for the payment of dividends, for the exercise of voting rights, and for all other rights attached to the VPS Registered Common Shares. The Registrar Agreement provides that whenever the VPS Registrar receives any notice, report, accounts, financial statements, circular or other similar document relating to the Company's affairs, including notice of a shareholders' meeting, the VPS Registrar shall ensure that a copy of such document is promptly sent to the beneficially registered owners in the VPS, along with proxy forms or other relevant materials.

As a matter of Norwegian law, the entry of a transaction in the VPS is prima facie evidence in determining the legal rights of parties as against the issuing company or any third party claiming an interest in the given security. A transferee or assignee of shares may not exercise the rights of a shareholder with respect to such shares unless such transferee or assignee has registered such shareholding or has reported and shown evidence of such share acquisition, and the acquisition is not prevented by law, the relevant company's articles of association or otherwise.

The VPS is liable for any loss suffered as a result of faulty registration or an amendment to, or deletion of, rights in respect of registered securities unless the error is caused by matters outside the VPS' control which the VPS could not reasonably be expected to avoid or overcome the consequences of. Damages payable by the VPS may, however, be reduced in the event of contributory negligence by the aggrieved party.

The VPS must provide information to the Norwegian FSA on an on-going basis, as well as any information that the Norwegian FSA requests. Further, Norwegian tax authorities may require certain information from the VPS regarding any individual's holding of securities, including information about any dividends and interest payments.

10.4	Nominee accounts

Holders of shares in non-Norwegian companies may register their shares in the VPS in the name of a nominee (bank or other nominee) approved by the Norwegian FSA. An approved and registered nominee has a duty to provide information on demand about beneficial shareholders to the company and to the Norwegian authorities. In case of registration by nominees, the registration in the VPS must show that the registered owner is a nominee. A registered nominee has the right to receive dividends and other distributions, but cannot vote in general meetings on behalf of the beneficial owners.

10.5	Foreign investment in shares admitted to trading in Norway

Foreign investors may trade in shares admitted to trading on Merkur Market through any broker that is a member of Merkur Market, whether Norwegian or foreign.

10.6	Insider trading

According to Norwegian law, subscription for, purchase, sale or exchange of financial instruments that are admitted to trading, or subject to an application for admission to trading on a Norwegian regulated marketplace or a Norwegian multilateral trading facility, or incitement to such dispositions, must not be undertaken by anyone who has inside information. The same applies in the case of financial instruments that are admitted to trading on a Norwegian multilateral trading facility. Inside information is defined in Section 3-2 of the Norwegian Securities Trading Act and refers to precise information about financial instruments issued by the company admitted to trading, about the company admitted trading itself or about other circumstances which are likely to have a noticeable effect on the price of financial instruments issued by the company admitted to trading or related to financial instruments issued by the company admitted to trading, and which is not publicly available or commonly known in the market. Information that is likely to have a noticeable effect on the price shall be understood to mean information that a rational investor would probably make use of as part of the basis for his investment decision. The same applies to the entry into, purchase, sale or exchange of options or futures/forward contracts or equivalent rights whose value is connected to such financial instruments or incitement to such dispositions. Breach of insider trading obligations may be sanctioned and lead to criminal charges.

11	TAXATION

Set out below is a summary of certain United States and Norwegian tax matters related to an investment in the Company. The summary regarding United States and Norwegian taxation are based on the laws in force in the United States and Norway as at the date of this Admission Document, which may be subject to any changes in law occurring after such date. Such changes could possibly be made on a retrospective basis.

The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the shares in the Company. Shareholders who wish to clarify their own tax situation should consult with and rely upon their own tax advisors. Shareholders resident in jurisdictions other than Norway and shareholders who cease to be resident in Norway for tax purposes (due to domestic tax law or tax treaty) should specifically consult with and rely upon their own tax advisors with respect to the tax position in their country of residence and the tax consequences related to ceasing to be resident in Norway for tax purposes.

Please note that for the purpose of the summary below, a reference to a Norwegian or non-Norwegian shareholder refers to the tax residency rather than the nationality of the shareholder.

11.1	United States taxation

11.1.1	U.S. shareholders’ obligations to report foreign accounts

U.S. shareholders (whether Personal Shareholders or Corporate Shareholders) who deposit their shares in the Company with the Norwegian Central Securities Depository may be viewed as thereafter holding a foreign securities account and, if the value of the account exceeds $10,000 at any time during the year, may be required to file a Report of a Foreign Bank or Financial Account (FinCen Form 114) with the U.S. Department of the Treasury. Persons with signatory authority over such accounts are also required to file FinCen Form 114. Starting in 2016 FinCen Form 114 is due on April 15 of each year (a six-month extension of time in which to file may be available). The penalty for failing to file FinCen Form 114 is $10,000 per account. U.S. shareholders should consult their own tax advisors about the requirement to file FinCen Form 114.

11.1.2	U.S. shareholders' information reporting

In the case of U.S. shareholders (shareholders who are citizens or residents of the United States), payments of dividends by the Company, and the proceeds of the sale or exchange of stock in the Company, will generally be subject to information reporting to the IRS.

In the case of non-U.S. shareholders (shareholders who are neither citizens nor residents of the United States), under various FATCA Agreements (agreements implementing the U.S. Foreign Account Tax Compliance Act) between the United States and other countries (including Norway) such payments may be reportable to U.S. authorities for further reporting to the authorities of the countries in which the shareholders reside or of which they are citizens. (U.S. shareholders with financial accounts in Norway may be subject to similar FATCA reporting to Norway for further reporting to the United States.) Since the FATCA reporting rules vary depending on the category of the shareholder, the nature and location of the shareholder’s account, and on other factors, shareholders should consult their own tax advisors if they wish to determine the nature and extent of FATCA reporting which they should expect.

11.1.3	Backup withholding

U.S. shareholders may be subject to backup withholding, currently at the rate of 28%, on distributions of dividends by the Company or on the proceeds of the sale or exchange of stock in the Company unless the shareholder receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, or individual retirement accounts) who, when required, provide certification as to their status or (ii) provides to the Company (or its agent) a certificate containing the shareholder’s name, address, correct federal taxpayer identification number and a statement that the shareholder is exempt from backup withholding. Backup withholding does not constitute an additional tax, but is an advance payment of tax that may be credited against a shareholder’s U.S. federal income tax liability if the required information is supplied to the IRS.

11.1.4	U.S. withholding on non-U.S. shareholders

Non-U.S. shareholders will be subject to U.S. withholding taxes, currently at the rate of 30%, on distributions of dividends by the Company to the shareholder, unless the shareholder submits documentation to the Company (or its agent) establishing that the shareholder is exempt from withholding or subject to a reduced withholding rate under an applicable income tax treaty. Under the income tax treaty between the United States and Norway, withholding on dividends is generally reduced to 15%, provided that the shareholder does not have a fixed place of business in the United States. (Other withholding rates may apply to shareholders from other countries under income tax treaties between the United States and those other countries.)

Non-U.S. shareholders are generally not subject to U.S. withholding on the proceeds of the sale or exchange of stock in the Company.

11.2	Norwegian tax rules

11.2.1	Taxation of dividends

Norwegian Personal Shareholders

Dividends from the Company received by shareholders who are individuals resident in Norway for tax purposes ("Norwegian Personal Shareholders") are taxable as ordinary income in Norway for such shareholders at an effective tax rate of 28,75%. This effective tax rate is a result of dividends being, for the purposes of calculating taxable income, grossed up by a factor of 1.15 before the ordinary income tax rate of 25 % is applied. Dividends are only taxable to the extent the dividend exceeds a tax-free allowance.

The allowance is calculated on a share-by-share basis. The allowance for each share is equal to the cost price of the share multiplied by a risk free interest rate based on the effective rate after tax of interest on treasury bills (Norwegian: "statskasseveksler") with three months maturity. The allowance is calculated for each calendar year, and is allocated solely to Norwegian Personal Shareholders holding shares at the expiration of the relevant calendar year.

Norwegian Personal Shareholders who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. Any part of the calculated allowance one year exceeding the dividend distributed on the share ("excess allowance") may be carried forward and set off against future dividends received on, or gains upon realization, of the same share.

Norwegian Corporate Shareholders

Dividends distributed by companies resident in the United States for tax purposes, including dividends from the Company, received by Norwegian shareholders who are limited liability companies (and certain similar entities) resident in Norway for tax purposes ("Norwegian Corporate Shareholders"), are taxable as ordinary income in Norway for such shareholders at a flat rate of 25%, unless the shares qualify for the Norwegian participation exemption method, in which case 3% of dividends are subject to ordinary taxation, resulting in an effective tax rate of 0,75%. To qualify for the participation exemption method the shareholder must hold at least 10% of the share capital and voting rights of the Company for a duration of at least two years, during which the dividends has been distributed, and the Company cannot considered tax resident in a low tax jurisdiction. A low tax jurisdiction is a jurisdiction where the effective tax rate is less than two thirds of what the tax rate would have been had the Company been subject to Norwegian tax rules.

Non-Norwegian Shareholders

As a general rule, dividends received by Non-Norwegian tax resident shareholders ("Non-Norwegian Shareholders") from shares in Non-Norwegian companies are not subject to Norwegian taxation unless the Non-Norwegian shareholder holds the shares in connection with the conduct of a trade or business in Norway.

11.2.2	Taxation of capital gains on realization of Shares

Norwegian Personal Shareholders

Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian Personal Shareholder through a disposal of shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the Norwegian Personal Shareholder's ordinary income in the year of disposal. Ordinary income is taxable at a rate of 25% but due to gains from the sale of shares being, for the purposes of calculating taxable income, grossed up by a factor of 1.15, the effective tax rate is 28.75%.

The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.

The taxable gain/deductible loss is calculated per share as the difference between the consideration for the share and the Norwegian Personal Shareholder's cost price of the share, including costs incurred in relation to the acquisition or realization of the share. From this capital gain, Norwegian Personal Shareholders are entitled to deduct a calculated allowance provided that such allowance has not already been used to reduce taxable dividend income. Please refer to section 11.2.1 "Taxation of dividends–Norwegian Personal Shareholders" above for a description of the calculation of the allowance. The allowance may only be deducted in order to reduce a taxable gain, and cannot increase or produce a deductible loss, i.e. any unused allowance exceeding the capital gain upon the realization of a share will be annulled.

If the Norwegian Personal Shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

Norwegian Corporate Shareholders

A capital gain or loss derived by a Norwegian Corporate Shareholder from a disposal of shares in the Company is taxable or tax deductible in Norway. The taxable gain/deductible loss per share is calculated as the difference between the consideration for the share and the Norwegian Corporate Shareholder's cost price of the share, including costs incurred in relation to the acquisition or disposal of the share. Such capital gain or loss is included in or deducted from the basis for computation of ordinary income in the year of disposal. Ordinary income is taxable at a rate of 25%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of. If the shares qualify for the Norwegian participation exemption method a gain is tax exempt and a loss is not deductible. To qualify for the exemption method the shareholder must hold at least 10% of the share capital and voting rights of the Company for at least two years and the Company cannot be considered tax resident in a low tax jurisdiction. A low tax jurisdiction is a jurisdiction where the effective tax rate is less than two thirds of what the tax rate would have been had the Company been subject to Norwegian tax rules.

If the Norwegian Corporate Shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

Non-Norwegian Shareholders

As a general rule, capital gains generated by Non-Norwegian Shareholders are not taxable in Norway unless the Non-Norwegian Shareholder holds the shares in connection with the conduct of a trade or business in Norway.

11.2.3	Controlled Foreign Corporation (CFC) taxation

Norwegian shareholders in the Company will be subject to Norwegian taxation according to the Norwegian Controlled Foreign Corporations regulations (Norwegian CFC-regulations) if Norwegian shareholders directly or indirectly own or control (hereinafter together referred to as "Control") 50% or more of the shares of the Company, the Company is considered tax resident in a low tax jurisdiction and has income of mainly passive character.

Under the Norwegian CFC-regulations Norwegian shareholders are subject to Norwegian taxation on their proportionate part of the taxable net income generated by the Company, calculated according to Norwegian tax regulations, regardless of whether or not any dividends are distributed from the Company.

11.2.4	Net wealth tax

The value of shares is included in the basis for the computation of net wealth tax imposed on Norwegian Personal Shareholders. Currently, the marginal net wealth tax rate is 0.8% of the value equal to 1.4 million NOK and above. The value for assessment purposes for shares admitted to trading on Merkur Market is the same as for non-listed shares, i.e. the value is determined on the basis of the Company's net wealth by the end of the year of assessment, which is allocated to the shares in relation to the nominal value of the shares per the valuation date.

Norwegian Corporate Shareholders are not subject to net wealth tax.

Non-Norwegian Shareholders are generally not subject to Norwegian net wealth tax.

11.2.5	VAT and transfer taxes

No VAT, stamp or similar duties are currently imposed in Norway on the transfer or issuance of shares.

11.3	Double Taxation Agreement with the US

Under the Double Taxation Agreement between Norway and the US, dividends from the Company may be subject to 15% withholding tax in the US. The US may in certain circumstances also have the right to tax a gain from the realization of shares in the Company, depending on the ownership share held by the Norwegian shareholder and the business activities of the Company. Norway may not have the right to tax a gain. A loss would then not be deductible in Norway.

To the extent Norway has the right to tax dividends and gains, a credit may in general be claimed in Norway for tax paid by the shareholder in the US. This is also the case under domestic Norwegian tax law.

12	ADDITIONAL INFORMATION

12.1	Manager and advisers

Swedbank Norge acts as the Manager for the Admission to Trading. Wikborg, Rein & Co. Advokatfirma DA has acted as Norwegian legal advisor to the Company in connection with the Admission to Trading. Sichenzia Ross Friedman Ference has acted as legal advisor to the Company in relation to United States Federal law.

12.2	Documents incorporated by reference

The information incorporated by reference in this Admission Document shall be read in connection with the cross-reference list as set out in the table below. Except as provided in this section, no other information is incorporated by reference into this Admission Document.

Audited consolidated financial statements of Sino Agro Food as of and for the fiscal years ended 2013 and 2014, and the unaudited interim statements as of and for the nine-month period ended 30 September 2015 and 2014 are incorporated by reference.

Disclosure requirements of the Admission Document	Reference document and link	Page in reference document

Audited consolidated historical financial information	Sino Agro Food, Inc. – Consolidated Annual Report (Form 10-K) – 2014 http://sinoagrofood.investorroom.com/sec-filings	Page 74

	Sino Agro Food, Inc. – Consolidated Annual Report (Form 10-K) – 2013 http://sinoagrofood.investorroom.com/sec-filings	Page 58

Auditor's report	Sino Agro Food, Inc. – Consolidated Annual Report (Form 10-K) – 2014: http://sinoagrofood.investorroom.com/sec-filings	Page F-1

	Sino Agro Food, Inc. – Consolidated Annual Report (Form 10-K) – 2013: http://sinoagrofood.investorroom.com/sec-filings	Page F-1

Unaudited interim financial statements	Sino Agro Food, Inc. – Unaudited (reviewed) interim financial statement for the nine month period ending 30 September 2015: http://sinoagrofood.investorroom.com/sec-filings	Page F-3

	Sino Agro Food, Inc. – Unaudited (reviewed) interim financial statement for the nine month period ending 30 September 2014: http://sinoagrofood.investorroom.com/sec-filings	Page F-1

Auditor's review report	Sino Agro Food, Inc. – Unaudited (reviewed) interim financial statement for the nine month period ending 30 September 2015: http://sinoagrofood.investorroom.com/sec-filings	Page F-2

Accounting policies	Sino Agro Food, Inc. – Consolidated Annual Report (Form 10-K) – 2014 http://sinoagrofood.investorroom.com/sec-filings	Page F-8

13	DEFINED TERMS AND ABBREVIATIONS

Admission Document	This Admission Document, dated 12 January 2016
Admission to trading	The admission to trading of the Common Shares on Merkur Market.
APNW	Guangzhou City A Power NaWei Trading Co. Ltd. Also referred to as "Wholesale Center 1"
APWAM	A Power Agro Agriculture Development (Macau) Limited
Articles of Incorporation	The current articles of incorporation of the Company
Board Charter	The written board charter adopted by the Board of Directors for the purpose of providing a framework for the effective operation of the Board of Directors for corporate governance
Board of Directors	The board of directors of the Company
By-laws	The current by-laws of the Company
CA	Capital Award Inc.
Catalogue	The Catalogue on Allocated Land issued by the Ministry of Land Resources of the PRC
Cattle Farm 1	Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. Also referred to as "JHMC".
Cattle Farm 2	Enping City A Power Beef Cattle Farm 2 Co. Ltd. Also referred to as "EAPBCF"
CH	Capital Hero Inc.
CJV	Sino Foreign Contractual Joint Venture Company
Code	The code of conduct adopted by the Company's Board of Directors
Common Shares	The Company´s common shares, each with a par value of USD 0.001.
Company, Sino Agro Food or SIAF	Sino Agro Food, Inc.
CS	Capital Stage Inc.
CSC’s	Engineering and Technology Services via Consulting and Service Contracts.
C&S Project Companies	Various unincorporated consulting and services projects in which the Company is currently involved
CSRC	The China Securities Regulatory Commission
DTC	The Depository Trust Company
EAPBCF	Enping City A Power Beef Cattle Farm 2 Co. Ltd. Also referred to as "Cattle Farm 2"
EBAPCD	Enping City Bi Tao A Power Prawn Culture Development Co. Ltd. Also referred to as "Prawn Farm 1"
ECAB	Euro China Capital AB
EC Regulation 809/2004	The Commission Regulation (EC) no. 809/2004 implementing Directive 2003/71/EC.
EEA	The European Economic Area and its member states as at the date of this Admission Document.
EIT Law	The PRC Enterprise Income Tax Law, approved and promulgated by the National People's Congress in the PRC on 16 March 2007
EJV	Sino Foreign Equity Joint Venture Company
EU	The European Union, and its member states at the date of this Admission Document.
FAO	The Food and Agriculture Organization of the United Nations
Financial Information	Financial Statements and the Interim Financial Statements
Financial Statements	The Group's audited consolidated financial statements as of, and for the years ended, 31 December 2014 and 2013.
FINRA	Financial Industry Regulatory Authority, Inc.
Fish Farm 1	Jiangmen City A Power Fishery, Development Co. Ltd. Also referred to as "JFD".
Fish & Eel Farm 2	XinHui City Gao A Power Aquaculture Fishery Development Co. Ltd.
Forward-looking statements	Statements made that are not historic and thereby predictive as defined in section 6.2 of this Admission Document. Such statements are identified by forward-looking terms such as “aim”, “expect”, “believe”, “plan”, “intend”, “estimate”, “anticipate”, “may”, “will” and “could” or similar words or phrases.
Group	The Company and its subsidiaries
IMF	International Monetary Fund

HSA	Hunan Shenghua A Power Agriculture Co. Ltd.
HU Plantation	Hylocereus Undatus Plantation
Interim Financial Statements	The Group's unaudited interim consolidated financial statements as of, and for the nine month periods ended 30 September 2015 and 2014.
IRS	The Internal Revenue Service of the United States
ISIN	International Securities Identification Number
JFD	Jiangmen City A Power Fishery, Development Co. Ltd. Also referred to as "Fish Farm 1"
JHMC	Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. Also referred to as "Cattle Farm 1"
JHST	Jiangmen City Heng Sheng Tai Agriculture Development Co. Ltd.
LUR	Land Use Rights
Management	The management team of the Company
Manager	Swedbank Norge
MEIJI	Macau Eiji Company Ltd.
Merkur Market	Merkur Market. A multilateral trading facility operated by Oslo Børs ASA.
New Labor Contract Law	The Labor Contract Law of the PRC effective on January 1, 2008.
New M&A Rules	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, jointly issued by six PRC government agencies On August 8, 2006. Effective on 8 September 2006
NOK	The lawful currency of Norway, Norwegian kroner.
Norwegian Corporate Shareholders	Shareholders in the Company who are limited liability companies (and certain similar entities) resident in Norway for tax purposes
Norwegian FSA	The Financial Supervisory Authority of Norway.
Norwegian Personal Shareholders	Shareholders in the Company who are individuals resident in Norway for tax purposes
Note	The 10.5% convertible note issued to Euro China Capital AB on 29 August 2014, with an aggregate principal amount of up to USD 33,300,000
NRS	The Nevada Revised Statutes.
NWT	Guangzhou City NaWei Trading Co. Ltd.
NYSE	New York Stock Exchange
OECD	Organisation for Economic Co-operation and Development
People's Bank of China	The central bank of the PRC
Prawn Farm 1	Enping City Bi Tao A Power Prawn Culture Development Co. Ltd. Also referred to as "EBAPCD"
Prawn Farm 2	Zhongshan A Power Prawn Culture Farms Development Co. Ltd. Also referred to as "ZSAPP"
PRC or China	The People's Republic of China.
Principal Shareholder	Mr. Solomon Lee
Prospectus Directive	Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 regarding information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements.
PSE	Defined by the OECD as the estimated monetary value of transfers from consumers and taxpayers to farmers, expressed as a percentage of gross farm receipts (defined as the value of total farm production at farmgate prices), plus budgetary support.
QI	Qualified intermediary.
OTCQB	Over-the-Counter marketplace in the United States, maintained by the OTC Markets Group, Inc.
QZH	Qinghai Zhong He Meat Products Co. Ltd.
Registrar Agreement	Registrar agreement between the Company and Nordea Bank Norge ASA
Reverse Split	The reverse stock split of the Common Shares that became effective on 16 December 2014
RMB	The official currency of the People's Republic of China, the Chinese Renminbi.
SAFS	Sino Agro Food Sweden AB (publ)
SEC	The United States Securities and Exchange Commission

Series A Preferred Shares	The Company's shares of series A preferred stock, each with a par value of USD 0.001.
SFJVC	Sino Foreign Joint Venture Company
SJAP	Qinghai Sanjiang A Power Agriculture Co. Ltd.
Trading Center	A trading complex for the Import and Export at another building adjacent to Wholesale Centers 1 and 2, which has imported frozen and fresh chilled and live seafood from Malaysia, Thailand, Russia and Madagascar and other local coastal fishing towns.
TRW	Tri-way Industries Ltd.
UK	The United Kingdom
USDA	United States Department of Agriculture
US GAAP	The generally accepted accounting principles in the United States of America.
USITC	United States International Trade Commission
USD	The lawful currency of the United States of America, Unites States Dollars.
US, USA or United States	The United States of America.
VAT	Value-added tax
VPS	The Norwegian Central Securities Depository
VPS Registered Common Shares	Beneficial interests in the Common Shares recorded in the VPS in the form of depository receipts
VPS Registrar	Nordea Bank Norge ASA
VPS Shareholder	The beneficial owners of VPS Registered Common Shares
Wholesale Center 1	Guangzhou City A Power NaWei Trading Co. Ltd. Also referred to as "APNW"
Wholesale Center 2	Wholesale and distribution facilities including design, construction and project management of its business operation of a specialized modern beef wholesale and distribution center for an unrelated Chinese third party, NWT
ZSAPP	Zhongshan A Power Prawn Culture Farms Development Co. Ltd. Also referred to as "Prawn Farm 2"
ZSNP	Zhongshan New Prawn Project

14	GLOSSARY OF TECHNICAL TERMS

APRAS	A Power Re-circulating Aquaculture System
APT	A Power Technology
CAGR	Compound annual growth rate
CCA	Closed Containment Aquaculture
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CLF	Concentrated livestock feed
CMO	Chief Marketing Officer
CPA	Certified Public Accountant
C&S	Consulting and service
EBITDA	Earnings before interest, taxes, depreciation and amortization
GDP	Gross domestic product
HU	Hylocereus Undatus. A cactus commonly referred to as dragon fruit
Immortal Vegetable	Xue YingZi (in China), Snowsakurako (in Japan). Special selenium-rich Chinese herb planted to prolong the shelf life of the fresh flowers.
MT	Metric Tons
POMF	Pure organic mixed fertilizer
RAS	Recirculating aquaculture systems.
SARS	Severe acute respiratory syndrome

APPENDIX 1 – ARTICLES OF Incorporation

APPENDIX 2 – BYLAWs